Filed Pursuant to Rule 424(b)(3)
Registration No.:  333-175334

PROSPECTUS

GOLDEN PHOENIX MINERALS, INC.

51,419,753 Shares of Common Stock

This prospectus relates to the sale of up to 51,419,753 shares of our common stock, which may be offered by the selling stockholder, Lincoln Park Capital Fund, LLC, or LPC.  The shares of common stock being offered by the selling stockholder are issuable pursuant to the LPC Purchase Agreement, which we refer to in this prospectus as the Purchase Agreement.  Please refer to the section of this prospectus entitled “The LPC Transaction” for a description of the Purchase Agreement and the section entitled “Selling Stockholder” for additional information.  The prices at which LPC may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive proceeds from the sale of our shares by LPC.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the Over-the-Counter Bulletin Board Market under the symbol “GPXM.”  On June 15, 2011 the last reported sale price for our common stock as reported on the Over-the-counter Bulletin Board Market was $0.13 per share.
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Investing in the common stock involves certain risks. See “Risk Factors” beginning on page 5 for a discussion of these risks.
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The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended.  The selling stockholder is offering these shares of common stock and may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution”.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus is July 22, 2011.

You should rely only on the information contained in this prospectus and in any free writing prospectus which we file with the Securities and Exchange Commission.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

Business

We are a mineral exploration, development and production company, formed in 1997, and reincorporated in the State of Nevada as of May 30, 2008.  Our principal executive offices are located at 1675 East Prater Way, Suite 102, Sparks, Nevada 89434.  Our telephone number is (775) 853-4919 and the address for our website can be found at www.golden-phoenix.com.  Information on our website is not part of this prospectus.

 Our business includes acquiring and consolidating mineral properties with potential production and future growth through exploration discoveries.  Acquisition emphasis is focused on properties containing gold, silver, molybdenum and other strategic minerals that present low political and financial risk and exceptional upside potential located in North, Central and South America.
Our primary mining property interests and assets include the following: a 30% joint venture interest on the Mineral Ridge gold and silver property near Silver Peak, Nevada, with Scorpio Gold; 100% ownership of both the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada; an agreement to purchase an 80% interest in the Vanderbilt silver and gold project and an option to acquire an 80% interest in the Coyote Fault gold and silver project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada.  Further, we have entered into a Mining Asset Purchase and Alliance Agreement to acquire an 80% interest in five gold and molybdenum properties in Peru; two on the Pataz Gold Trend in the north and three in the Porvenir area in the south. We have also recently acquired a Canadian-based company with a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.

The Offering

On May 26, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC has purchased 3,333,333 shares of our common stock together with warrants to purchase 3,333,333 shares of our common stock at an exercise price of $0.20 per share, for total consideration of $500,000.  The warrants have a term of two years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $12,000,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we are filing this registration statement and prospectus with the Securities and Exchange Commission (the “SEC”) covering shares that have been issued or may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  After the registration statement is declared effective, over approximately 36 months, generally we have the right to direct LPC to purchase up to an additional $12,000,000 of our common stock in amounts from $60,000 and up to $500,000 as accelerated purchases as often as every two business days under certain conditions.  No sales of shares may occur below $0.10 per share.  There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to LPC.  The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  We issued 1,543,210 shares of our common stock to LPC as a commitment fee for entering into the agreement, and we may issue up to 1,543,210 shares pro rata as LPC purchases up to the additional $12,000,000 of our common stock as directed by us. LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

As of June 15, 2011, there were 284,803,286 shares outstanding (274,120,992 shares held by non-affiliates) excluding the 4,876,543 shares that we have already issued and are offered by LPC pursuant to this Prospectus.  51,419,753 shares are offered hereby consisting of 3,333,333 shares together with 3,333,333 shares underlying a warrant, which are included in this offering, that we have sold to LPC for $500,000, 1,543,210 shares that we issued as a commitment fee and 43,209,877 shares, of which 1,543,210 shares that we may issue pro rata as up to the additional $12,000,000 of our stock is purchased by LPC, the remainder representing shares we may sell to LPC under the Purchase Agreement.  If all of the 51,419,753 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 15.3% of the total common stock outstanding or 15.8% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement. If we elect to issue more than the 51,419,753 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to LPC before we can sell such additional shares.

Securities Offered

Common stock to be offered by the selling stockholder	51,419,753 shares consisting of:

•3,333,333 purchase shares issued;
•3,333,333 shares underlying a warrant; •1,543,210 initial commitment shares issued to LPC;
•1,543,210 shares that we are required to issue proportionally in the future, as a commitment fee, if and when we sell additional shares to LPC under the Purchase Agreement; and
•The remainder represent shares we may sell to LPC under the Purchase Agreement.

Common stock outstanding prior to this offering	284,803,286 shares (excluding the 4,876,543 shares that we have already issued to LPC offered hereunder)

Common stock to be outstanding after giving effect to the issuance of 51,419,753 shares under the Purchase Agreement	336,223,039 shares
Use of Proceeds
We will receive no proceeds from the sale of shares of common stock by LPC in this offering. However, we may receive up to an additional $12,000,000 under the Purchase Agreement with LPC, plus additional proceeds of $666,666 in the event LPC exercises their warrants for cash. Any proceeds that we receive from sales to LPC under the Purchase Agreement will be used for general working capital purposes. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
Symbol on Over-the-Counter Bulletin Board Market	GPXM

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

The risks described below are the ones we believe are most important for you to consider.  These risks are not the only ones that we face.  If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS, OPERATIONS AND INDUSTRY

We Have Incurred Significant Losses Since our Inception in 1997 And Expect Losses to Continue for the Foreseeable Future.

We have yet to establish any history of profitable operations.  Although we have historically incurred net losses, including a net loss of $2,798,747 for the year ended December 31, 2009, we had a net income of $2,561,622 for the year ended December 31, 2010.  We had a net loss of $1,897,756 for the three months ended March 31, 2011. However, at March 31, 2011, we had an accumulated deficit of $46,757,183. Our revenues have not been sufficient to sustain our operations.  We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future.  Our profitability will require the successful commercialization of our mineral interests.  No assurances can be given when this will occur or that we will ever be profitable.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the year ended December 31, 2010 relative to our ability to continue as a going concern.  Our ability to obtain additional funding will determine our ability to continue as a going concern.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Will Require Additional Financing to Sustain Our Operations and Without it We May Not be Able to Continue Operations

At March 31, 2011, we had an accumulated deficit of $46,757,183.  The independent auditor’s report for the year ended December 31, 2010, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern.  We had net income of $2,561,622 for the year ended December 31, 2010, however, we had a net loss of $2,798,747 in the year ended December 31, 2009.  We also had a net loss of $1,897,756 for the three months ended March 31, 2011.  We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries.  Therefore, we need additional funds to continue these operations.

We may direct LPC to purchase up to an additional $12,000,000 worth of shares of our common stock under our agreement over a 36-month period generally in amounts starting at up to $60,000 and potentially up to $500,000 depending on the market price of our common stock, every two business days.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business day that the market price of our common stock is less than $0.10 per share.  Assuming a purchase price of $0.13 per share (the closing sale price of the common stock on June 15, 2011) and the purchase by LPC of the full 41,666,667 purchase shares and along with issuance of 1,543,210 additional pro rata commitment shares registered under this offering, proceeds to us would only be $5,416,667.

The extent we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.  Specifically, LPC shall not have the right nor the obligation to purchase any shares of our common stock on any business days that the market price of our common stock is less than $0.10.  If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell all $12,500,000 under the Purchase Agreement to LPC, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Fluctuating Gold and Silver Prices Could Negatively Impact our Business Plan.

          The potential for profitability of gold and silver mining operations at our joint ventured properties and properties that we are actively exploring with an option to acquire, is directly related to the market prices of gold and silver.  The prices of gold and silver may also have a significant influence on the market price of our common stock. In the event that we obtain positive feasibility results and progress to a point where a commercial production decision can be made, our decision to put a mine into production and to commit the funds necessary for that purpose must be made long before any revenue from production would be received.  A decrease in the price of gold or silver at any time during future exploration, development or mining may prevent our properties from being economically mined or result in the impairment of assets as a result of lower gold or silver prices. The prices of gold and silver are affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the purchase or sale of gold by central banks, and the political and economic conditions of major gold producing countries throughout the world. During the last six years, the average annual market price of gold has progressively increased from $445 per ounce to $1224 per ounce, as shown in the table below:

Average Annual Market Price of Gold, 2005-2010
2005	2006	2007	2008	2009	2010
$445	$603	$695	$872	$972	$1,224

Although it may be possible for us to protect against future gold and silver price fluctuations through hedging programs, the volatility of metal prices represents a substantial risk that is impossible to completely eliminate by planning or technical expertise.

The Ultimate Success of the Mineral Ridge LLC And Our Ability to Realize Profits From Operations or the Sale of our Interest Is Uncertain.

We currently own a 30% membership interest in the Mineral Ridge LLC, which was formed on March 10, 2010.  Scorpio US owns a 70% membership interest in, and is the Manager of, the Mineral Ridge LLC, and has agreed to carry all finance costs necessary to bring the Mineral Ridge Mine into production and, provided it does so within 30 months of the closing of the Members’ Agreement, will then have the right to increase its interest in the Mineral Ridge LLC by 10% to a total of 80%.  In the event Scorpio US qualifies to increase its ownership interest to 80%, it will also have the option to purchase our then remaining 20% interest for a period of 24 months following the commencement of commercial production.  There can be no assurance that Scorpio US will be successful in its ability to raise sufficient capital to attain a successful level of operations at the Mineral Ridge mine.  Accordingly, there can be no assurance that we will receive revenues from the production of gold at the property or that we will receive favorable offers, or any offers, for the purchase of our interest in the joint venture.

We May Be at Risk of Losing an Interest in or Failing to Consummate Option and Acquisition Transactions With Respect to our Vanderbilt, Coyote Fault, or Peruvian Property Interests if we Fail to Perform Our Obligations.

Under the terms of our asset purchase agreement and option agreement with Mhakari Gold (Nevada), Inc., we are required to meet certain obligations in order to attain an 80% interest in the Vanderbilt and Coyote Fault properties.  Although we have substantially completed our payment obligations, if we fail to make the necessary minimum exploration and development expenditures in a timely manner or to perform our other obligations as required under the agreements, we are at risk that the option could be forfeited and the acquisition of the respective 80% interests not attained.  Further, we are required to fund certain levels of exploration and development as part of our alliance with Sala-Valc, SAC, to maintain an 80% interest in each such property within Peru, including the Porvernir stockpile, Porvenir molybdenum exploration property, Alicia gold exploration area, Group of the 8 and Tornitos.  In the event we are unable to complete our funding commitments, we may forfeit all or a portion of our interest in those properties.

We May Not Have Access To Capital In The Future As A Result Of Disruptions In Capital And Credit Markets.

Our ability to access capital or credit necessary to continue operations may be hindered by the continuing difficulties in the capital and credit markets both in the U.S. and internationally.  Moreover, longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could affect adversely our access to the liquidity needed for our business in the longer term.  Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.  The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities and increased costs under credit facilities.  The continuation of these disruptions could increase our interest expense and capital costs and could affect adversely our results of operations and financial position including our ability to grow our business through joint ventures, sales or acquisitions.

We May Not Be Able To Secure Additional Financing To Meet Our Future Capital Needs Due To Changes In General Economic Conditions.

We anticipate needing significant capital to conduct further exploration and development needed to bring our existing mining properties into production, meet ongoing operating expenses, and/or fulfill our outstanding obligations under our option and acquisition agreements to acquire property interests.  We may use capital more rapidly than currently anticipated and incur higher operating expenses than currently expected, and we may be required to depend on external financing to satisfy our operating and capital needs.  We may need new or additional financing in the future to conduct our operations or expand our business.  Any sustained weakness in the general economic conditions and/or financial markets in the United States or globally could affect adversely our ability to raise capital on favorable terms or at all.  From time to time we have relied, and may also rely in the future, on access to financial markets as a source of liquidity to satisfy working capital requirements and for general corporate purposes.  We may be unable to secure additional debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding.  If we do raise funds by issuing additional equity or convertible debt securities, the ownership percentages of existing stockholders would be reduced, and the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders.  Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a negative impact on our business, financial condition and results of operations.

The Development and Completion of Our Properties Entail Significant Risks.

The development of mineral deposits involves significant risks that even the best evaluation, experience and knowledge cannot eliminate.  The economic feasibility of our mining properties is based upon a number of factors, including estimations of reserves and mineralized material, extraction and process recoveries, engineering, capital and operating costs, future production rates and future prices of precious metals.

The Validity Of Our Unpatented Mining Claims Could Be Challenged, Which Could Force Us To Curtail Or Cease Our Business Operations.

A significant portion of our properties consist of unpatented mining claims, which we own or lease.  These claims are located on federal land or involve mineral rights that are subject to the claims procedures established by the General Mining Law.  We must make certain filings with the county in which the land or mineral is situated and with the Bureau of Land Management and pay annual holding fees of $133.50 per claim.  If we fail to make the annual holding payment or make the required filings, our mining claim could be void or voidable.  Because mining claims are self-initiated and self-maintained rights, they are subject to unique vulnerabilities not associated with other types of property interests.  It is difficult to ascertain the validity of unpatented mining claims from public property records and, therefore, it is difficult to confirm that a claimant has followed all of the requisite steps for the initiation and maintenance of a claim.  The General Mining Law requires the discovery of a valuable mineral on each mining claim in order for such claim to be valid, and rival mining claimants and the United States may challenge mining claims.  Under judicial interpretations of the rule of discovery, the mining claimant has the burden of proving that the mineral found is of such quality and quantity as to justify further development, and that the deposit is of such value that it can be mined, removed and disposed of at a profit.  The burden of showing that there is a present profitable market applies not only to the time when the claim was located, but also to the time when such claim’s validity is challenged.  However, only the federal government can make such challenges; they cannot be made by other individuals with no better title rights than us.  It is therefore conceivable that, during times of falling metal prices, claims that were valid when they were located could become invalid if challenged.  Title to unpatented claims and other mining properties in the western United States typically involves certain other risks due to the frequently ambiguous conveyance history of those properties, as well as the frequently ambiguous or imprecise language of mining leases, agreements and royalty obligations.  No title insurance is available for mining.  In the event we do not have good title to our properties, we would be forced to curtail or cease our business operations.

Environmental Controls Could Curtail Or Delay Exploration And Development Of Our Mines And Impose Significant Costs On Us.

We are required to comply with numerous environmental laws and regulations imposed by federal and state authorities.  At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation Liability Act and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including molybdenum, gold and silver mining and processing.  In addition, insurance companies are now requiring additional cash collateral from mining companies in order for the insurance companies to issue a surety bond.  This addition of cash collateral for a bond could have a significant impact on our ability to bring properties into production.

Many states, including the State of Nevada (where our interests in the Mineral Ridge, Vanderbilt and Coyote Fault properties are located), have also adopted regulations that establish design, operation, monitoring, and closing requirements for mining operations.  Under these regulations, mining companies are required to provide a reclamation plan and financial assurance to ensure that the reclamation plan is implemented upon completion of mining operations.  Additionally, Nevada and other states require mining operations to obtain and comply with environmental permits, including permits regarding air emissions and the protection of surface water and groundwater.  Although we believe that we are currently in compliance with applicable federal and state environmental laws, changes in those laws and regulations may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities.  Any of these results could force us to curtail or cease our business operations.

Our Exploration Activities and Operations in the U.S. and Abroad Are Subject to the Risks of Doing Business.

Exploration, development, production and mine closure activities are subject to political, economic and other risks of doing business, including, but not limited to:

•	changes in laws or regulations;
•
royalty and tax increases or claims, including retroactive increases and claims and requests to renegotiate terms of existing royalties and taxes, by governmental entities, including such increases, claims and/or requests by the governments of the United States and the State of Nevada, Canada and Peru;
•	increases in training and other costs and challenges relating to requirements by governmental entities to employ the nationals of the country in which a particular operation is located;
•	delays in obtaining or renewing, or the inability to obtain, maintain or renew, necessary governmental permits and approvals;
•	claims for increased mineral royalties or ownership interests by local or indigenous communities;
•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;
•	expropriation or nationalization of property;
•	currency fluctuations, particularly in countries with high inflation;
•	foreign exchange controls;
•
restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, or on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

•	import and export regulations, including restrictions on the export of gold;
•	restrictions on the ability to pay dividends offshore or to otherwise repatriate funds;
•	risk of loss due to acts of war, terrorism, civil strife or guerrilla activities;
•	risk of loss due to any criminal activities such as trespassing, theft or illegal mining;
•	risk of loss due to disease and other potential endemic health issues;
•
disadvantages relating to submission to the jurisdiction of foreign courts or arbitration panels or enforcement or appeals of judgments at foreign courts or arbitration panels against a sovereign nation within its own territory;

and
•	other risks arising out of foreign sovereignty over the areas in which our exploration activities and operations are conducted.

As a result, our exploration, development and potential production activities may be affected by these and other factors, many of which are beyond our control, and some of which, individually or in the aggregate, could materially adversely affect our financial position or results of operations.

Our Potential Acquisitions and Operations in Peru are Subject to Political Risks.

Our Mining Asset Purchase and Strategic Alliance Agreement with Sala-Valc, SAC (“SV”) with respect to the formation of an alliance to explore and acquire an 80% interest in certain mining concessions, assets and properties in Peru will be subject to Peruvian law and national and local politics.  Although the current government has generally taken positions promoting private investment, elections have recently taken place in 2011 and we cannot predict future government positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation.  The recent national elections in Peru and a change in government positions on these issues could adversely affect any potential assets, interests or operations in Peru, which could have a material adverse effect on our results of operations and financial position.

Proposed Legislation Affecting The Mining Industry Could Have An Adverse Effect On Us.

During the past several years, the United States Congress considered a number of proposed amendments to the General Mining Law of 1872, which governs mining claims and related activities on federal lands.  For example, a broad based bill to reform the General Mining Law of 1872, the Hardrock Mining and Reclamation Act of 2007 (H.R. 2262) was introduced in the U.S. House of Representatives on May 10, 2007 and was passed by the U.S. House of Representatives on November 1, 2007, and has been submitted to the U.S. Senate where no action has been taken to date.

In 1992, a federal holding fee of $100 per claim was imposed upon unpatented mining claims located on federal lands.  This fee was increased to $125 per claim in 2005 ($133.50 total with the accompanying County fees included).  Beginning in October, 1994, a moratorium on processing of new patent applications was approved.  In addition, a variety of legislation over the years has been proposed by the United States Congress to further amend the General Mining Law.  If any of this legislation is enacted, the proposed legislation would, among other things, change the current patenting procedures, limit the rights obtained in a patent, impose royalties on unpatented claims, and enact new reclamation, environmental controls and restoration requirements.

For example, the Hardrock Mining and Reclamation Act of 2007 (H.R. 2262), if enacted, would have several negative impacts on the Company including but not limited to: requiring royalty payments of 8% of gross income from mining a claim on Federal land, or 4% of claims on Federal land that existed prior to the passage of this act; and prohibition of certain areas from being open to the location of mining claims, including wilderness study areas, areas of critical environmental concern, areas included in the National Wild and Scenic Rivers System, and any area included in maps made for the Forest Service Roadless Area Conservation Final Environmental Impact Statement.

The extent of any such changes to the General Mining Law of 1872 that may be enacted is not presently known, and the potential impact on us as a result of future congressional action is difficult to predict.  If enacted, the proposed legislation could adversely affect the economics of developing and operating our mines because many of our properties consist of unpatented mining claims on federal lands.  Our financial performance could therefore be materially and adversely affected by passage of all or pertinent parts of the proposed legislation, which could force us to curtail or cease our business operations.

The Development And Operation Of Our Mining Projects Involve Numerous Uncertainties.

Mine development projects, including our planned projects, typically require a number of years and significant expenditures during the development phase before production is possible.

Development projects are subject to the completion of successful feasibility studies, issuance of necessary governmental permits and receipt of adequate financing.  The economic feasibility of development projects is based on many factors such as:

•	estimation of reserves;

•	anticipated metallurgical recoveries;

•	future molybdenum, gold and silver prices; and

•	anticipated capital and operating costs of such projects.

Our mine development projects may have limited relevant operating history upon which to base estimates of future operating costs and capital requirements.  Estimates of proven and probable reserves and operating costs determined in feasibility studies are based on geologic and engineering analyses.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:

•	unanticipated changes in grade and tonnage of material to be mined and processed;

•	unanticipated adverse geotechnical conditions;

•	incorrect data on which engineering assumptions are made;

•	costs of constructing and operating a mine in a specific environment;

•	availability and cost of processing and refining facilities;

•	availability of economic sources of power;

•	adequacy of water supply;

•	adequate access to the site;

•	unanticipated transportation costs;

•
government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands);

•	fluctuations in metal prices; and

•	accidents, labor actions and force majeure events.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities.  Any of these results could force us to curtail or cease our business operations.

Mineral Exploration Is Highly Speculative, Involves Substantial Expenditures, And Is Frequently Non-Productive.

Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful.  Few prospects that are explored end up being ultimately developed into producing mines.  To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs.  We cannot assure you that our mineral exploration efforts will be successful.  The risks associated with mineral exploration include:

•	The identification of potential economic mineralization based on superficial analysis;

•	the quality of our management and our geological and technical expertise; and

•	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically mineable mineralization.  It may take several years to establish proven and probable reserves and to develop and construct mining and processing facilities.  Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

Mining Risks And Insurance Could Have An Adverse Effect On Our Profitability.

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or mining techniques, periodic interruptions because of inclement weather and industrial accidents.  Although we currently maintain insurance to ameliorate some of these risks, more fully described in the description of our business in this filing, such insurance may not continue to be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating our properties.  Either of these events could cause us to curtail or cease our business operations.

RISKS ASSOCIATED WITH OUR COMMON STOCK

The sale of our common stock to LPC may cause dilution and the sale of the shares of common stock acquired by LPC could cause the price of our common stock to decline.

In connection with entering into the Purchase Agreement, we authorized the issuance to LPC of up to 51,419,753 shares of our common stock.  The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the Purchase Agreement. The purchase price for the common stock to be sold to LPC pursuant to the Purchase Agreement will fluctuate based on the price of our common stock.  All 51,419,753 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 36 months from the date of this prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline.  We can elect to direct purchases in our sole discretion but no sales may occur if the price of our common stock is below $0.10 per share and therefore, LPC may ultimately purchase all, some or none of the 43,209,877 shares of common stock not yet issued but registered in this offering.  After it has acquired suchshares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

The Market Price Of Our Common Stock Is Highly Volatile, Which Could Hinder Our Ability To Raise Additional Capital.

The market price of our common stock has been and is expected to continue to be highly volatile.  Several factors, including regulatory matters, concerns about our financial condition, operating results, litigation, government regulation, the price of gold, silver and other precious metals, developments or disputes relating to agreements, title to our properties or proprietary rights, may have a significant impact on the market price of our stock.  The range of the high and low bid prices of our common stock over the last three (3) years has been between $0.35 and $0.01 per share.  In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by the Company, including LPC pursuant to this prospectus and subsequent sale of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares, which could hinder our ability to raise additional capital to fully implement our business, operating and development plans.

Penny Stock Regulations Affect Our Stock Price, Which May Make It More Difficult For Investors To Sell Their Stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC.  Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Our securities are subject to the penny stock rules, and investors may find it more difficult to sell their securities.

We Have Never Paid Dividends on Our Common Stock and We Do Not Anticipate Paying Any in the Foreseeable Future.

We have not paid dividends on our common stock to date, and we may not be in a position to pay dividends in the foreseeable future.  Our ability to pay dividends will depend on our ability to successfully develop one or more properties and generate revenue from operations.  Further, our initial earnings, if any, will likely be retained to finance our growth.  Any future dividends will depend upon our earnings, our then-existing financial requirements and other factors and will be at the discretion of our Board of Directors.

Completion of One or More New Acquisitions Could Result in the Issuance of a Significant Amount of Additional Common Stock, Which May Depress the Trading Price of Our Common Stock.

In the event we acquire one or more additional mineral properties for consideration consisting in whole or in part of shares of our common stock, such transaction could result in the issuance of a significant amount of common stock.  Such issuance could depress the trading price of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder.  We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive proceeds up to $12,500,000 under the Purchase Agreement, plus an additional $666,666 in the event the initial warrants issued to LPC are exercised for cash.  Any proceeds from LPC we receive under the Purchase Agreement will be used for working capital and general corporate purposes.

DIVIDEND POLICY

Since our inception, we have not paid any cash dividends. For the foreseeable future, we intend to retain any earnings, after considering any dividends on our preferred stock, to finance the development of our business. We do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends, including on our mandatory convertible preferred stock, will be at the discretion of our board of directors and will depend upon then-existing conditions, including our operating results and our financial condition, capital requirements, contractual restrictions, business prospects and other factors that our board of directors may deem relevant. So long as any share of our mandatory convertible preferred stock remains outstanding, no dividend or distribution may be declared or paid on our common stock unless all accrued and unpaid dividends have been paid on our mandatory convertible preferred stock, subject to exceptions, such as dividends on our common stock payable solely in shares of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2011. The information in this table should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes included elsewhere in this prospectus.

Long-term debt	$15,084
Shareholders’ deficit:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, no shares issued or outstanding	$-
Common stock, $0.001 par value, 800,000,000 shares authorized, 277,065,591 shares issued and outstanding	277,066
Additional paid-in-capital	45,963,076
Treasury Stock, 445,361 shares at cost	(70,922)
Accumulated deficit	(46,757,183)
Total shareholders’ deficit	(587,963)
Total capitalization	$(572,879)

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock has been publicly traded since August 6, 1997.  The securities are traded on the OTC Bulletin Board, and quoted on the OTC Bulletin Board under the symbol “GPXM.OB.”  The following table sets forth for the periods indicated the range of high and low bid quotations per share as reported by the OTC Bulletin Board for our past two fiscal years as well as the first quarter of our current fiscal year.  These quotations represent inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions.

Year 2009	High	Low
First Quarter	$0.03	$0.01
Second Quarter	$0.05	$0.01
Third Quarter	$0.04	$0.02
Fourth Quarter	$0.09	$0.03

Year 2010	High	Low
First Quarter	$0.07	$0.04
Second Quarter	$0.06	$0.04
Third Quarter	$0.06	$0.03
Fourth Quarter	$0.23	$0.06

Year 2011	High	Low
First Quarter	$0.22	$0.09

Holders

On June 15, 2011, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.13 per share. On June 15, 2011, we had approximately 303 holders of record of common stock and 289,679,829 shares of our common stock were issued and outstanding, plus an additional 44,865,000 shares issuable upon the exercise of outstanding options and warrants.
Securities Authorized for Issuance under Equity Compensation Plans

In April 1998, the Board approved the Golden Phoenix Minerals, Inc. Stock Option Incentive Plan (the “1997 Stock Option Incentive Plan”), under which employees and directors of the Company are eligible to receive grants of stock options.  The Company has reserved a total of 1,000,000 shares of common stock under the 1997 Stock Option Incentive Plan.  Subsequent to this, the Employee Stock Incentive Plan of 2002 amended the 1997 Stock Option Incentive Plan and allows for up to 4,000,000 options to be granted (the “2002 Stock Option Incentive Plan”).  In addition to these qualified plans, the Company created a class of non-registered, non-qualifying options in 2000 to compensate its three principal employees for deferred salaries.  The Company’s executive management administers the plan.  Subject to the provisions of the 2002 Stock Option Incentive Plan, the Board has full and final authority to select the individuals to whom options will be granted, to grant the options, and to determine the terms and conditions and the number of shares issued pursuant thereto.

On October 23, 2006, the Board approved the 2006 Non-Employee Director Stock Option Plan providing for 2,000,000 shares of the Company’s common stock to be reserved for issuance of awards of non-qualified stock options to non-employee directors of the Company pursuant to the terms and conditions set forth in the plan.

On September 21, 2007, our shareholders approved the 2007 Equity Incentive Plan (the “2007 Plan”) providing 9% of the total number of outstanding shares of common stock of the Company to be reserved and available for grant and issuance at the effective date of the 2007 Plan, with an increase at the beginning of each year if additional shares of common stock were issued in the preceding year so that the total number of shares reserved and available for grant and issuance, not including shares that are subject to outstanding awards, will be 9% of the total number of outstanding shares of common stock of the Company on that date.  No more than 2,000,000 shares of common stock shall be granted in the form of Incentive Stock Options.  Under the 2007 Plan, grants may be made to any director, officer or employee of the Company or other person who, in the opinion of the Board, is rendering valuable services to the Company, including without limitation, an independent contractor, outside consultant, or advisor to the Company.

We have also issued stock options on a stand-alone basis under no specific plan, which have been approved by the Board.

The following table presents information concerning outstanding stock options and warrants issued by the Company as of March 31, 2011.

Plan Category	(a) Number of securities to be issued upon exercise of of outstanding options, warrants and right	Weighted-average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity Compensation Plans approved by security holders (1)	2,150,000	$0.18	26,532,351
Equity Compensation Plans not approved by security holders (2)	47,815,000	$0.11	—
Total	49,965,000	$0.10	26,532,351

____________
(1) Includes shares issuable upon exercise of stock options to employees and directors under the 2007 Plan.
(2) Includes 815,000 shares issuable upon exercise of stock options and 42,000,000 shares issuable upon exercise of warrants.

DILUTION

Investors who purchase our common stock will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.  Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of our common stock.  As of March 31, 2011, we had a net tangible book value of $(587,963), or approximately $(0.002) per share of common stock.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $0.10 per share, which is the minimum purchase price at which shares can be sold under the Purchase Agreement, and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.  After giving effect to our assumed receipt of $4,136,666 in estimated proceeds from the sale of 41,666,667 shares of common stock issuable under the Purchase Agreement and registered in this offering (assuming a purchase price of $0.10 per share, the issuance of 1,543,210 additional commitment shares for no additional cash consideration, offering expenses of $30,000, and assuming all such sales and issuances were made on March 31, 2011), our pro forma as adjusted net tangible book value as of March 31, 2011 would have been approximately $3,548,704, or $0.01 per share. This would represent an immediate increase in the net tangible book value of $0.012 per share to existing shareholders attributable to this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock (minimum allowed price)		$0.10
As adjusted net tangible book value per share as of March 31, 2011	$(0.002)
Increase in as adjusted net tangible book value per share attributable to this offering	0.012
Less: Pro forma net tangible book value per share after this offering		0.01
Dilution per share to new investors		$0.09

To the extent that we sell more or less than $4,166,666 worth of shares under the Purchase Agreement, or to the extent that some or all sales are made at prices in excess of the minimum allowable purchase price of $0.10 per share, then the dilution reflected in the table above will differ.  The above table is based on 277,065,591 shares of our common stock outstanding as of March 31, 2011, adjusted for the assumed sale of $4,166,666 in shares to Lincoln Park under the Purchase Agreement at the assumed minimum purchase price described above.  In addition, the calculations in the foregoing table do not take into account, as of March 31, 2011:

 · 49,965,000 shares of our common stock issuable upon the exercise of outstanding warrants and options;

 · approximately 32,642,831 shares of our common stock issuable to those holders of common shares of Ra Resources Ltd common stock, pursuant to the closing of the Acquisition Agreement, whereby we acquired 100% of Ra Resources outstanding securities, which acquisition closed on April 14, 2011, the share exchange for which in process;

 · and such number of shares as equal 9% of the total number of outstanding shares of common stock of the Company, which are reserved and available for grant and future issuance under our 2007 Equity Incentive Plan.

To the extent that options or warrants are exercised, new options are issued under our equity benefit plans, or we issue additional shares of common stock in the future, there may be further dilution to investors participating in this offering.  In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED FINANCIAL DATA

The selected statement of operations data for the years ended December 31, 2010 and 2009 and the selected balance sheet data as of December 31, 2010 and 2009 have been derived from our audited financial statements that are included in this prospectus.  The selected income statement data for the years ended December 31, 2008, 2007 and 2006 and the selected balance sheet data as of December 31, 2008, 2007, and 2006 have been derived from audited financial statements that are not included in this prospectus.  The selected statement of operations data for the three months ended March 31, 2011 and 2010 and the selected balance sheet data as of March 31, 2011 have been derived from our unaudited financial statements included elsewhere in this prospectus that, in the opinion of management, include normal recurring adjustments necessary for a fair presentation of the results for the unaudited interim period.

On May 13, 2009, the Company completed the sale of 100% of its ownership interest in the Ashdown Project LLC (“Ashdown LLC”) and, on March 10, 2010, closed an agreement dated December 31, 2009 for the purpose of selling a 70% interest in its Mineral Ridge mining property and related assets (“Mineral Ridge Mine”) and contributing the remaining 30% interest into a joint venture to place the Mineral Ridge Mine into production.  As a result, the Ashdown LLC and the Mineral Ridge Mine are classified as discontinued operations for all periods presented in the Selected Financial Data presented below.

The data set forth below are not necessarily indicative of future results of operations.  This data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and our financial statements and notes thereto included elsewhere in this prospectus.

Statement of Operations Data:
	Years Ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
						(Unaudited)	(Unaudited)

Revenues	$107,500	$63,056	$-	$-	$-	$-	$-

Operating costs and expenses:
Cost of mining operations	33,345	-	-	-	-	31,641	-
Exploration and evaluation expenses	2,105,516	-	-	94,930	2,661,300	736,846	50,709
Accretion expense	-	-	-	-	7,461
General and administrative expenses	1,992,778	1,760,363	3,023,051	2,520,935	2,358,145	1,105,853	399,959
Depreciation and amortization expenses	74,321	78,438	109,702	43,201	44,993	19,907	18,058
Royalties	489,002	70,090	1,158,337	-	-	-	-
Total operating costs and expenses	4,694,962	1,908,891	4,291,090	2,659,066	5,071,899	1,893,437	468,726

Loss from operations	(4,694,962)	(1,845,835)	(4,291,090)	(2,659,066)	(5,071,899)	(1,893,437)	(468,726)

Other income (expense)	(1,752,469)	276,726	(185,168)	461,415	4,248,845	(4,319)	6,236

Loss from continuing operations before income taxes	(6,339,931)	(1,569,109)	(4,476,258)	(2,197,651)	(823,054)	(1,897,756)	(462,490)
Provision for income taxes	-	-	-	-	-	-	-

Loss from continuing operations attributed to the Company	(6,339,931)	(1,569,109)	(4,476,258)	(2,197,651)	(823,054)	(1,897,756)	(462,490)

Income (loss) from discontinued operations attributed to the Company	8,901,553	(1,229,638)	(2,580,324)	(152,784)	(3,257,500)	-	8,911,664

Net income (loss) attributed to the Company	$2,561,622	$(2,798,747)	$(7,056,582)	$(2,350,435)	$(4,080,554)	$(1,897,756)	$8,449,174

Diluted income (loss) per share:
Continuing operations	$(0.03)	$(0.01)	$(0.02)	$(0.01)	$(0.01)	$(0.01)	$(0.00)
Discontinued operations	0.04	(0.00)	(0.02)	(0.00)	(0.02)	-	0.04
Total	$0.01	$(0.01)	$(0.04)	$(0.01)	$(0.03)	$(0.01)	$0.04

Weighted average number of shares outstanding:
Basic	236,817,778	211,632,837	189,375,309	172,926,174	144,698,413	274,447,871	225,606,149
Diluted	246,692,567	211,632,837	189,375,309	172,926,174	144,698,413	274,447,871	236,596,149

Balance Sheet Data:
	March 31,	December 31,
	2011	2010	2009	2008	2007	2006
	(Unaudited)

Current assets	$378,713	$1,728,529	$110,289	$42,635	$2,232,810	$728,527
Property and equipment, net	181,840	198,111	285,006	371,557	100,199	97,606
Other assets	50,000	50,000	106,590	107,046	149,112	47,619
Assets of discontinued operations	-	-	2,552,400	6,076,106	5,766,729	4,159,568
Total assets	$610,553	$1,976,640	$3,054,285	$6,490,298	$8,348,850	$5,033,320

Current liabilities	$1,183,432	$1,146,268	$6,312,136	$4,536,351	$3,313,967	5,694,141
Long-term liabilities	15,084	395,453	61,173	228,966	286,253	430,760
Liabilities of discontinued operations	-	-	3,036,430	6,439,917	4,587,861	3,921,326
Total liabilities	1,198,516	1,541,721	9,409,739	11,205,234	8,188,081	10,046,227

Stockholders’ equity (deficit)	(587,963)	434,919	(6,355,454)	(4,714,936)	160,769	(5,012,907)

Total liabilities and stockholders’ equity (deficit)	$610,553	$1,976,640	$3,054,285	$6,490,298	$8,348,850	$5,033,320

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Except for historical information, the following Management’s Discussion and Analysis contains forward-looking statements based upon current expectations that involve certain risks and uncertainties.  Such forward-looking statements include statements regarding, among other things, (a) our estimates of mineral reserves and mineralized material, (b) our projected sales and profitability, (c) our growth strategies, (d) anticipated trends in our industry, (e) our future financing plans, (f) our anticipated needs for working capital, (g) our lack of operational experience and (h) the benefits related to ownership of our common stock.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected.

Overview

We are a mineral exploration, development and production company, specializing in acquiring and consolidating mineral properties with potential production and future growth through exploration discoveries.  We were formed in Minnesota on June 2, 1997 and reincorporated in Nevada on May 30, 2008.  Our current growth strategy is focused on the expansion of our operations through the development of mineral properties into royalty mining projects.

We intend to embark upon an acquisition plan targeting advanced stage mineral projects with near-term production throughout North, Central and South America.  During this period, we anticipate analyzing several prospective properties, with a view towards optioning a select group of properties on acceptable terms and conditions.  From the optioned properties, we hope to identify those projects that can be advanced toward commercial production.

We completed the sale of 100% of our ownership interest in the Ashdown Project LLC (“Ashdown LLC”) and, on March 10, 2010, closed an agreement dated December 31, 2009 for the sale of a 70% interest in our Mineral Ridge mining property and related assets (“Mineral Ridge Mine”) and contributing the remaining 30% interest into a joint venture to place the Mineral Ridge Mine into production.  As a result, the Ashdown LLC and the Mineral Ridge Mine are classified as discontinued operations for all periods presented in the financial statements.

In addition to our 30% interest in the Mineral Ridge LLC, we own the Adams Mine and Duff Claim Block near Denio, Nevada and the Northern Champion molybdenum property in Ontario Canada.  Recently, we entered into agreements to acquire an 80% interest in the Vanderbilt Silver and Gold Project and the Coyote Fault Gold and Silver Project, both located adjacent to the Mineral Ridge property near Silver Peak, Nevada.  We also entered into a Mining Asset Purchase and Strategic Alliance Agreement in order to acquire an 80% interest in five gold, tungsten and molybdenum properties in Peru, and a definitive Acquisition Agreement whereby we acquired a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.

Going Concern

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, we have a history of operating losses since our inception in 1997, and have an accumulated deficit of $46,757,183 at March 31, 2011.  Our only source of operating revenues for the past two years has been the occasional rental of drilling equipment.  Currently none of our mineral property prospects have proven or probable reserves.  We will require additional capital to fund our operations and to pursue mineral property development opportunities with our existing properties and other prospects.  We will seek funding in the short term primarily from equity financing.  There can be no assurance that we will be successful in our efforts to continue to raise capital at favorable rates or at all.  If we are unable to raise sufficient capital to pay our obligations and we and our joint venture or alliance partners are unable to obtain profitable operations and positive operating cash flows from current mineral projects, we may be forced to scale back our mineral property acquisition and development plans or to significantly reduce or terminate operations and file for reorganization or liquidation under the bankruptcy laws.  These factors together raise doubt about our ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We will be required to raise significant additional capital, primarily through the issuance of our common stock, to complete the acquisition of the interests in and further the exploration and evaluation of each of the mineral properties and prospects discussed above.  There can be no assurance that we will be successful in raising the required capital or that any of these mineral properties will ultimately attain a successful level of operations.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a wide variety of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) the reported amounts of revenues and expenses during the reporting periods covered by the financial statements.  Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain.  As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex.  We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations.  Our significant accounting policies are disclosed in Note 1 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and several of these critical accounting policies are as follows:

Property and Equipment.  Property and equipment are stated at cost.  Depreciation and amortization are calculated using the straight-line method over estimated useful lives of the assets, ranging from 5 to 7 years.

Mine development costs are capitalized after proven and probable reserves have been identified.  Amortization of mine development costs will be calculated using the units-of-production method over the expected life of the operation based on the estimated proven and probable reserves.  As of March 31, 2011 and December 31, 2010, we had no mineral properties with proven or probable reserves and no amortizable mine development costs.

Mineral Property Acquisition Costs.  Mineral property acquisition costs are recorded at cost and capitalized where an evaluation of market conditions and other factors imply the acquisition costs are recoverable.  Such factors may include the existence or indication of economically mineable reserves, a market for the subsequent sale of the mineral property, the stage of exploration and evaluation of the property, historical exploration or production data, and the geographic location of the property.  Once a determination has been made that a mineral property has proven or probable reserves that can be produced profitably, depletion of the capitalized acquisition costs will be computed on the commencement of commercial production on the units-of-production basis using estimated proven and probable reserves.  As of March 31, 2011 and December 31, 2010, the Company had no capitalized mineral property acquisition costs.

Where an evaluation of market conditions and other factors results in uncertainty as to the recoverability of exploration mineral property acquisition costs, the costs are expensed as incurred and included in exploration and evaluation expenses.

Exploration and Evaluation Expenses.  Exploration expenses relating to the search for resources suitable for commercial production, including researching and analyzing historic exploration data, conducting topographical, geological, geochemical and geophysical studies, exploratory drilling, trenching and sampling are expensed as incurred.

Evaluation expenses relating to the determination of the technical feasibility and commercial viability of a mineral resource, including determining volume and grade of deposits, examining and testing extraction methods, metallurgical or treatment processes, surveying transportation and infrastructure requirements and conducting market and finance studies are expensed as incurred.

Mineral Property Development Costs.  Mineral property development costs relate to establishing access to an identified mineral reserve and other preparations for commercial production, including infrastructure development, sinking shafts and underground drifts, permanent excavations, and advance removal of overburden and waste rock.

When it is determined that commercially recoverable reserves exist and a decision is made by management to develop the mineral property, mineral property development costs are capitalized and carried forward until production begins.  The capitalized mineral property development costs are then amortized using the units-of-production method using proven and probable reserves as the mineral resource is mined.

Proven and Probable Ore Reserves.  On a periodic basis, management reviews the reserves that reflect estimates of the quantities and grades of metals at our mineral properties which management believes can be recovered and sold at prices in excess of the total cost associated with mining and processing the mineralized material.  Management’s calculations of proven and probable ore reserves are based on, along with independent consultant evaluations, in-house engineering and geological estimates using current operating costs, metals prices and demand for our products.  Periodically, management obtains external determinations of reserves.

Reserve estimates will change as existing reserves are depleted through production, as well as changes in estimates caused by changing production costs and/or metals prices.  Reserves may also be revised based on actual production experience once production commences.  Declines in the market price of metals, as well as increased production or capital costs or reduced recovery rates, may render ore reserves uneconomic to exploit.  Should that occur, restatements or reductions in reserves and asset write-downs in the applicable accounting periods may be required.  Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.  No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

We currently have no proven or probable ore reserves.

Closure, Reclamation and Remediation Costs.  Current laws and regulations require certain closure, reclamation and remediation work to be done on mineral properties as a result of exploration, development and operating activities.  We periodically review the activities performed on our mineral properties and make estimates of closure, reclamation and remediation work that will need to be performed as required by those laws and regulations and make estimates of amounts that are expected to be incurred when the closure, reclamation and remediation work is expected to be performed.  Future closure, reclamation and environmental related expenditures are difficult to estimate in many circumstances due to the early stages of investigation, uncertainties associated with defining the nature and extent of environmental contamination, the uncertainties relating to specific reclamation and remediation methods and costs, application and changing of environmental laws, regulations and interpretation by regulatory authorities and the possible participation of other potentially responsible parties.

As of March 31, 2011 and December 31, 2010, we had no mineral properties or projects for which we were required to estimate and accrue the costs associated with closure, reclamation and environmental reclamation in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 410, Asset Retirement and Environment Obligations.

Property Evaluations and Impairment of Long-Lived Assets.  We review and evaluate the carrying amounts of our mineral properties, capitalized mineral properties development costs, related buildings and equipment, and other long-lived assets when events or changes in circumstances indicate that the carrying amount may not be recoverable.  Estimated future net cash flows, on an undiscounted basis, from a property or asset are calculated using estimated recoverable minerals (considering current proven and probable reserves and mineralization expected to be classified as reserves where applicable); estimated future mineral price realization (considering historical and current prices, price trends and related factors); operating, capital and reclamation costs; and other factors beyond proven and probable reserves such as estimated market value for the property in an arm’s length sale.  Reduction in the carrying value of property, plant and equipment, or other long-lived assets, with a corresponding charge to earnings, are recorded to the extent that the estimated future net cash flows are less than the carrying value.

Estimates of future cash flows are subject to risks and uncertainties.  It is reasonably possible that changes in circumstances could occur which may affect the recoverability of our properties and long-lived assets.

Note Receivable.  As of March 31, 2011 and December 31, 2010, the note receivable from WEG received in the sale of our interest in the Ashdown LLC has been reduced by a 100% valuation allowance due to the uncertainty of collecting the note or realizing any value from the assets and property of the Ashdown LLC upon foreclosure.  Payments received from WEG in the future will be recorded as either interest income or gain on sale of our interest in the Ashdown LLC.

Revenue Recognition.  Revenue from the sale of precious metals is recognized when title and risk of ownership passes to the buyer and the collection of sales proceeds is assured.

Revenue from the occasional rental of drilling equipment is recognized when the agreed upon rental period is completed and the collection of rental proceeds is assured.

Income Taxes.  We recognize a liability or asset for deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled.  Deferred tax items mainly relate to net operating loss carry forwards and accrued expenses.  These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred tax assets may not be realized.  As of March 31, 2011 and December 31, 2010, we have fully reduced our deferred tax assets by recording a valuation allowance.

Stock-Based Compensation and Equity Transactions.  We have stock-based compensation plans, which are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2010.  In accordance with ASC Topic 718, Compensation – Stock Compensation, we measure the compensation cost of stock options and other stock-based awards to employees and directors at fair value at the grant date and recognize compensation expense over the requisite service period for awards expected to vest.

Except for transactions with employees and directors that are within the scope of ASC Topic 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Additionally, in accordance with ASC Topic 505-50, Equity-Based Payments to Non-Employees, we have determined that the dates used to value the transaction are either: (1) the date at which a commitment for performance by the counter party to earn the equity instruments is established; or (2) the date at which the counter party’s performance is complete.

Recent Accounting Pronouncements

There were no new accounting pronouncements issued during the three months ended March 31, 2011 and through the date of the filing of this report that we believe are applicable to or would have a material impact on our financial statements.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2011 COMPARED TO MARCH 31, 2010

Sales

Our only source of operating revenues for the past several months has been the occasional rental of drilling equipment.  We currently have limited operations in our drilling services division, pending additional funding and project opportunities.  During the three months ended March 31, 2011 and 2010, however, we had no rental income from our drilling equipment or from any other source.

Operating Costs and Expenses

Operating costs and expenses reported in the accompanying condensed statements of operations exclude the operating costs and expenses of the Mineral Ridge Mine due to its classification as discontinued operations.

Cost of mining operations was $31,641 for the three months ended March 31, 2011 and consisted of costs incurred for the initial preparation, testing and milling of material from the Porvenir tungsten molybdenum stockpile.  We anticipate closing agreements that will allow us to obtain an 80% interest in this project in Peru.  We did not incur material costs of mining operations in the three months ended March 31, 2010 that were not included in discontinued operations.

Exploration and evaluation expenses increased significantly during the first three months of the current fiscal year when compared to the first three months of last fiscal year because of our new exploration property projects.  Exploration and evaluation expenses were comprised of expenses for the following exploration opportunities:

	Three Months Ended March 31,
	2011	2010

Mhakari Properties	$50,000	$-
Porvenir and Peru Properties	488,287	-
Ra Resources	7,093	-
North Williams Township, Ontario	39,054	-
Other	152,412	50,709

Total	$736,846	$50,709

These exploration projects currently do not have proven or probable reserves.

General and administrative expenses were $1,105,853 and $399,959 for the three months ended March 31, 2011 and 2010, respectively.  General and administrative expenses include investor relations, salaries and wages of officers and office and accounting personnel, legal and professional fees, outside consulting fees, travel and stock-based compensation expense.  The increase in general and administrative expenses in the first three months of the current year resulted from support for the development of new exploration property projects and business opportunities, including increased outside consulting fees and travel expenses.

Depreciation and amortization expense for the three months ended March 31, 2011 and 2010 was comparable and was $19,097 and $18,058, respectively.

Other Income (Expense)

Interest and other income currently is not material to our financial statements, and was $328 and $0 for the three months ended March 31, 2011 and 2010.

Interest expense was $9,323 and $78,239 for the three months ended March 31, 2011 and 2010, respectively.  The decrease in interest expense in the first three months of the current year is due primarily to the overall reduction in our debt.

We reported a foreign currency gain of $4,676 and $53,896 in the three months ended March 31, 2011 and 2010, respectively, resulting from our establishing a bank account in Canada.  The amount of the foreign currency gain or loss will fluctuate from period to period depending on the balance maintained in the Canadian bank account and changes in foreign exchange rates.

During the three months ended March 31, 2010, we reported a gain on extinguishment of debt of $36,901.  We had no gain on extinguishment of debt in the three months ended March 31, 2011.

We also reported a loss on disposal of property and equipment of $6,322 in the three months ended March 31, 2010.  We had no gain or loss on disposal of property and equipment in the three months ended March 31, 2011.

Discontinued Operations

We have reported the operations of the Mineral Ridge Mine as discontinued operations in the accompanying condensed financial statements for all periods prior to and including the March 10, 2010 date of sale.  No accounts or amounts for the Mineral Ridge Mine are included in our condensed financial statements subsequent to March 10, 2010.

The accompanying condensed statement of operations for the three months ended March 31, 2010 includes the following:

Revenues	$-

Loss before income taxes	(74,615)
Provision for income taxes	-

Loss from discontinued operations	(74,615)
Gain on sale of Mineral Ridge assets	8,986,279

Income from discontinued operations	$8,911,664

We recognized a gain on sale of our 70% interest in the net assets of the Mineral Ridge Mine of $8,986,279 in the three months ended March 31, 2010, comprised of the following:

Cash received	$3,750,000
Marketable securities received, shares of Scorpio Gold recorded at their market value	5,501,582

Total proceeds	9,251,582
Reclamation liability and accounts payable transferred	2,129,349
Book value of assets sold	(1,784,652)
Fees to related party	(610,000)

Gain on sale	$8,986,279

The fees on the transaction were paid to Thomas Klein, Chief Executive Officer of the Company.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2010 COMPARED TO DECEMBER 31, 2009
Revenues

With the sale of our interest in the Ashdown LLC and the presentation of its operations as discontinued operations in our financial statements, we reported no sales of minerals for the years ended December 31, 2010 and 2009.

During the years ended December 31, 2010 and 2009, we had rental income from the occasional use of our drilling equipment by third parties of $107,500 and $63,056, respectively.

Operating Costs and Expenses

Operating costs and expenses reported in the accompanying statements of operations exclude the operating costs and expenses of the Ashdown LLC and the Mineral Ridge Mine due to the classification of these operations as discontinued operations.

Cost of mining operations was $33,345 for the year ended December 31, 2010 and consisted of costs incurred for the initial preparation and testing of milling of material from the Porvenir tungsten molybdenum stockpile.  We anticipate closing agreements that will allow us to obtain an 80% profits interest in this project in Peru.  We did not incur material costs of mining operations in the year ended December 31, 2009 that were not included in discontinued operations.

Exploration and evaluation expenses were $2,105,516 for the year ended December 31, 2010, comprised of expenses for the following exploration opportunities:

Mhakari Properties	$616,864
Porvenir and Peru Properties	952,334
Ra Resources	164,928
Other	371,390

Total	$2,105,516

These exploration projects currently do not have proven or probable reserves.  The descriptions of these projects are included elsewhere in this annual report.  We did not incur material exploration and evaluation expenses in the year ended December 31, 2009 that were not included in discontinued operations.

General and administrative expenses were $1,992,778 and $1,760,363 for the years ended December 31, 2010 and 2009, respectively.  General and administrative expenses include investor relations, salaries and wages of officers and office and accounting personnel, legal and professional fees, outside consulting fees, travel and stock-based compensation expense.  The increase in general and administrative expenses in the current year resulted from support for the development of new exploration property projects and business opportunities, including increased outside consulting fees and travel expenses.

Depreciation and amortization expense for the years ended December 31, 2010 and 2009 was $74,321 and $78,438, respectively.  Depreciation and amortization expense in the current year is less than in the prior year due to the retirement of certain property and equipment in the current year.

Royalties expense for the years ended December 31, 2010 and 2009 was $489,002 and $70,090, respectively, and was comprised of amounts that were converted to a note payable to an officer of the Company.  As a result of these transactions and the assignment of portions of the note receivable from WEG received in the sale of our interest in the Ashdown, LLC, we will no longer have any royalty obligations on Ashdown LLC production related to a Production Payment Purchase Agreement.

Other Income (Expense)

Interest and other income for the years ended December 31, 2010 and 2009 was $48,186 and $4,541, respectively.  The increase in interest and other income in the current year is due to increased levels of interest-bearing deposits.

Interest expense for the years ended December 31, 2010 and 2009 was $233,686 and $760,521, respectively.  The decrease in interest expense during the current year is due primarily to the repayment of notes payable to Crestview and the reduction of other interest-bearing debt.

During the years ended December 31, 2010 and 2009, we reported a gain on extinguishment of debt of $162,423 and $1,032,579, respectively.  The gain in 2009 resulted primarily from the restructuring of a production payment obligation of $1,974,456 to a long-term debt obligation of $1,000,000.

We reported a foreign currency loss of $41,499 in the year ended December 31, 2010 resulting from our establishing a bank account in Canada.  We had no foreign currency gain or loss for the year ended December 31, 2009.

We reported a loss on sale of marketable securities in the year ended December 31, 2010 of $1,681,571 resulting from the complete liquidation of our investment in Scorpio Gold common stock.  We had no marketable securities transactions during the year ended December 31, 2009.

Gains or losses on the disposal of property and equipment were insignificant to our financial statements in the years ended December 31, 2010 and 2009.

Discontinued Operations

We have reported the results of operations of the Ashdown LLC and the Mineral Ridge Mine in our financial statements as discontinued operations for the years ended December 31, 2010 and 2009, including the following:

	2010			2009
	Ashdown LLC	Mineral Ridge	Total	Ashdown LLC	Mineral Ridge	Total

Revenues	$-	$-	$-	$321,115	$-	$321,115

Loss before income taxes	$-	$(81,219)	$(81,219)	$(668,186)	$(593,423)	$(1,261,609)
Provision for income taxes	-	-	-	-	-	-
Loss from discontinued operations	-	(81,219)	(81,219)	(668,186)	(593,423)	(1,261,609)
Gain on sale of Mineral Ridge assets	-	8,982,772	8,982,772	-	-	-
Loss on sale of interest in joint venture	-	-	-	(235,303)	-	(235,303)
Income (loss) from discontinued operations	-	8,901,553	8,901,553	(903,489)	(593,423)	(1,496,912)
Loss from discontinued operations attributableto ncontrolling interest	-	-	-	267,274	-	267,274
Income (loss) from discontinued operations attributable to theCompany	$-	$8,901,553	$8,901,553	$(636,215)	$(593,423)	$(1,229,638)

We suspended the mining operations of the Ashdown LLC in November 2008 in response to a substantial decline of molybdenum oxide market prices, with only incidental revenues during the period from January 1, 2009 through May 13, 2009, the date we sold our interest in the Ashdown LLC.

The sale of our interest in the Ashdown LLC was completed on May 13, 2009, and no amounts for the Ashdown LLC are included in our statements of operations for year ended December 31, 2010.

On March 10, 2010, we completed the sale of an undivided 70% interest in the Mineral Ridge Mine and contributed our remaining 30% undivided interest in the Mineral Ridge Mine to the Mineral Ridge LLC.  The loss from discontinued operations for the Mineral Ridge Mine for the year ended December 31, 2010 includes costs and expenses to maintain the property on standby status and exploration and development activities.  These expenses decreased in the current year due to lack of funding and the suspension of activities pending formation of the Mineral Ridge LLC.

We recognized a gain on sale of our 70% interest in the net assets of the Mineral Ridge Mine of $8,982,772 in the year ended December 31, 2010, comprised of the following:

Cash received, including amounts previously advanced	$3,750,000
Marketable securities received, shares of Scorpio Gold recorded at their market value	5,501,582

Total proceeds	9,251,582
Reclamation liability and accounts payable transferred	2,134,098
Book value of assets sold	(1,784,652)
Fees to related party	(618,256)

Gain on sale	$8,982,772

The fees on the transaction were paid to Thomas Klein, our Chief Executive Officer.

Scorpio Gold and the Company have arranged with regulatory authorities, insurance carriers and others to complete the transfer to the Mineral Ridge LLC of the reclamation obligation and related bonds, permits and deposits that are established to fund the obligation.  As of March 10, 2010, the date of the transfer, the reclamation obligation was estimated at $3,041,927.  Both Scorpio Gold and the Company have agreed to jointly and severally indemnify the bond and insurance provider from and against any and all liability for any loss suffered in connection with the bond issued on behalf of the Mineral Ridge LLC.  However, we believe the reclamation bonds and deposits transferred are currently sufficient to fund the reclamation obligation.

LIQUIDITY AND CAPITAL RESOURCES

We have a history of operating losses since our inception in 1997, and had an accumulated deficit of $46,757,183 at March 31, 2011.  At March 31, 2011, we had current assets of $378,713 and current liabilities of $1,183,432, resulting in a working capital deficit of $804,719.  Included in current assets at March 31, 2011 were cash and cash equivalents totaling $210,791.

We currently have no significant operating revenues.  As further discussed above, and in the notes to our financial statements, we have recently entered into agreements resulting in substantial obligations to acquire exploration properties and fund mineral property exploration and evaluation activities related to the Vanderbilt Silver and Gold Project, the Coyote Fault Gold and Silver Project, gold and molybdenum projects in Peru, four gold and base metal properties in Ontario, Canada and other projects.  In addition, our general and administrative and support expenses may increase over current levels as we move forward with our planned expansion and development activities.

Most recently in December 2010, we received proceeds of $2.4 million from the sale of our common stock and warrants in a private placement transaction.  In order to increase the level of our operations, evaluate and participate in other mining ventures, commence again the activities of our drilling department and explore or develop our existing mineral properties, we will require additional capital.

During the three months ended March 31, 2011, we used net cash of $1,261,363 in operating activities, compared to $587,152 net cash used in operating activities during the three months ended March 31, 2010.  After eliminating income from discontinued operations and non-cash income and expense items, the increase in net cash used in operating activities in first three months of the current year compared to the three months ended March 31, 2010 is primarily due our net loss, partially offset by a decrease in prepaid expenses and other current assets of $40,289, and increases in accounts payable of $29,127 and accrued and other liabilities of $39,898.  By comparison, in the three months ended March 31, 2010, we had increases in receivables of $3,863 and prepaid expenses and other current assets of $3,627, a decrease in accounts payable of $129,307, partially offset by a decrease in deposits of $14,525 and an increase in accrued and other liabilities of $49,969.

During the three months ended March 31, 2011, we had net cash used in investing activities of $2,826, comprised of the purchase of property and equipment.  During the three months ended March 31, 2010, we no cash provided by or used in investing activities.

During the three months ended March 31, 2011, net cash used in financing activities was $45,338, comprised of the purchase of treasury stock of $21,412 and payment of notes payable and long-term debt of $23,926.  During the three months ended March 31, 2010, net cash used in financing activities was $1,155,240, comprised of payments of notes payable and long-term debt of $1,289,173, payments of severance obligations of $65,201 and payments of amounts due related parties of $40,866, partially offset by net proceeds from the sale of common stock of $240,000.

During the three months ended March 31, 2010, net cash provided by discontinued operations was $2,556,034, resulting primarily from the cash proceeds from the sale of net assets to Scorpio Gold.

Potential Promissory Note Settlement Agreement

The $4,231,925 balance of the purchase price due us as of March 31, 2011 from WEG from the sale of our membership interest in the Ashdown LLC is in the form of a secured promissory note, bearing interest at 5.25% from April 1, 2011, and payable in monthly payments beginning April 1, 2011 for 49 months until the Maturity date of April 1, 2015.  WEG assumed substantially all of the liabilities of the Ashdown LLC.  There can be no guarantee or assurance that WEG will be successful in its ability to raise sufficient capital to fund the operations of the Ashdown LLC, attain a sustained profitable level of operations, or pay us the amounts due in accordance with the terms of the promissory note.

We received the monthly payment of $96,142 in each of April and May 2011 in accordance with the current terms of the promissory note.

On March 4, 2011, we entered into a partially binding letter of intent agreement (“LOI”) with WEG with respect to the negotiation of potential settlement terms of the promissory note.  Pursuant to the LOI, an understanding and basic outline of terms has been reached between the parties with respect to the potential settlement of the Note whereby we would forgive the note in full, in exchange for: (i) $500,000 in cash; (ii) issuance to the Company of 3,000,000 shares of WEG’s parent company’s (Win-Eldrich Mines Limited, “WEX”) common stock; (iii) assumption in full by WEG of certain obligations, for which the Company is contingently responsible for 50%; (iv) a perpetual 2% net smelter return royalty on the Ashdown property, of which 1% may be purchased for a purchase price of $1,000,000; and (v) the right of the Company to appoint one individual to the board of directors of WEX.

As of the date of the filing of this report, the parties have not entered into a definitive agreement.  The closing of such definitive agreement and approval of the Note Settlement Terms will be subject to any necessary regulatory approvals, including TSXV approval, as well as any necessary corporate approvals of the parties.

Further, under the binding portions of the LOI, WEG agrees that unless and until the closing of a definitive agreement occurs, the monthly payments under the note will commence according to the note’s original terms on April 1, 2011, such monthly payments to be applied to the cash portion of the note Settlement Terms upon closing, or applied to the principal and interest on the note in the event the closing does not occur on or before the outside closing date six months from the date of a definitive agreement, with the note remaining in full force and effect.

There can be no assurance that the proposed settlement terms will be finalized between the parties.

Caldwell Notice of Conversion and Note Settlement Agreement

We entered into a Notice of Conversion and Note Settlement Agreement dated as of February 9, 2011 (the “Note Settlement”) with David A. Caldwell, a former officer and director of the Company, with respect to a note payable of $366,623 (the “Caldwell Note”) and related accrued interest payable of $7,012 resulting from an Employment Separation and Severance Agreement entered into in January 2010.

As set forth in the Note Settlement, Mr. Caldwell elected to exercise his right to convert 50% of the outstanding balance of the Caldwell Note and accrued interest payable into shares of the Company’s common stock, resulting in an issuance of 3,126,691 shares of the Company common stock (the “Conversion Shares”) valued at $187,227.  Additionally, Mr. Caldwell and the Company agreed that in settlement of the remaining balance and any further obligations under the Caldwell Note, in lieu of cash or further conversion into Company common stock at the Caldwell Note’s maturity date, the Company would transfer certain of its interests in private securities with no current book value to the Company.

We agreed to transfer all of our right, title and interest in: (i) 1,523,292 shares of Black Rock Metals Inc., a privately held Canadian federally registered company (“Black Rock”), currently held in our name (the “Black Rock Shares”), at a current agreed book value of $0.10 per share based on the most recent sale of an aggregate of 5,300,000 shares by 11 individual shareholders, for an aggregate deemed consideration of $152,329; and (ii) a 1% net smelter return (“NSR”) royalty in favor of the Company on certain mineral properties and leasehold interests in Alaska, pursuant to that certain Royalty Agreement entered into between the Company and Great American Minerals Exploration, Inc., a Nevada company (“GAME”) dated April 26, 1999 at a deemed value of $34,898.  In exchange for the Black Rock Shares and the GAME NSR, we will no longer have any obligations to Mr. Caldwell under the Caldwell Note.  All other terms and conditions of the Separation Agreement remain in full force and effect.  The total deemed consideration of $187,227 for these asset transfers to Mr. Caldwell to extinguish the balance of the Caldwell Note and related accrued interest payable has been recorded as an increase to additional paid-in capital due to the related party nature of the transaction.

DESCRIPTION OF BUSINESS

Corporate History; Recent Events

As used in this prospectus, unless otherwise indicated, the terms “we,” “us,” “our,” “Golden Phoenix” and “the Company” refer to Golden Phoenix Minerals, Inc., a Nevada corporation.

We are a mineral exploration, development and production company, formed in Minnesota on June 2, 1997 and reincorporated in the State of Nevada as of May 30, 2008.

Our business includes acquiring and consolidating mineral properties with potential production and future growth through exploration discoveries.  Acquisition emphasis is focused on properties containing gold, silver, molybdenum and other strategic minerals that present low political and financial risk and exceptional upside potential located in North, Central and South America.

Our primary mining property interests and assets include the following: a 30% joint venture interest on the Mineral Ridge gold and silver property near Silver Peak, Nevada, with Scorpio Gold; 100% ownership of both the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada; an agreement to purchase an 80% interest in the Vanderbilt silver and gold project and an option to acquire an 80% interest in the Coyote Fault gold and silver project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada.  Further, we have entered into a Mining Asset Purchase and Strategic Alliance Agreement to acquire an 80% interest in five gold and molybdenum properties in Peru; two on the Pataz Gold Trend in the north and three in the Porvenir area in the south. We also acquired a 100% interest in a Canadian-based company and now, through our wholly-owned subsidiary, own a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.

Some of our more significant recent events include the following:

•
On May 26, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC has purchased 3,333,333 shares of our common stock together with warrants to purchase 3,333,333 shares of our common stock at an exercise price of $0.20 per share, for total consideration of $500,000.  The warrants have a term of two years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $12,000,000 of our common stock at our option, all such securities issued or as may be issued in the future to LPC, are the subject of this offering.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  After the registration statement is declared effective, over approximately 36 months, generally we have the right to direct LPC to purchase up to an additional $12,000,000 of our common stock in amounts from $60,000 and up to $500,000 as accelerated purchases as often as every two business days under certain conditions.  No sales of shares may occur below $0.10 per share.

•
In December 2010, we closed a private placement of 24,000,000 units at $0.10 per unit, with each unit comprised of one share of our common stock and one warrant to purchase a share of common stock at an exercise price of $0.15 per warrant share, for which we received aggregate gross proceeds of $2,400,000.

•
Throughout 2010, we restructured, settled or repaid significant portions of Company debt, such that our total liabilities have been reduced from $9,409,739 at December 31, 2009, to $1,541,721 at December 31, 2010.

•	In September 2010, we announced a Stock Buy-Back Program, and soon thereafter effected the repurchase of 12,000,000 outstanding warrants held by Crestview Capital Master, LLC.

•
In the past 12 months, we have entered into several acquisition and option agreements giving us the right to acquire various additional mining properties, adding to and diversifying our property portfolio, including:  an agreement to purchase an 80% interest in the Vanderbilt property and an option to acquire an 80% interest in the Coyote Fault property, both adjacent to Mineral Ridge; a binding Memorandum of Understanding to acquire an 80% interest in five gold and molybdenum properties in Peru (described below); and an agreement to acquire Ra Resources (described below).

•
On October 6, 2010, we entered into a definitive Acquisition Agreement (“Acquisition Agreement”) with Ra Resources Ltd., a corporation incorporated under the laws of the Province of Ontario (“Ra”), which Acquisition Agreement closed on April 14, 2011.  Pursuant to the terms of the Acquisition Agreement, the Company acquired 100% of the outstanding securities of Ra by means of a “three-cornered amalgamation” in consideration for the issuance to the shareholders of Ra of such number of shares of our common stock as determined by an exchange ratio of 3.5 Golden Phoenix shares for every 1 share of Ra common stock outstanding.  Accordingly, we now own a 100% interest in four gold and base metal exploration properties in the Shining Tree Mining District in Ontario, Canada.

•
On June 1, 2011, we entered into a Mining Asset Purchase and Strategic Alliance Agreement (“Peru Agreement”) with Sala-Valc S.A.C. (“SV”), for the purpose of forming a strategic alliance (“Alliance”) in order to develop certain defined properties in Peru as well as to identify, acquire and develop additional mining opportunities in the future within Central and South America.  In particular, we agreed upon certain terms and conditions by which we may acquire an 80% interest in 5 mining properties in Peru, including the Porvenir tungsten molybdenum stockpile, the Porvenir exploration property (collectively, the “Porvenir Properties”), the Alicia gold exploration area near and abutting Porvenir and two large gold exploration plays in the Pataz District referred to as Group of the Eight and the Tornitos (collectively, the “Gold Properties”) (the Porvenir Properties and Gold Properties are collectively referred to herein as the “Peru Properties”).  The Peru Properties total approximately 6,200 hectares of prospective exploration ground, or approximately 25 square miles.

•
During the last quarter of 2010, geologic mapping and outcrop sampling (above ground) was completed at the Vanderbilt property in central Nevada, which resulted in average grades of 2.1 g/t gold and 58.6 g/t silver, and we have commenced a Phase II exploration program (below ground) in the old mine workings to help identify drill targets. An exploratory drill program is expected to begin in the second half of 2011.

•
On March 4, 2011, we entered into a partially binding letter of intent (“LOI”) with Win-Eldrich Gold, Inc. (“WEG”) with respect to the proposed settlement of the outstanding promissory note we hold from WEG in the principal amount of $4,231,925 (the “Note”) received in the sale of our interest in the Ashdown Project LLC.  Pursuant to the LOI, an understanding and basic outline of terms has been reached with respect to the potential settlement of the Note whereby we would forgive the Note in full, in exchange for: (i) $500,000 in cash; (ii) issuance to Golden Phoenix of 3,000,000 shares of WEG’s parent company’s (Win-Eldrich Mines Limited, “WEX”) common stock; (iii) assumption in full by WEG of the outstanding DRC and Tetra liabilities (as further discussed below under “Legal Proceedings”), for which we are otherwise responsible for 50%; (iv) a perpetual 2% net smelter return royalty on the Ashdown property, of which 1% may be purchased for a purchase price of $1,000,000; and (v) the right to appoint one (1) individual to the board of directors of WEX.  We expect to enter into a definitive agreement in the near term and close the same within six months thereafter, during which time, WEG must make the required payments under the Note of approximately $96,000 per month, which would go toward the cash portion of the settlement or toward principal and interest in the event the settlement does not close and the Note remains in place.

•
Our joint venture with Scorpio Gold (US) Corp. (“Scorpio US”) on the Mineral Ridge property closed in March 2010 and has proceeded as planned, with Scorpio US serving as the operator on the project and carrying all finance costs necessary to bring the property into commercial production.  In the first quarter of 2011, Scorpio US announced it activated the heap leach pad for gold recovery at Mineral Ridge and that it has begun a 13,167-meter drilling program.  We anticipate that Scorpio US will contribute any remaining funds necessary to reach commercial production in the near term, at which point they will earn an additional 10% interest, such that we will retain a 20% interest in the joint venture.  In the event Scorpio US qualifies to increase its ownership interest to 80%, it will also have the option to purchase our then remaining 20% interest for a period of 24 months following the commencement of commercial production.

Our mining properties and interests are discussed in further detail under “Properties” below.

Our corporate directors and officers have prior management experience with large and small mining companies.  We believe that we have created the basis for a competitive mineral exploration, development and operational company through assembling a group of individuals with experience in target generation, ore discovery, resource evaluation, mine development and mine operations.

We intend to continue to strategically acquire, explore and develop properties.  We plan to provide joint venture opportunities for mining companies to conduct exploration or development on mineral properties we own or control.  We, together with any future joint venture partners, intend to explore and develop selected properties to a stage of proven and probable reserves, at which time we would then decide whether to sell our interest in a property or take the property into production alone or with our future partner(s).  By joint venturing our properties, we may be able to reduce our costs for further work on those properties, while continuing to maintain and acquire interests in a portfolio of gold and base strategic metals properties in various stages of mineral exploration and development.  We expect that this corporate strategy will minimize the financial risk that we would incur by assuming all the exploration costs associated with developing any one property, while maximizing the potential for success and growth.

As set forth on our Company web site and in our recent SEC filings generally, we have begun a “Royalty Mining” growth strategy pursuant to which we plan to expand the base of our operations through the development of our mineral properties into Royalty Mining projects.  This includes our initial 24-month acquisition plan targeting advanced stage mineral projects with near-term production potential throughout North, Central and South America.  During this period, we anticipate analyzing up to 50 prospective properties, with a view toward optioning up to 10 of those properties on terms and conditions acceptable to us.  From these optioned properties, we hope to identify up to 5 projects that can be advanced toward commercial production.

As further discussed above and in the notes to our financial statements, several of our recent agreements, including those related to the Vanderbilt and Coyote Fault properties in Nevada, Ra Resources in the Shining Tree Mining District in Ontario, Canada and the alliance with SV with respect to properties in Peru, reflect this strategy.  It is our intent to move forward with the various agreements to further develop these properties.
We expect to retain up to a 30% interest in each project, and we anticipate our cash flow will be leveraged to the price of gold or the underlying strategic metal.  Ultimately, we intend to convert some of our interests into royalty agreements.

Government Regulations and Permits

In connection with exploration, mining and milling activities, we are subject to extensive federal, state and local laws and regulations, domestic and international, governing the protection of the environment, including laws and regulations relating to protection of air and water quality, hazardous waste management and mine reclamation as well as the protection of endangered or threatened species.

We are required to comply with numerous environmental laws and regulations imposed by federal and state authorities within the United States.  At the federal level, legislation such as the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation Liability Act and the National Environmental Policy Act impose effluent and waste standards, performance standards, air quality and emissions standards and other design or operational requirements for various components of mining and mineral processing, including molybdenum, gold and silver mining and processing.

At the Mineral Ridge mine, our joint venture partner, Scorpio US, as operator of the project, has obtained all necessary permits for heap leach processing and production.

At present, we do not employ any individuals at our mining properties; we utilize the services of consultants and independent contractors, which are regulated by the Mine Safety and Health Administration (MSHA), a federal agency within the United States.  Exploration and development efforts within Peru are regulated by the Peruvian government, including the Ministry of Energy and Mines of Peru, a governmental entity responsible for managing the energy and mining sectors of Peru, and the Puno Regional Mining Authority.

Our current exploration activities at the Vanderbilt and Coyote Fault properties do not require permits or bonding, but will be necessary for proposed future work programs.

If we or the operators of the properties in which we have an interest cannot obtain or maintain the necessary permits, or if there is a delay in receiving such permits, our timetable and business plan for development and mining of these properties could be adversely affected. See “Risk Factors” for more information.

Competition And Mineral Prices

The mining industry has historically been intensely competitive and the increasing price of gold since 2002 has led a number of companies to begin once again to aggressively acquire claims and properties.

Employees

We currently employ 4 full-time employees, including 4 key professionals to perform management functions. We have contracts with various independent contractors and consultants to fulfill additional needs, including accounting, investor relations, exploration, development, permitting, and other administrative functions, and may staff further with employees as we bring new projects on line.

Corporate Office
Currently, our principal executive office consists of 7,000 square feet located at 1675 East Prater Way, Suite 102, Sparks, Nevada 89434. The principal offices are leased from WDCI, Inc. in Sparks, Nevada.  The lease has a seven (7) year term due to expire in October 2011.  We are exploring various options and locations for leasing space that will suit our needs for the foreseeable future.

Legal Proceedings

We may, from time to time, be subject to disagreements with certain vendors or business partners in the ordinary course of business.  Although we do not believe we are subject to any legal proceedings, the results of which would have a material impact on our properties, results of operation or financial condition, the below sets forth any current, pending or threatened proceedings involving us.

Tetra Financial Group, LLC – On January 29, 2009, Tetra Financial Group, LLC (“Tetra”) filed a complaint in the Third District Court of Utah in Salt Lake County against the Ashdown Project, LLC, the Company, Win-Eldrich Mines Limited and certain principals of each company, claiming the breach of a lease agreement for the lease of two (2) ten-ton hauler trucks.  In February 2010, a settlement agreement was reached with Tetra resulting in no material financial impact to the Company.  Further, pursuant to the partially binding LOI entered into with WEG regarding the potential settlement of the outstanding note we hold by WEG, we anticipate that WEG will assume full responsibility for any liabilities resulting from the dispute with Tetra, however, there can be no assurance that the promissory note will be settled under those terms.

DMC-Dynatec Mining Services Corporation - On February 13, 2009, DMC Mining Services Corporation filed a complaint against the Company and the Ashdown Project, LLC in the U.S. District Court, District of Nevada (Reno), claiming approximately $108,448 due for mechanic’s labor based on a service contract.  A default judgment as to both the Company and the Ashdown LLC was entered on July 26, 2009, which obligation was expressly assumed by WEG in connection with the closing of the sale of the Company’s interest in the Ashdown LLC on May 13, 2009.  As of the date of this Report, it is our understanding that WEG has negotiated a settlement with DMC Mining with respect to such obligation and that we will be indemnified and held harmless for any liability or obligation to DMC Mining in connection with the sale of our interest in the Ashdown LLC.

PROPERTIES

Mining Properties And Projects

Our primary mining property assets are the Northern Champion molybdenum property and four gold and base metal properties in the Shining Tree Mining District, all located in Ontario, Canada and the Duff claims block, located adjacent to the Ashdown Mine in northwestern Nevada.  We also have retained a 30% membership interest in the Mineral Ridge LLC, which plans to bring the Mineral Ridge Mine into commercial production.  We have an agreement to purchase an 80% interest in the Vanderbilt silver and gold project and an option to acquire an 80% interest in the Coyote Fault gold and silver project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada.  Further, we have entered into a definitive Mining Asset Purchase and Strategic Alliance Agreement to acquire an 80% interest in five gold, tungsten and molybdenum properties in Peru; two on the Pataz Gold Trend in the north and three in the Porvenir area in the south.  All such properties and interests within Nevada, Canada and Peru are further described below.

Figures 1 through 3 below display our mining property interests.

Figure 1. Map showing the locations of the Nevada properties discussed in this Annual Report.  Our Duff claims block is located adjacent to the Ashdown Mine, which we sold our interest in on May 13, 2009.  We currently own a 30% interest in a joint venture which intends to place the Mineral Ridge Mine in commercial production.  We have an option to acquire an 80% interest in the Coyote Fault and Vanderbilt projects, subject to our completion of certain exploration and development funding obligations as discussed herein.

Figure 2. Map showing the Northern Champion property located within the Province of Ontario, Canada, as well as the four mining properties in the Shining Tree District of Ontario, which we now own through our wholly-owned subsidiary following the acquisition of Ra Resources, Ltd.

Figure 3.  Map showing the Porvenir stockpile, Porvenir Moly Exploration property and Alicia Gold Exploration in the South and the Group of the 8 and Tornitos properties in the North.  We have entered into a definitive Mining Asset Purchase and Strategic Alliance Agreement for the acquisition of an 80% interest in such properties.

NEVADA PROPERTIES AND PROJECTS

Duff Claims Block, Humboldt County, Nevada

We own the Duff claims block comprised of 211 mineral claims located along the western flank of the Pine Forest Range, 20 miles south of Denio, Humboldt County, Nevada.  The claims block, which was acquired in 2007, abuts the Ashdown Mine to the north and extends south to the border of the Blue Lake Wilderness Study Area.  The geology of the region is primarily tertiary cretaceous granites with quartz outcroppings.  Metals historically mined in the general region include gold, molybdenum, copper, tungsten and antimony.

The major mine feature of the Duff claims is the Adams Mine, which at one time produced silica.  However, there are historical reports that substantial gold was also extracted from the quartz rock.  Gold has also been mined in the Vicksburg, Ashdown and Cherry Creek canyons to the north, and Leonard Canyon to the south of the Duff claims.

Joint Venture Interest in Mineral Ridge Gold Mine, Esmeralda County, Nevada

We currently own a 30% interest in the Mineral Ridge Mine via our joint venture project with Scorpio Gold (US) Corp (“Scorpio US”).  The Mineral Ridge Mine is located four miles northwest of the town of Silver Peak and thirty-two miles west of Tonopah in Esmeralda County, Nevada.  Subsequent to the formation of the joint venture with Scorpio US, the land package was increased significantly by means of Scorpio US staking additional claims and contributing the same to the joint venture.  The property consists of 54 patented and 486 unpatented mining claims totaling nearly 10,000 acres. The property is accessed on the east side from state highway 265 and on the west side from a well-maintained gravel road. Heavy trucks access the site from the west entrance by way of state highway 264, which connects to state highway 773 and US highway 6.  Also included are 3 private land parcels, which are located outside the main Mineral Ridge mine area. These are the abandoned Blair town site, the Silver Peak mill site, and deeded land west of Mineral Ridge over certain springs. These private lands total about 430 acres. The total combined acreage is equal to approximately 10,404 acres or about 16.26 square miles, compared to 6.78 square miles prior to completion of the joint venture.

Prior to joint venturing the property with Scorpio US, we had purchased the Mineral Ridge mine in late 2000 out of bankruptcy.  We believe that prior mine operators had spent about $30 million on the property, which included approximately $18 million in office, process, and ancillary facilities, about $2 million in engineering and feasibility studies, about $6 million in drilling and assays, $2 million in past permitting costs, and the remainder in site preparation.

The Mineral Ridge property holds three separate potentially economic mineable gold deposits, the Drinkwater, Mary, and Brodie. We believe that the property holds further mineral potential with identified targets potentially containing additional gold mineralization.  Operations began in 2003, which yielded certain amounts of precious metal product (dore, a mixture of gold and silver) that was sold resulting in revenues of approximately $2.3 million in 2005 and 2004.  The mine was idled in 2005 pending further engineering and metallurgy studies, and remained idle until the completion of our joint venture in March 2010.

The property is currently bonded and has been permitted for heap leach gold processing and production.  It has a well-developed infrastructure consisting of roadways, power grid, heap leach pad, crushing circuit, ADR plant, and water supply.  As the operator of the project, Scorpio US has commenced a three-phase drilling program in an effort to expand the existing mineral resource base and anticipates gold production to begin in April 2011.

Scorpio US is the manager of the Mineral Ridge LLC, the entity that owns and controls the properties, and is the operator of the project and has agreed to carry all finance costs necessary to bring the properties into commercial production and, provided it does so within 30 months of the closing of the joint venture that took place in March 2010, it will then have the right to increase its joint venture interest in the Mineral Ridge LLC by 10% to a total of 80%.  In the event Scorpio US qualifies to increase its ownership interest in the LLC to 80%, it will also have the option to purchase our then-remaining 20% interest for a period of 24 months following the commencement of commercial production.

Agreement to Purchase 80% Interest in Vanderbilt and Option to Acquire 80% Interest in Coyote Fault Properties, Esmeralda County, Nevada

In July of 2010, we entered into two separate agreements with Mhakari Gold (Nevada), Inc. (“Mhakari”), an Asset Purchase Agreement and an Option Agreement, which provide us the ability to acquire an 80% interest in each of the historic Vanderbilt silver/gold mine and Coyote Fault gold and silver project, both in Esmeralda County, Nevada.  We entered into an Asset Purchase Agreement to acquire an 80% interest in the Vanderbilt property in consideration for the issuance of 2,000,000 shares of our common stock as well as warrants to purchase a further 2,000,000 shares of our common stock with a strike price of $0.05 per share exercisable for a period of five years, with a forced conversion at our option in the event our 200-day volume weighted average price equals $0.15 per share. We obtained our option to acquire an 80% interest in Coyote Fault in consideration for the issuance of 5,000,000 shares of our common stock as well as warrants to purchase a further 5,000,000 shares of our common stock with a strike price of $0.05 per share exercisable for a period of five years with the same forced conversion feature.  In addition, to earn our 80% interest in each property, we are required to expend no less than $150,000 in exploration and development expenditures in the first 12 months on the Coyote Fault property, $350,000 in exploration and development expenditures on the Vanderbilt Property over a 48 month period, and a combined minimum of $1,500,000 on both the Coyote Fault and Vanderbilt Properties.  Further, upon satisfaction of certain of the above-referenced milestones (namely, issuances of shares, warrants, and initial expenditure obligations), we will receive a 51% interest in the properties in the form of a joint venture with Mhakari, such 51% interest to automatically increase to 80% upon satisfaction of the overall exploration and development expenditure obligation.  Although we anticipate completing our obligations necessary to finalize the acquisition of an 80% interest in both properties, there can be no assurance that funds will be available or that we will consummate the purchase or the option and earn our full 80% interest in each property.

Vanderbilt

The Vanderbilt property is within 4 miles of the town of Silver Peak, Nevada and Hwy 265 via Coyote Road. It is comprised of 44 claims, plus 3 patented claims and is located on the southern flank of Mineral Ridge and is within the Silver Peak Range. The Vanderbilt property is within the middle of the Walker Lane tectonic belt with the Sierra uplift to the west and the Basin and Range to the east. As previously noted, Phase I geologic mapping and outcrop sampling (above ground) was completed in October 2010 and resulting in average grades of 2.1 g/t gold and 58.6 g/t silver.  Phase II exploration program (below ground) in the old mine workings has commenced during the first quarter of 2011 to help identify drill targets, with an exploratory drill program expected to begin in the second half of 2011.

Coyote Fault

The Coyote Fault property is within nine miles of Silver Peak, Nevada and Hwy 265 via Coyote Road.  It is comprised of 34 claims and is located in the middle of the Walker Lane tectonic belt with Sierra Block uplift to the west and the Basin and Range to the east. The property is on the northern flank of Mineral Ridge and is along the eastern edge of the Silver Peak Range. Phase I geologic mapping and outcrop sampling (above ground) was completed in December, 2010, which identified a new potential gold exploration target.  Further, we commenced Phase II exploration in the first quarter of 2011, including a combination of test drilling and geochemical/geophysical analysis, in anticipation of commencing a more comprehensive drilling program in the second half of 2011.

CANADIAN PROPERTIES AND PROJECTS

Northern Champion Property, Ontario, Canada

The Northern Champion property consists of approximately 880 acres in Griffith and Brougham Townships in the Province of Ontario, Canada (“Northern Champion Property”). On April 18, 2006, we executed a Purchase Agreement with four individuals (collectively, the “Vendors”) to acquire five (5) registered claims totaling 22 units on the Northern Champion Property together with a NI 43-101 Technical Report and Feasibility Study describing a molybdenite deposit within the area of the claims. The agreement reserved a collective 3.3% Net Smelter Return (“NSR”) for the Vendors on the sales of minerals taken from the Northern Champion Property.  We will have the right of first refusal to purchase 1.65% of said NSR from the Vendors for $1,650,000.  As of February 2007, we completed all of our payment obligations under the Purchase Agreement and accordingly now own 100% of the Northern Champion Property subject to the NSR reserved by the Vendors.

In the last quarter of 2010, we began mapping the geologic surface features and topography of the Northern Champion Property, into a single, regional metric scale map, in preparation to advance our Northern Champion molybdenum property in 2011.  Once the mapping is complete, we expect to begin Phase II planning for trenching, geochemical sampling and/or drilling of previously identified zones to the east of the current open-cut mine. An IP (induced polarization) anomaly to the north of the open-cut zone is also expected to be investigated.

Shining Tree Properties, Ontario, Canada

The map above in Figure 3 indicates where our mining properties are located within the Shining Tree District in Northern Ontario.  Following the closing of the Acquisition Agreement with Ra Resources on April 14, 2011, we, through our wholly-owned subsidiary, now own a 100% interest in these properties.  A further discussion of the acquisition transaction with Ra Resources can be found above under the section entitled “Description of Business.”

PERU PROPERTY INTERESTS

Alliance with Sala-Valc, S.A.C.

Details regarding our acquisition of an 80% in the below described properties can be found above under the section entitled “Description of Business.”  The Peruvian properties in which we have entered into a definitive agreement to acquire an 80% interest include: the Porvenir tungsten molybdenum stockpile, the Porvenir tungsten molybdenum exploration property (collectively, the “Porvenir Properties”), the Alicia gold exploration area near and abutting Porvenir and two large gold exploration plays in the Pataz District, Group of the Eight and the Tornitos (collectively, the “Gold Properties”) (the Porvenir Properties and Gold Properties are collectively referred to herein as the “Peru Properties”).  The Peru Properties total approximately 6,200 hectares of prospective exploration ground, or approximately 25 square miles.

On October 28, 2010, the Alliance secured a milling facility in southern Peru to process the tungsten and molybdenum currently stockpiled at the Porvenir property.  The contract for the milling facility allows for operational control over the facility for the next two years and can be extended as additional development warrants.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, and the principal offices and positions with us held by each person.  Our executive officers are appointed by our Board of Directors.  Our directors serve until the earlier occurrence of the appointment of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors.  There are no family relationships among our directors and executive officers.

Name	Age	Position

Thomas J. Klein	49	Chief Executive Officer, Director
J. Roland Vetter	59	Chief Financial Officer, Director
Robert P. Martin	60	Secretary, Chairman of the Board, Director
Clyde C. Harrison	67	Director, Chair of the Audit and Nominating Committees
Donald B. Gunn	59	President, Director
Hans J. Rasmussen	51	Director

Biographies

Thomas J. Klein.  Mr. Klein has been a director of the Company since December, 2008 and was appointed to the position of Chief Executive Officer, effective February 1, 2010.  Mr. Klein is a Tier One capital markets advisor having specialized in high net worth corporate and trust accounts for a premier Canadian bank.  Additionally, Mr. Klein advises resource-based small cap companies, assisting in all aspects of creative funding and restructuring.  Mr. Klein has recently co-founded MI3 Capital, which is focused on investing in the resource sector, specifically those companies that are in or near production.  From May, 1996 to August, 2001, Mr. Klein was an investment advisor at Scotia Capital Markets in the wealth management division providing investment portfolio advice for high net worth private and corporate clients.  From September, 2001 to March, 2003, Mr. Klein joined Blackmont Capital, Inc. as an investment advisor and served on the internal listing committee.  Mr. Klein provided advice to corporate clients for mergers and acquisitions as well as initial public offerings.  From April, 2003 to October, 2003, Mr. Klein worked in Institutional Sales with PI Financial Corp.  Since October, 2003, Mr. Klein has worked as a consultant for Private Venture Capital, providing specialized advice to public and private small cap companies in the resource and high tech sectors.

Donald B. Gunn.  Mr. Gunn was appointed to the Board on September 18, 2010 and President, effective March 15, 2011.  Mr. Gunn served as the Vice President of Engineering and as a Director for Media Sciences International, Inc., an SEC reporting company in the color business printer industry, from December 1999 through 2007.  He founded ultraHue, Inc., a manufacturer of ink and toner products for computer printers in March 1996, where he served as President and Chief Executive Officer until it was acquired by Media Sciences in December 1999.  Mr. Gunn is currently part owner of PinPoint LLC, a private manufacturer of supplies for the postage meter market, where he also handles the design of new products and the sourcing of products from China and Taiwan.  He received a Bachelors of Science degree in Electrical Engineering from the University of Illinois in 1974.  Mr. Gunn has also been a stockholder and involved with the Company for several years.

J. Roland Vetter.  Mr. Vetter was appointed as the Company’s Chief Financial Officer, effective February 1, 2010.  Mr. Vetter is also a Director and served as the Chairman of the Audit Committee of the Company from May, 2008 until February 1, 2010.  On December 9, 2009, Mr. Vetter was appointed CFO of Brazil Gold Corp.  Since 2006, Mr. Vetter has been the CFO of QuadTech International, Inc.  Since 2004, Mr. Vetter has been CFO and a director of iPackets International, Inc.  Since May 2008, Mr. Vetter has been CFO of Albonia Innovative Technologies, Ltd.  Since April 2008, Mr. Vetter has been CFO of Conventus Energy, Inc.  From 2002 to 2008, Mr. Vetter was a director of Dasek Securities, Ltd., a Bermuda company.  From 2003 to 2005, Mr. Vetter was the president and CFO of Cardinal Minerals, Inc.  From 2003 to 2004, Mr. Vetter was the CFO of Globetech Ventures, Inc.  From 2005 to 2007, Mr. Vetter was the President and CFO of International Gold Resources, Inc.  From 1986 to 1998, Mr. Vetter held various positions with Zimco Group, part of the New Mining Business Division of Anglo American Corporation.  Mr. Vetter was the former Group Financial Services Director for the Zimco Group and a former Chairman of the Anglo American Audit Liaison Committee.  Mr. Vetter is a member of both the Canadian and South African Institute of Chartered Accountants.  He earned his Bachelor of Commerce and Bachelor of Accounting degrees from the University of the Witwatersrand in South Africa.

Robert P. Martin.  Effective February 1, 2010, Mr. Martin was appointed to serve as the Chairman of the Company’s Board.  Mr. Martin served as President of the Company from January, 2007 to March 2011 and as Corporate Secretary since January, 2006.  Mr. Martin served as Executive Vice President from January, 2006 to January, 2007.  Mr. Martin first joined the Company as Director of Corporate Development in 2005.  Since 1992, Mr. Martin has been the Principal and Vice President of Rainbow Management Group, Ltd., a Hawaii-based hospitality services holding company under contract to Hilton Worldwide Corporation.  Mr. Martin’s background includes company turn-arounds, communications, maritime design and engineering, real estate, public relations and human resources.  He holds a Bachelor of Science degree in Political Science from Washington University and completed post-graduate business studies at the University of Washington.  Since 1985, Mr. Martin has donated time as President of Pacific Marine Research, a non-profit education organization based in Seattle, Washington.

Clyde C. Harrison.  Mr. Harrison has been a director of the Company since June 27, 2009.  Mr. Harrison was appointed Chair of the Company’s Audit Committee, effective February 1, 2010.  Most recently, Mr. Harrison was the Founding Member of Beeland Management Company, LLC.  During his 5-year tenure as its CEO, Mr. Harrison managed the Rogers Raw Materials Index Funds, which gained 150% while the benchmark S&P index gained 1%.  From 2004 until 2007, Mr. Harrison was a member of the board of directors of Geocom Resources, Inc., an early exploration stage mineral resource company.  Mr. Harrison has served as a pension fund consultant and has extensive experience as a derivative trader.  Mr. Harrison began his career in 1968 in finance with Lamson Brothers.  In 1974, he became General Partner with Carl Icahn, managing hedge positions for corporate takeovers.  Mr. Harrison later served as a consultant to Commerz Bank, creating the risk control system employed to relocate their futures headquarters from Europe to Chicago.  Mr. Harrison has also served as General Partner for a number of private investment and trading funds.  Mr. Harrison is a former member of the Managed Futures Committee of the Chicago Mercantile Exchange.  He has consulted for NBD Bank and Northern Trust, and Mr. Harrison has served as a Special Consultant to the Chairman of the Chicago Board Options Exchange.  Mr. Harrison is a prior member of the International Monetary Market.

Hans J. Rasmussen.  Mr. Rasmussen was appointed to the Board on March 15, 2011.  Mr. Rasmussen has over 27 years of professional experience in the mining industry as a geophysicist / geologist.  He was appointed President of Eaglecrest in January 2007, adding to his previous title of Chief Operating Officer and member of the Board of Directors.  Mr. Rasmussen has held senior positions with mining exploration companies in North and South America and worked as a consultant with clients that included Teck Cominco Ltd., Quadra Mining Ltd. and Mansfield Minerals Inc.  His experience includes conducting and managing all geological and geophysical aspects of exploration, commercial transactions and investor relations.  His prior employment included four years with Newmont Exploration Ltd., 12 years with the Kennecott Exploration / Rio Tinto group, including three years as Country Manager of Argentina and Bolivia.  Most recently, Mr. Rasmussen was Chief Geophysicist with White Knight Resources.  Mr. Rasmussen is an active member of the Society of Exploration Geologists, Northwest Mining Association and the Geologic Society of Nevada.  He graduated with a Master of Science from the University of Utah, and holds Bachelor of Science degrees in geology and physics from Southern Oregon State College.  Mr. Rasmussen is also a Director of Pachamama Resources Ltd., StoneShield Capital Corp., and has served as a technical advisor to the Company.

Committees of the Board of Directors

The Board has set up three committees as part of its compliance with the Sarbanes-Oxley Act.  The following is a list of committees and their composition that are presently active.

Committee	Chairperson	Members

Audit Committee	Clyde Harrison	Clyde Harrison, J. Roland Vetter, Hans Rasmussen
Nominating Committee	Clyde Harrison	Clyde Harrison, Thomas Klein, J. Roland Vetter
Oversight/Compensation Committee	Clyde Harrison	Clyde Harrison, J. Roland Vetter, Hans Rasmussen

Further discussion regarding each of the committees of the Board can be found below under the heading, “Meetings and Committees of the Board of Directors.”

Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of the Company.  Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of the stockholders and personal integrity and judgment.  In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the growing industry.  Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

Our Board formally created a Nominating Committee and adopted a Nominating Committee Charter.  The members of the Nominating Committee are Mr. Harrison, Mr. Klein and Mr. Vetter.

In carrying out its responsibilities, the Nominating Committee will consider candidates suggested by stockholders.  If a stockholder wishes to formally place a candidate’s name in nomination, however, he or she must do so in accordance with the provisions of our Bylaws.  According to our Bylaws, nominations of persons for election to the Board may be made by any stockholder of the Company, entitled to vote for the election of directors at a meeting, who complies with the following notice procedures.  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the secretary of the corporation.  To be timely, a stockholder’s notice must be delivered or mailed to and received at the registered office of the corporation not less than 30 days prior to the date of the meeting; provided, in the event that less than 40 days’ notice of the date of the meeting is given or made to stockholders, to be timely, a stockholder’s notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed.  Such stockholder’s notice shall set forth (a) as to each person whom such stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including each such person’s written consent to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as it appears on the corporation’s books, and (ii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such stockholder.
Proposals for candidates to be evaluated by the Board must be sent to the President, 1675 East Prater Way, Suite 102, Sparks, Nevada 89434.

Stockholders may send communications to the Board by mail to the President, Golden Phoenix Minerals, Inc., 1675 East Prater Way, Suite 102, Sparks, Nevada 89434.

Board Leadership Structure and Role in Risk Oversight

The Board does not have a policy with respect to whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee.  The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.

As described previously, the positions of Chief Executive Officer and Chairman of the Board are vested in two separate individuals: Thomas Klein (Chief Executive Officer) and Robert P. Martin (Chairman of the Board).  Based on factors such as the experience level of these individuals, the Company’s size and the current business environment, the Company believes that, at this time, separating the positions of Chairman of the Board and Chief Executive Officer is in the best interests of the Company.

Risk Oversight

In its oversight role, the Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, the risks and opportunities facing the Company.  The Board also has overall responsibility for executive officer succession planning and reviews succession planning efforts each year.  The Board oversees risk management as a whole but also delegates certain risk management oversight responsibility to the Board committees in certain instances.  As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures, including the Company’s risk assessment and risk management policies.  In this regard, the Company’s audit committee chairman prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee each year.  The Company’s management regularly evaluates controls and procedures, and reports to the Board regarding their design and effectiveness.

Audit Committee Financial Expert

We have established a separate Audit Committee within the meaning of Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We believe Mr. Harrison, Audit Committee Chairman, is an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

Audit Committee Report

The Audit Committee reviews the Company’s internal accounting procedures, consults with and reviews the services provided by the Company’s independent accountants and makes recommendations to the Board of Directors regarding the selection of independent accountants.  In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with management and discussed with the independent auditors the matters required to be discussed by SAS 61. Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Committee discussed with the independent auditors, the auditors’ independence from the management of the Company and received written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1.

After review and discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  The Committee also recommended to the Board that HJ & Associates, LLC be appointed as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

Two independent directors currently serve on our Audit Committee: Mr. Harrison (Audit Committee Chairman) and Mr. Rasmussen.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than 10% of a registered class of our securities to file reports of change of ownership with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all 16(a) forms they file.

Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal year 2010 all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons in a timely manner, except for a late Form 4 filing by our former director, Dr. Corby Anderson.

Involvement in Certain Legal Proceedings

No director or executive officer or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 5 years.

Code of Ethics

We have adopted a code of ethics, which is available at our website at www.golden-phoenix.com.

EXECUTIVE COMPENSATION

Summary Compensation

During fiscal year 2010, the Compensation Committee of the Board of Directors reviewed and approved executive compensation policies and practices.  Our executive compensation philosophy and the elements of our executive compensation program in fiscal 2010 are summarized as follows:

•	The main objectives of our executive compensation program are attracting, motivating and retaining the best executives and aligning their interests with our strategy of maximizing shareholder value.
•
During fiscal 2010, total direct compensation under our executive compensation program consisted of base salary generally determined by employment contracts and long-term equity incentive opportunities.  However, due to financial difficulties in 2010 and 2009, significant portions of executive compensation obligations were deferred until such time as additional capital was available. There were no bonus opportunities in fiscal year 2010.

•
The Compensation Committee is responsible for evaluating and setting the compensation levels of our executive officers.  In setting compensation levels for executive officers other than the Chief Executive Officer, the Compensation Committee solicits the input and recommendations of our Chief Executive Officer, Thomas J. Klein.

•	The Compensation Committee did not engage outside consultants in determining fiscal year 2010 executive compensation.

•	The Compensation Committee considers all relevant competitive factors in determining compensation for our executive officers.

The following table sets forth information regarding all forms of compensation received by the named executive officers during the fiscal years ended December 31, 2010 and December 31, 2009, respectively:
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)			Total ($)
(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)			(j)

Thomas J. Klein Chief Executive Officer	2010 2009	$ $	151,250 -	$ $	- -	$ $	- -	$ $	- 12,713	$ $	- -	$ $	- -	$ $	618,256 -	(2)	$ $	769,506 12,713

J. Roland Vetter Chief Financial Officer(3)	2010 2009	$ $	27,500 -	$ $	- -	$ $	- -	$ $	- -	$ $	- -	$ $	- -	$ $	- -		$ $	27,500 -

Robert P. Martin Former President	2010 2009	$ $	145,192 -	$ $	- -	$ $	- -	$ $	3,966 -	$ $	- -	$ $	- -	$ $	420,000 12,970	(5)	$ $	569,158 12,970

(1)
The amounts in column (f) reflect the aggregate grant date fair value with respect to employee stock options and warrants granted during the respective fiscal years in accordance with ASC Topic 718.  No stock options or warrants were granted in 2010 to Messrs. Klein, Vetter and Martin in their capacity as executive officers of the Company.

(2)
The other compensation paid to Mr. Klein in 2010 consisted of fees earned in connection with the sale of the Company’s Mineral Ridge net assets and the formation of the Mineral Ridge LLC.  Director compensation is provided below.

(3)	Mr. Vetter was appointed as Chief Financial Officer, effective February 1, 2010. Director compensation is provided below.

(4)	On February 1, 2010, Mr. Martin was granted a stock option for 100,000 shares with an exercise price of $0.045 per share, vested 100% upon grant and exercisable for a period of five years.

(5)
The other compensation paid to Mr. Martin consisted of amounts paid or converted to promissory notes payable to Mr. Martin pursuant to a debt settlement agreement and relate to the retirement of obligations due Mr. Martin pursuant to a Production Payment Purchase Agreement.  The other compensation paid to Mr. Martin in 2009 consisted of a commission earned pursuant to a supplemental compensation agreement, which was terminated in 2010.  Director compensation is provided below.

Employment and Consulting Agreements of Executive Officers and Directors

Thomas J. Klein

On October 4, 2010, we entered into a Consulting Agreement (the “Klein Consulting Agreement”) with Thomas Klein, whereby Mr. Klein is to provide services to the Company in his role as Chief Executive Officer (“CEO”) of the Company.  Mr. Klein was appointed as the Company’s CEO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CEO, the Company has agreed to pay Mr. Klein $165,000 per year as well as provide a $96,250 payment upon signing the Consulting Agreement.  Mr. Klein’s compensation will be reviewed annually by the Company’s Compensation Committee, or by the full Board of Directors serving in such capacity.  The Consulting Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Consulting Agreement, and allows for Mr. Klein to participate in certain Company incentive and benefit plans.

Further, on October 4, 2010, as approved by the Company’s Board of Directors, the Company and Mr. Klein agreed to an amendment of Mr. Klein’s compensation arrangement then in effect, whereby the Company issued 887,118 shares of its common stock in payment of $55,001 in deferred salary owed to Mr. Klein.  The shares were issued at a price equal to $0.062 per share, the closing market price of a share of the Company’s common stock on October 1, 2010

Pursuant to the prior consulting agreement, Mr. Klein received 1,500,000 warrants to purchase Company common stock for his services in acquiring financing for the Company and the retirement of the Company’s existing debt.  The warrants were fully vested, had an exercise price of $0.0079 per share, and were exercisable through February 6, 2011.  The warrants were exercised by Mr. Klein subsequent to December 31, 2010.

J. Roland Vetter

On July 1, 2010, we entered into a Consulting Agreement (the “Vetter Agreement”) with J. Roland Vetter, whereby Mr. Vetter is to provide services to the Company in his role as Chief Financial Officer (“CFO”) of the Company.  Mr. Vetter was appointed as the Company’s CFO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CFO, the Company agreed to pay Mr. Vetter $2,500 per month as well as provide a $10,000 payment upon signing the Vetter Agreement, such compensation to be reviewed annually by the Company’s Compensation Committee.  The Vetter Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Vetter Agreement, and allows for Mr. Vetter to participate in certain Company incentive and benefit plans.

Robert P. Martin

We entered into an Employment Agreement with Robert P. Martin, former President of the Company and current Chairman of the Board of Directors, on March 8, 2006, and into an Addendum to the Employment Agreement on January 31, 2007, a further amendment to which is currently being negotiated.

Stock Option Plans

In April 1998, the Board approved the Golden Phoenix Minerals, Inc. Stock Option Incentive Plan (the “1997 Stock Option Incentive Plan”), under which employees and directors of the Company are eligible to receive grants of stock options.  The Company reserved a total of 1,000,000 shares of common stock under the 1997 Stock Option Incentive Plan.  Subsequent to this, the Employee Stock Incentive Plan of 2002 amended the 1997 Stock Option Incentive Plan and allowed for up to 4,000,000 options to be granted (the “2002 Stock Option Incentive Plan”).  These options are qualified and registered with the SEC.  In addition to these qualified plans, the Company created a class of non-registered, non-qualifying options in 2000 to compensate its three principle employees for deferred salaries.  The Company’s executive management administers the plan.  Subject to the provisions of the 2002 Stock Option Incentive Plan, the Board has full and final authority to select the individuals to whom options will be granted, to grant the options, and to determine the terms and conditions and the number of shares issued pursuant thereto.

On October 23, 2006, the Board approved the 2006 Non-Employee Director Stock Option Plan providing for 2,000,000 shares of the Company’s common stock to be reserved for issuance of awards of non-qualified stock options to non-employee directors of the Company pursuant to the terms and conditions set forth in the plan.

On September 21, 2007, the Stockholders approved the 2007 Equity Incentive Plan providing for 9% of the total number of outstanding shares of the Company’s common stock at the beginning of each fiscal year to be available for issuance of awards of Incentive and Nonqualified Stock Options, Stock and Stock Appreciation Rights.  However, not more than 2,000,000 shares of stock shall be granted in the form of Incentive Stock Options.  On July 15, 2008, 10,000,000 shares underlying the options under this 2007 Equity Incentive Plan were registered with the U.S. Securities and Exchange Commission.

Outstanding Equity Awards at December 31, 2010 Year-End

Name	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Award: Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Excercisable	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)

Thomas J. Klein(1)	100,000	-	100,000	0.0200	01/23/2014
Thomas J. Klein(1)	1,500,000	-	1,500,000	0.0079	02/06/2011
Robert P. Martin	200,000	-	200,000	0.2400	02/13/2011
Robert P. Martin	250,000	-	250,000	0.1900	05/08/2013
Robert P. Martin	100,000	-	100,000	0.0450	02/01/2015
J. Roland Vetter	100,000	-	100,000	0.2200	05/21/2013

Columns (g) through (j) have been omitted since the Company has not granted any stock awards.

(1)	Mr. Klein exercised 100,000 stock options and 1,500,000 warrants in January 2011.

Compensation of Directors

Starting January 1, 2007, the Company adopted a stipend system to compensate our directors, whereby each director receives $1,000 per month.  During 2010, the Board revised this policy such that director stipends are $500 per month, but subsequent to the year ended December 31, 2010, the Board reinstated the $1,000 per month stipend level.  Further, reasonable expenses related to the performance of duties as a director are reimbursed upon submission of evidence of payment therefore.  In addition, our directors are generally granted a stock option for 100,000 shares upon appointment to the Board.  These options vest 100% upon grant, are exercisable for a period of five years and have an exercise price equal to the market price of the Company’s common stock on the date of the option grant.  The following table sets forth compensation paid to our non-executive directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas J. Klein(2)	$14,500	$-	$-	$-	$-	$-	$14,500

J. Roland Vetter(3)	$11,500	$-	$-	$-	$-	$-	$11,500

Robert P. Martin(4)	$6,500	$-	$3,966	$-	$-	$-	$10,466

Clyde C. Harrison	$9,500	$-	$-	$-	$-	$-	$9,500

Donald B. Gunn	$1,750	$-	$4,018	$-	$-	$-	$5,768

Corby G. Anderson(5)	$9,820	$-	$-	$-	$-	$-	$9,820

Kent D. Aveson(6)	$14,750	$-	$-	$-	$-	$-	$14,750

David A. Caldwell(7)	$5,000	$-	$-	$-	$-	$-	$5,000

(1)	The amounts for option awards reflect the aggregate grant date fair value with respect to director stock options granted during the year in accordance with ASC Topic 718.

(2)	Mr. Klein was appointed as Chief Executive Officer, effective February 1, 2010. This table only reflects compensation received by Mr. Klein in his capacity as a director.

(3)	Mr. Vetter was appointed as Chief Financial Officer, effective February 1, 2010. This table only reflects compensation received by Mr. Vetter in his capacity as a director.

(4)	Mr. Martin served as President of the Company from January, 2007 to March 2011. This table only reflects compensation received by Mr. Martin in his capacity as a director.

(5)	Mr. Anderson terminated his service as director in November, 2010.

(6)	Mr. Aveson terminated his service as director in September, 2010

(7)	Mr. Caldwell terminated his service as director in January 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table presents certain information regarding the beneficial ownership of all shares of common stock at June 15, 2011 for each executive officer and director of our Company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock.  The percentage ownership shown in such table is based upon the 289,679,829 shares that were issued and outstanding on June 15, 2011 and ownership by these persons of options or warrants exercisable within 60 days of such date.

Name and Address	Common Shares Owned	Exercisable Options and Warrants (1)	Total	Percentage

Thomas J. Klein
1675 E. Prater Way, Suite 102
Sparks, NV 89434	4,137,118	-	4,137,118	1.43%

J. Roland Vetter (2)
1675 E. Prater Way, Suite 102
Sparks, NV 89434	-	100,000	100,000	*

Robert P. Martin (3)
1675 E. Prater Way, Suite 102
Sparks, NV 89434	4,406,219	550,000	4,956,219	1.71%

Clyde C. Harrison
1675 E. Prater Way, Suite 102
Sparks, NV 89434	50,000	-	50,000	*

Donald B. Gunn (4)
1675 E. Prater Way, Suite 102
Sparks, NV 89434	6,815,500	100,000	6,915,500	2.39%

Hans J. Rasmussen (5)
1675 E. Prater Way, Suite 102
Sparks, NV 89434	150,000	100,000	250,000	*

Total Officers and Directors	15,558,837	850,000	16,408,837	5.65%
____________

* Less than 1%

(1)	Represents stock options and stock warrants exercisable at March 15, 2011 or within sixty (60) days of March 15, 2011.

(2)	Mr. Vetter holds options for 100,000 common shares exercisable at $0.22 per share.

(3)	Mr. Martin holds options for 100,000 common shares exercisable at $0.045 per share, 200,000 common shares exercisable at $0.24 per share and 250,000 common shares exercisable at $0.19.

(4)	Mr. Gunn holds options for 100,000 common shares exercisable at $0.04 per share.

(5)	Mr. Rasmussen holds options for 100,000 common shares exercisable at $0.17 per share

  Equity Compensation Plan Information

For information regarding our equity compensation plans, please Stock Option Plans, above.

THE LPC TRANSACTION

General

On May 26, 2011, we executed a Purchase Agreement and a Registration Rights Agreement with LPC, pursuant to which LPC has purchased 3,333,333 shares of our common stock together with warrants to purchase 3,333,333 shares of our common stock, which are not included in this offering, at an exercise price of $0.20 per share, for total consideration of $500,000.   The warrants have a term of two years. Under the Purchase Agreement, we also have the right to sell to LPC up to an additional $12,000,000 of our common stock at our option as described below.

Pursuant to the Registration Rights Agreement, we have filed a registration statement that includes this prospectus with the Securities and Exchange Commission (the “SEC”) covering the shares that have been issued or may be issued to LPC under the Purchase Agreement.  We do not have the right to commence any additional sales of our shares to LPC until the SEC has declared effective the registration statement of which this Prospectus is a part.  After the registration statement is declared effective, over approximately 36 months, generally we have the right to direct LPC to purchase up to an additional $12,000,000 of our common stock in amounts up to $60,000 as often as every two business days under certain conditions. We can also accelerate the amount of our stock to be purchased under certain circumstances.  No sales of shares may occur below $0.10 per share.  There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.  The purchase price of the shares will be based on the market prices of our shares immediately preceding the time of sale as computed under the Purchase Agreement without any fixed discount.  We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  We issued 1,543,210 shares of our stock to LPC as a commitment fee for entering into the agreement, and we may issue up to 1,543,210 shares pro rata as LPC purchases the up to $12,000,000 of our stock as directed by us. LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

As of June 15, 2011, there were 284,803,286 shares outstanding (274,120,992 shares held by non-affiliates) excluding the 4,876,543 shares which we have already issued and are offered by LPC pursuant to this Prospectus.  51,419,753 shares are offered hereby consisting of 3,333,333 shares together with 3,333,333 shares underlying a warrant, which are not included in this offering, that we have sold to LPC for $500,000, 1,543,210 shares that we issued as a commitment fee and 43,209,877 shares, of which 1,543,210 shares that we may issue pro rata as up to the additional $12,000,000 of our stock is purchased by LPC, the remainder representing shares we may sell to LPC under the Purchase Agreement.  If all of the 51,419,753 shares offered by LPC hereby were issued and outstanding as of the date hereof, such shares would represent 15.3% of the total common stock outstanding or 15.8% of the non-affiliates shares outstanding, as adjusted, as of the date hereof.  The number of shares ultimately offered for sale by LPC is dependent upon the number of shares that we sell to LPC under the Purchase Agreement. If we elect to issue more than the 51,419,753 shares offered under this prospectus, which we have the right but not the obligation to do, we must first register under the Securities Act any additional shares we may elect to sell to Lincoln Park before we can sell such additional shares.

Purchase Of Shares Under The Purchase Agreement

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $60,000 of our common stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

In addition to purchases of up to $60,000, we may direct LPC as often as every two business days to purchase up to $100,000 of our common stock provided on the purchase date our share price is not below $0.20 per share.  We may increase this amount:  up to $150,000 of our common stock provided on the purchase date our share price is not below $0.40 per share; up to $250,000 of our common stock provided on the purchase date our share price is not below $0.50 per share; up to $500,000 of our common stock provided on the purchase date our share price is not below $0.75 per share.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.10.  However, LPC shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price would be less than the floor price. Specifically, LPC shall not have the right or the obligation to purchase shares of our common stock on any business day that the market price of our common stock is below $0.10.

Events of Default

The following events constitute events of default under the Purchase Agreement:

•
the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to LPC for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three (3) consecutive business days;

•
the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the NYSE AMEX;

•	the transfer agent’s failure for five (5) business days to issue to LPC shares of our common stock which LPC is entitled to under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to LPC terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by LPC

LPC has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the common stock Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 51,419,753 shares registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to 36 months from the date of this prospectus.  The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile.  LPC may ultimately purchase all, some or none of the 51,419,753 shares of common stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to LPC by us under the agreement may result in substantial dilution to the interests of other holders of our common stock.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

        In connection with entering into the agreement, we authorized the sale to LPC of up to 45,000,0000 shares of our common stock exclusive of the 1,543,210 commitment shares issued, the 1,543,210 commitment shares that may be issued and the 3,333,333 shares underlying the warrant and that are not part of this offering.  We have the right to terminate the agreement without any payment or liability to LPC at any time, including in the event that all $12,500,000 is sold to LPC under the Purchase Agreement. The number of shares ultimately offered for sale by LPC under this prospectus is dependent upon the number of shares purchased by LPC under the agreement.  The following table sets forth the amount of proceeds we would receive from LPC from the sale of shares that are registered in this offering at varying purchase prices:

Assumed Average Purchase Price		Number of Registered Shares to be Issued if Full Purchase (1) (2)	Percentage of Outstanding Shares After Giving Effect to the Issuance to LPC (3)	Proceeds from the Sale of Shares to LPC Under the LPC Purchase Agreement
$.10	(4)	46,543,210	16.07%	$4,601,574
$.13	(5)	46,543,210	16.07%	$5,959,347
$.30		43,209,877	14.92%	$12,500,000
$.50		26,543,210	9.16%	$12,500,000
$.70		19,400,353	6.70%	$12,500,000

___________________
(1)	Although the LPC Purchase Agreement provides that we may sell up to $12,500,000 of our common stock to LPC, we are only registering 46,543,210 shares, including Additional Commitment Shares, to be purchased thereunder, which may or may not cover all such shares purchased by LPC under the LPC Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares which are registered in this offering.
(2)	The number of registered shares to be includes a number of shares to be purchased at the applicable price plus the applicable Additional Commitment shares issuable to LPC (but not the initial commitment shares), and no proceeds will be attributable to such commitment shares
(3)	The denominator is based on 289,679,829 shares outstanding as of June 15, 2011, which includes the 3,333,333 shares previously issued to LPC, which shares are a part of this offering, the 1,543,210 initial commitment shares and the number of shares set forth in the adjacent column which includes the additional commitment shares issued pro rata as up to $12,000,000 of our stock is purchased by LPC. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The number of shares in such column does not include shares that may be issued to LPC which are not registered in this offering.
(4)	Under the LPC Purchase Agreement, we may not sell and LPC may not purchase any shares in the event the purchase price of such shares is below $0.10.
(5)	The closing sale price of our shares on June 15, 2011.

THE SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder.  Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering		Shares to be Sold in the Offering Assuming The Company Issues The Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After Offering
Lincoln Park Capital Fund, LLC (1)	4,876,543	(2)	1.7	%(2)	51,419,753	*
____________
*less than 1%

(1)
Josh Scheinfeld and Jonathan Cope, the principals of LPC, are deemed to be beneficial owners of all of the shares of common stock owned by LPC. Messrs. Scheinfeld and Cope have shared voting and disposition power over the shares being offered under this Prospectus.

(2)
4,876,543 shares of our common stock have been previously acquired by LPC under the Purchase Agreement, consisting of 3,333,333 shares purchased by LPC and 1,543,210 shares we issued to LPC as a commitment fee.  We may at our discretion elect to issue to LPC up to an additional 43,209,877 shares of our common stock in this offering under the Purchase Agreement and 3,333,333 shares underlying a warrant which are included in this offering such shares are not included in determining the percentage of shares beneficially owned before the offering.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our articles of incorporation authorizes us to issue 800,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.  As of June 15, 2011, 289,679,8292 shares of common stock were outstanding and no shares of preferred stock were outstanding.

As of June 15, 2011, we also had outstanding:

•	options to purchase 2,830,000 shares of our common stock pursuant to certain of our stock option plans, all of which have vested as of June 15, 2011, at a weighted average exercise price of $ 0.22 per share;
•	warrants to purchase an aggregate of 51,083,333 shares of our common stock, of which, 49,583,333 are vested as of June 15, 2011,at a weighted average exercise price of $ 0.11 per share; and
•	approximately 32,642,831 shares of our common stock issuable to those holders of common shares of Ra Resources Ltd common stock, pursuant to the closing of the Acquisition Agreement, whereby we acquired
100% of Ra Resources outstanding securities, which acquisition closed on April 14, 2011, the share exchange for which in process.

The following summary description of our capital stock is based on the provisions of our articles of incorporation as well as our bylaws and the applicable provisions of the Nevada Revised Statutes. This information is qualified entirely by reference to the applicable provisions of our articles of incorporation, as amended to date, our bylaws, as amended to date and the Nevada Revised Statutes.  For information on how to obtain copies of our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information.”

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders.  Stockholders do not have preemptive rights, so we may issue additional shares that may reduce each holder’s voting and financial interest in our Company.  Cumulative voting does not apply to the election of directors, so holders of more than 50% of the shares voted for the election of directors can elect all of the directors.  Our bylaws permit the holders of the same percentage of all shareholders entitled to vote at a meeting to take action by written consent without a meeting.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor.  In the event of liquidation, dissolution or winding up of our Company, holders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.  Holders do not have any conversion, redemption provisions or other subscription rights.  All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Pursuant to our Articles of Incorporation, as amended, our board of directors is empowered, without shareholder approval, to issue series of preferred stock with any designations, rights and preferences as they may from time to time determine.  The rights and preferences of this preferred stock may be superior to the rights and preferences of our common stock; consequently, preferred stock, if issued, could have dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the common stock.  Additionally, Preferred stock, if issued, could be utilized, under special circumstances, as a method of discouraging, delaying or preventing a change in control of our business or a takeover from a third party.

Equity Incentive Plans

In April 1998, the Board approved the Golden Phoenix Minerals, Inc. Stock Option Incentive Plan (the “1997 Stock Option Incentive Plan”), under which employees and directors of the Company are eligible to receive grants of stock options.  The Company reserved a total of 1,000,000 shares of common stock under the 1997 Stock Option Incentive Plan.  Subsequent to this, the Employee Stock Incentive Plan of 2002 amended the 1997 Stock Option Incentive Plan and allowed for up to 4,000,000 options to be granted (the “2002 Stock Option Incentive Plan”).  These options are qualified and registered with the SEC.  In addition to these qualified plans, the Company created a class of non-registered, non-qualifying options in 2000 to compensate its three principle employees for deferred salaries.  The Company’s executive management administers the plan.  Subject to the provisions of the 2002 Stock Option Incentive Plan, the Board has full and final authority to select the individuals to whom options will be granted, to grant the options, and to determine the terms and conditions and the number of shares issued pursuant thereto.

On October 23, 2006, the Board approved the 2006 Non-Employee Director Stock Option Plan providing for 2,000,000 shares of the Company’s common stock to be reserved for issuance of awards of non-qualified stock options to non-employee directors of the Company pursuant to the terms and conditions set forth in the plan.

On September 21, 2007, the Stockholders approved the 2007 Equity Incentive Plan providing for 9% of the total number of outstanding shares of the Company’s common stock at the beginning of each fiscal year to be available for issuance of awards of Incentive and Nonqualified Stock Options, Stock and Stock Appreciation Rights.  However, not more than 2,000,000 shares of stock shall be granted in the form of Incentive Stock Options.  On July 15, 2008, 10,000,000 shares underlying the options under this 2007 Equity Incentive Plan were registered with the U.S. Securities and Exchange Commission.

Warrants

As of June 15, 2011, we had outstanding warrants to purchase an aggregate 51,083,333 shares of our common stock, of which, 49,583,333 are vested as of June 15, 2011 at a weighted average exercise price of $ 0.11 per share.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes (“NRS”) sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Neither our Articles of Incorporation, as amended, nor our Bylaws, as amended, state that these provisions do not apply.  These sections of the NRS impose a number of restrictions on the ability of a person or entity to acquire control of a Nevada corporation by setting forth certain rules of conduct and voting restrictions in any acquisition attempt, among other things.  The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

Provisions of our restated articles of incorporation and our bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management.  Therefore, these provisions could adversely affect the price of our common stock.  Among other things, our restated articles of incorporation and our bylaws (i) provide that the authorized number of directors, which may not be less than one, may be changed only by resolution of the board of directors, (ii) permit our board of directors to issue up to 50,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in our control and (iii) our restated articles of incorporation provide that the shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of the Company.

Transfer Agent

Our transfer agent is Nevada Agency & Transfer Company, located at 50 West Liberty Street #880, Reno, Nevada 89501, telephone number (775) 322-0626 and facsimile number (775) 322-5623.

OTC Bulletin Board Quotation

Our common stock is quoted on the Bulletin Board under the trading symbol “GPXM”.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by Lincoln Park Capital Fund, LLC, the selling stockholder.  The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

LPC is an “underwriter” within the meaning of the Securities Act.

Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between LPC, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify LPC and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.

We have advised LPC that while it is engaged in a distribution of the shares included in this Prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

This offering will terminate on the date that all shares offered by this Prospectus have been sold by LPC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
Related Party Transactions

As more fully discussed in the Notes to our Financial Statements, we entered into a Production Payment Purchase Agreement with Ashdown Milling.  Robert Martin, Chairman of the Company (then-President), and Kenneth Ripley, a former Chief Executive Officer of the Company, were members, managers, and lead investors in Ashdown Milling LLC.  A total of $1,500,000 was advanced to the Company pursuant to this agreement, of which $904,567 was recorded as a production payment obligation – related parties.  We repaid the $904,567 obligation in 2007 and 2008.  Including the $904,567 obligation, the total amount of the production payment to be paid to Ashdown Milling was equal to a 12% net smelter returns royalty on the minerals produced from the mine until an amount equal to 240% of the total purchase price has been paid.  We subsequently bought out the member interests of the members of Ashdown Milling, including the member interest of Mr. Martin, thereby extinguishing our production payment obligation.  Amounts paid to Ashdown Milling members in excess of the original obligation recorded of $904,567 have been reported as royalties expense. Royalties expense to related parties for the years ended December 31, 2010 and 2009 totaled $489,002 and $70,090, respectively, consisting of debt amounts incurred to Mr. Martin to extinguish his share of the production payment obligation.

Certain officers and former officers of the Company have advanced funds to the Company in the form of interest-bearing promissory notes or restructured other obligations resulting in interest-bearing promissory notes payable.  In addition, we had a note payable to a former employee and the former manager of the Ashdown mine resulting from the acquisition of the mill at the Ashdown mine and for rental payments and other amounts owed.  These obligations, including accrued interest payable, totaled $599,741 ($373,635 included in long-term liabilities) at December 31, 2010 and $432,173 at December 31, 2009.

As discussed under the section entitled, “Management,” we have entered into certain consulting and employment agreements with our officers and directors and have issued shares of our common stock in payment of certain compensation obligations to these individuals.

Further, on April 16, 2010, we entered into a Debt Settlement and Release Agreement with Robert P. Martin, Chairman of the Board (the “Debt Settlement Agreement”), as part of our ongoing efforts to consolidate and eliminate certain outstanding debt obligations.

Pursuant to the terms of the Debt Settlement Agreement, Mr. Martin agreed to accept the total sum of $716,689 (the “Martin Settlement Amount”) in exchange for the settlement of all outstanding amounts owed by the Company to Mr. Martin, such amounts totaling $985,259 (the “Outstanding Debt”), as well as a release of all claims against the Company by Mr. Martin relating to, or arising out of, the Outstanding Debt.  By agreeing to accept the Martin Settlement Amount, Mr. Martin is forgiving $268,570 owed to him by the Company, which amount has been recorded as an increase to additional paid-in capital due to the related party nature of the transaction.

We incurred fees to Thomas Klein, our Chief Executive Officer, totaling $618,256 in connection with the formation of the Mineral Ridge LLC.

We entered into a Notice of Conversion and Note Settlement Agreement dated as of February 9, 2011 (the “Note Settlement”) with David A. Caldwell, a former officer and director of the Company, with respect to a note payable of $366,623 (the “Caldwell Note”) and related accrued interest payable of $7,012 resulting from an Employment Separation and Severance Agreement entered into in January 2010.  As set forth in the Note Settlement, Mr. Caldwell elected to exercise his right to convert 50% of the outstanding balance of the Caldwell Note and accrued interest payable into shares of the Company’s common stock, resulting in an issuance of 3,126,691 shares of the Company common stock (the “Conversion Shares”) valued at $187,227.  Additionally, Mr. Caldwell and the Company agreed that in settlement of the remaining balance and any further obligations under the Caldwell Note, in lieu of cash or further conversion into Company common stock at the Caldwell Note’s maturity date, the Company would transfer certain of its interests in private securities with no current book value to the Company.

Namely, we agreed to transfer all of our right, title and interest in: (i) 1,523,292 shares of Black Rock Metals Inc., a privately held Canadian federally registered company (“Black Rock”), currently held in our name (the “Black Rock Shares”), at a current agreed book value of $0.10 per share based on the most recent sale of an aggregate of 5,300,000 shares by 11 individual shareholders, for an aggregate deemed consideration of $152,329; and (ii) a 1% net smelter return (“NSR”) royalty in favor of the Company on certain mineral properties and leasehold interests in Alaska, pursuant to that certain Royalty Agreement entered into between the Company and Great American Minerals Exploration, Inc., a Nevada company (“GAME”) dated April 26, 1999 at a deemed value of $34,898.  In exchange for the Black Rock Shares and the GAME NSR, we will no longer have any obligations to Mr. Caldwell under the Caldwell Note.  All other terms and conditions of the Separation Agreement remain in full force and effect.  The total deemed consideration of $187,227 for these asset transfers to Mr. Caldwell to extinguish the balance of the Caldwell Note and related accrued interest payable has been recorded as an increase to additional paid-in capital due to the related party nature of the transaction.

Director Independence

Our Board of Directors consists partially of independent directors, as determined by former Rule 4200 of the National Association of Securities Dealers’ (NASD) listing standards.  A Director is considered independent if the Board affirmatively determines that the Director (or an immediate family member) does not have any direct or indirect material relationship with us or our affiliates or any member of our senior management or his or her affiliates.  The term “affiliate” means any corporation or other entity that controls, is controlled by, or under common control with us, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity.  The term “immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the Director’s home.

 In accordance with these guidelines, the Board has determined that current Board members Clyde Harrison and Hans Rasmussen are independent directors.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Although Nevada law and our Company Articles and Bylaws provide for indemnification of officers and directors acting in their capacity as such in certain circumstances, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to such provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered was passed upon by Sarah L. Ham, our in-house general counsel.

EXPERTS

The financial statements of Golden Phoenix Minerals, Inc., a Nevada corporation, have been included in the Prospectus and elsewhere in the registration statement in reliance on the report of HJ & Associates, LLC, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC.  This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

GOLDEN PHOENIX MINERALS, INC.
Index to Financial Statements

Financial Statements for the Fiscal Years Ended December 31, 2010 and 2009

Financial Statements for the Three Months Ended March 31, 2011 and 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Golden Phoenix Minerals, Inc.

We have audited the accompanying balance sheets of Golden Phoenix Minerals, Inc. as of December 31, 2010 and 2009, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Golden Phoenix Minerals, Inc. as of December 31, 2010 and 2009, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of Golden Phoenix Minerals, Inc.'s internal control over financial reporting as of December 31, 2010, and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit of $44,859,427 at December 31, 2010, which together raises substantial doubt about the Company’s ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
March 29, 2011

GOLDEN PHOENIX MINERALS, INC.
Balance Sheets

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$1,520,318	$94,785
Prepaid expenses and other current assets	208,211	15,504
Total current assets	1,728,529	110,289

Property and equipment, net	198,111	285,006

Other assets:
Deposits	50,000	106,590
Note receivable	-	-
Assets of discontinued operations	-	2,552,400
Total other assets	50,000	2,658,990

	$1,976,640	$3,054,285

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$216,522	$1,273,547
Accrued liabilities	425,863	1,005,433
Current portion of long-term debt	277,777	2,535,782
Amounts due to related parties	226,106	432,173
Current portion of severance obligations	-	165,201
Deposits received	-	900,000
Total current liabilities	1,146,268	6,312,136

Long-term liabilities:
Long-term debt	21,818	61,173
Amounts due to related parties	373,635	-
Liabilities of discontinued operations	-	3,036,430
Total long-term liabilities	395,453	3,097,603

Total liabilities	1,541,721	9,409,739

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, no par value, 50,000,000 shares authorized, none issued	-	-
Common stock, $0.001 par value, 800,000,000 shares authorized, 271,988,900 and 223,180,210 shares issued and outstanding, respectively	271,989	223,180
Additional paid-in capital	45,071,867	40,842,415
Treasury stock, 309,500 shares at cost	(49,510)	-
Accumulated deficit	(44,859,427)	(47,421,049)
Total stockholders’ equity (deficit)	434,919	(6,355,454)

	$1,976,640	$3,054,285

See accompanying notes to financial statements

GOLDEN PHOENIX MINERALS, INC.
Statements of Operations

	Years Ended December 31,
	2010	2009

Rental Income	$107,500	$63,056

Operating costs and expenses:
Cost of mining operations	33,345	-
Exploration and evaluation expenses	2,105,516	-
General and administrative expenses	1,992,778	1,760,363
Depreciation and amortization expense	74,321	78,438
Royalties	489,002	70,090

Total operating costs and expenses	4,694,962	1,908,891

Loss from operations	(4,587,462)	(1,845,835)

Other income (expense):
Interest and other income	48,186	4,541
Interest expense	(233,686)	(760,521)
Gain on extinguishment of debt	162,423	1,032,579
Foreign currency loss	(41,499)	-
Loss on sale of marketable securities	(1,681,571)	-
Gain (loss) on disposal of property and equipment	(6,322)	127

Total other income (expense)	(1,752,469)	276,726

Loss from continuing operations before income taxes	(6,339,931)	(1,569,109)
Provision for income taxes	-	-

Loss from continuing operations attributed to the Company	(6,339,931)	(1,569,109)

Income (Loss) from discontinued operations:
Gain on sale of Mineral Ridge net assets	8,982,772	-
Loss on sale of interest in joint venture	-	(235,303)
Loss from discontinued operations	(81,219)	(1,261,609)
Income (loss) from discontinued operations	8,901,553	(1,496,912)
Loss from discontinued operations attributable to noncontrolling interest	-	267,274
Income (loss) from discontinued operations attributable to the Company	8,901,553	(1,229,638)

Net income (loss) attributable to the Company	$2,561,622	$(2,798,747)

Income (loss) per common share, basic and diluted:
Continuing operations	$(0.03)	$(0.01)
Discontinued operations	0.04	(0.00)

Total	$0.01	$(0.01)

Weighted average number of shares outstanding:
Basic	236,817,778	211,632,837
Diluted	246,692,567	211,632,837

See accompanying notes to financial statements

GOLDEN PHOENIX MINERALS, INC.
Statements of Stockholders’ Equity (Deficit)
Years Ended December 31, 2010 and 2009
								Noncontrolling
			Additional	Common				Interest in
	Common Stock		Paid-in	Stock	Treasury Stock		Accumulated	Discontinued
	Shares	Amount	Capital	Subscribed	Shares	Amount	Deficit	Operations	Total
Balance, December 31, 2008	205,510,457	$205,510	$40,127,362	$(121,187)	-	$-	$(44,622,302)	$(304,319)	$(4,714,936)
Issuance of common stock for cash	12,501,253	12,501	236,899	-	-	-	-	-	249,400
Issuance of common stock upon exercise of options	100,000	100	2,900	-	-	-	-	-	3,000
Issuance of common stock for payment of accounts payable	4,068,500	4,069	35,063	1,187	-	-	-	-	40,319
Issuance of common stock for payment of debt	1,000,000	1,000	49,000	-	-	-	-	-	50,000
Issuance of warrants for interest expense	-	-	448,804	-	-	-	-	-	448,804
Stock-based compensation	-	-	62,387	-	-	-	-	-	62,387
Write off subscription receivable	-	-	(120,000)	120,000	-	-	-	-	-
Elimination of noncontrolling interest due to sale of interest in LLC	-	-	-	-	-	-	-	571,593	571,593
Net loss attributable to the Company	-	-	-	-	-	-	(2,798,747)	-	(2,798,747)
Net loss attributed to noncontrolling interest	-	-	-	-	-	-	-	(267,274)	(267,274)
Balance, December 31, 2009	223,180,210	223,180	40,842,415	-	-	-	(47,421,049)	-	(6,355,454)
Issuance of common stock for cash	30,333,333	30,333	2,619,667	-	-	-	-	-	2,650,000
Issuance of common stock upon exercise of warrants	3,333,333	3,333	196,667	-	-	-	-	-	200,000
Issuance of common stock for payment of accounts payable	3,276,757	3,277	48,069	-	-	-	-	-	51,346
Issuance of common stock for payment of accrued expenses	939,687	940	57,320	-	-	-	-	-	58,260
Issuance of common stock for payment of severance obligations	1,538,462	1,539	98,461	-	-	-	-	-	100,000
Issuance of common stock for services	2,387,118	2,387	171,289	-	-	-	-	-	173,676
Issuance of common stock for exploration properties	7,000,000	7,000	273,000	-	-	-	-	-	280,000
Issuance of warrants for exploration expenses	-	-	236,390	-	-	-	-	-	236,390
Issuance of warrants for interest expense	-	-	69,235	-	-	-	-	-	69,235
Payment of stock issuance costs	-	-	(10,000)	-	-	-	-	-	(10,000)
Purchase and retirement of warrants	-	-	(62,500)	-	-	-	-	-	(62,500)
Stock-based compensation	-	-	21,439	-	-	-	-	-	21,439
Transfer of liabilities to related party	-	-	149,764	-	-	-	-	-	149,764
Forgiveness of related party debt	-	-	360,651	-	-	-	-	-	360,651
Purchase of treasury stock	-	-	-	-	309,500	(49,510)	-	-	(49,510)
Net income attributable to the Company	-	-	-	-	-	-	2,561,622	-	2,561,622

Balance, December 31, 2010	271,988,900	$271,989	$45,071,867	$-	309,500	$(49,510)	$(44,859,427)	$-	$434,919

See accompanying notes to financial statements

GOLDEN PHOENIX MINERALS, INC.
Statements of Cash Flows

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss) attributable to the Company	$2,561,622	$(2,798,747)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Income) loss from discontinued operations attributable to the Company	(8,901,553)	1,229,638
Depreciation and amortization	74,321	78,437
Stock-based compensation	21,439	62,387
Issuance of debt for royalties	489,002	70,090
Foreign currency gain on sale of securities	(12,615)	-
Gain on extinguishment of debt	(162,423)	(1,032,579)
Loss on sale of marketable securities	1,681,571	-
(Gain) loss on disposal of property and equipment	6,322	(127)
Issuance of common stock for services	173,676	-
Issuance of common stock for exploration expenses	280,000	-
Issuance of warrants for exploration expenses	236,390	-
Issuance of warrants for interest expense	69,235	448,804
Changes in operating assets and liabilities:
Increase in prepaid expenses and other current assets	(192,707)	(3,960)
Decrease in inventories	-	30,637
Decrease in deposits	56,590	456
Increase (decrease) in accounts payable	(787,905)	42,458
Increase (decrease) in accrued and other liabilities	(172,952)	652,077

Net cash used in operating activities	(4,579,987)	(1,220,429)

Cash flows from investing activities:
Proceeds from the sale of marketable securities	3,832,626	-
Purchase of property and equipment	(12,629)	(3,825)
Proceeds from the sale of property and equipment	18,880	353
Deposits received	-	900,000

Net cash provided by investing activities	3,838,877	896,528

Cash flows from financing activities:
Net proceeds from the sale of common stock	2,640,000	249,400
Proceeds from the exercise of options and warrants	200,000	3,000
Proceeds from the issuance of notes payable	-	1,000,000
Proceeds from amounts due related parties	-	6,000
Purchase of treasury stock	(49,510)	-
Purchase and retirement of warrants	(62,500)	-
Payments of severance obligations	(65,201)	(21,429)
Payments of notes payable and long-term debt	(2,438,902)	(72,905)
Payments of amounts due to related parties	(606,205)	(46,069)

Net cash provided by (used in) financing activities	(382,318)	1,117,997

Cash flows from discontinued operations:
Net cash used in operating activities	(66,039)	(842,678)
Net cash provided by investing activities	2,615,000	34,730
Net cash provided by financing activities	-	108,183

Net cash provided by (used in) discontinued operations	2,548,961	(699,765)

Net increase in cash	1,425,533	94,331
Cash and cash equivalents, beginning of year	94,785	454

Cash and cash equivalents, end of year	$1,520,318	$94,785

See accompanying notes to financial statements

GOLDEN PHOENIX MINERALS, INC.
Notes to Financial Statements
Years Ended December 31, 2010 and 2009

Note 1:  Description of Business and Summary of Significant Accounting Policies

Organization and Description of Business

Golden Phoenix Minerals, Inc. (the “Company” or “Golden Phoenix”) is a mineral exploration, development and production company specializing in acquiring and consolidating mineral properties with potential production and future growth through exploration discoveries.  The Company’s current growth strategy is focused on the expansion of its operations through the development of mineral properties into royalty mining projects.

The Company intends to embark upon an acquisition plan targeting advanced stage mineral projects with near-term production throughout North, Central and South America.  During this period, the Company anticipates analyzing several prospective properties, with a view towards optioning a select group of properties on acceptable terms and conditions.  From the optioned properties, the Company hopes to identify those projects that can be advanced toward commercial production.

The Company was formed in Minnesota on June 2, 1997.  On May 30, 2008, the Company reincorporated in Nevada.

Discontinued Operations

As further discussed in Note 3, on May 13, 2009, the Company completed the sale of 100% of its ownership interest in the Ashdown Project LLC (“Ashdown LLC”) and, on March 10, 2010, closed an agreement dated December 31, 2009 for the purpose of selling a 70% interest in its Mineral Ridge mining property and related assets (“Mineral Ridge Mine”) and contributing the remaining 30% interest into a joint venture to place the Mineral Ridge Mine into production.  As a result, the Ashdown LLC and the Mineral Ridge Mine are classified as discontinued operations for all periods presented in the financial statements.

Accounting Method

The financial statements of the Company are prepared by management in conformity with United States generally accepted accounting principles using the accrual method of accounting.  The Company has elected a December 31 year-end.

Noncontrolling Interest

The noncontrolling interest in discontinued operations is comprised of the portion of the members’ deficit of the Ashdown LLC not owned by the Company.  The loss from discontinued operations of the Ashdown LLC for the period from January 1, 2009 through May 13, 2009 was allocated 40% to Win-Eldrich Gold, Inc., the noncontrolling interest holder, based on its membership ownership percentage, thereby reducing the loss from discontinued operations attributed to the Company.

Reclassifications

Certain reclassifications have been made to the 2009 financial statements in order for them to conform to the classifications used for the current year presentation.

Concentrations

Concentration of Credit Risk — Financial instruments, which could potentially subject the Company to credit risk, consist primarily of cash bank deposits.  The Company maintains certain of its cash in bank accounts insured by the Federal Deposit Insurance Corporation up to $250,000.  However, the Company’s account balances, at times, may exceed federally insured limits and may be deposited in a foreign bank.  The Company has not experienced material losses in such accounts, and believes it is not exposed to any significant credit risk with respect to its cash accounts.

Concentration of Operations — The Company’s operations are all related to the minerals and mining industry.  A reduction in mineral prices or other disturbances in the minerals markets could have an adverse effect on the Company’s operations.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Differences in these estimates and actual results could be material to the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three or fewer months to be cash equivalents.  The Company had no cash equivalents at December 31, 2010 and 2009.

Property and Equipment

Property and equipment are stated at cost.  Depreciation and amortization are calculated using the straight-line method over estimated useful lives as follows:

Computer equipment	3-5 years
Drilling equipment	4-5 years
Support equipment	5-7 years
Office furniture and equipment	5-7 years
Mining and milling equipment	5-7 years

Mine development costs are capitalized after proven and probable reserves have been identified.  Amortization of mine development costs will be calculated using the units-of-production method over the expected life of the operation based on the estimated proven and probable reserves.  As of December 31, 2010, the Company had no mineral properties with proven or probable reserves and no amortizable mine development costs.

Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized.  Gains and losses on sales of property and equipment are reflected in operations.

The cost and accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any related gain or loss on disposition is reflected in net income or loss for the period.

Mineral Property Acquisition Costs

Mineral property acquisition costs are recorded at cost and capitalized where an evaluation of market conditions and other factors imply the acquisition costs are recoverable.  Such factors may include the existence or indication of economically mineable reserves, a market for the subsequent sale of the mineral property, the stage of exploration and evaluation of the property, historical exploration or production data, and the geographic location of the property.  Once a determination has been made that a mineral property has proven or probable reserves that can be produced profitably, depletion of the capitalized acquisition costs will be computed on the commencement of commercial production on the units-of-production basis using estimated proven and probable reserves.  As of December 31, 2010 and 2009, the Company had no capitalized mineral property acquisition costs.

Where an evaluation of market conditions and other factors results in uncertainty as to the recoverability of exploration mineral property acquisition costs, the costs are expensed as incurred and included in exploration and evaluation expenses.

Exploration and Evaluation Expenses

Exploration expenses relating to the search for resources suitable for commercial production, including researching and analyzing historic exploration data, conducting topographical, geological, geochemical and geophysical studies, exploratory drilling, trenching and sampling are expensed as incurred.

Evaluation expenses relating to the determination of the technical feasibility and commercial viability of a mineral resource, including determining volume and grade of deposits, examining and testing extraction methods, metallurgical or treatment processes, surveying transportation and infrastructure requirements and conduction market and finance studies are expensed as incurred.
Mineral Property Development Costs

Mineral property development costs relate to establishing access to an identified mineral reserve and other preparations for commercial production, including infrastructure development, sinking shafts and underground drifts, permanent excavations, and advance removal of overburden and waste rock.

When it is determined that commercially recoverable reserves exist and a decision is made by management to develop the mineral property, mineral property development costs are capitalized and carried forward until production begins.  The capitalized mineral property development costs are then amortized using the units-of-production method using proven and probable reserves as the mineral resource is mined.

Proven and Probable Ore Reserves

On a periodic basis, management reviews the reserves that reflect estimates of the quantities and grades of metals at our mineral properties which management believes can be recovered and sold at prices in excess of the total cost associated with mining and processing the mineralized material.  Management’s calculations of proven and probable ore reserves are based on, along with independent consultant evaluations, in-house engineering and geological estimates using current operating costs, metals prices and demand for our products. Periodically, management obtains external determinations of reserves.

Reserve estimates will change as existing reserves are depleted through production, as well as changes in estimates caused by changing production costs and/or metals prices. Reserves may also be revised based on actual production experience once production commences. Declines in the market price of metals, as well as increased production or capital costs or reduced recovery rates, may render ore reserves uneconomic to exploit. Should that occur, restatements or reductions in reserves and asset write-downs in the applicable accounting periods may be required. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations. No assurance can be given that the estimate of the amount of metal or the indicated level of recovery of these metals will be realized.

The Company currently has no proven or probable ore reserves.

Closure, Reclamation and Remediation Costs

Current laws and regulations require certain closure, reclamation and remediation work to be done on mineral properties as a result of exploration, development and operating activities.  The Company periodically reviews the activities performed on its mineral properties and makes estimates of closure, reclamation and remediation work that will need to be performed as required by those laws and regulations and make estimates of amounts that are expected to be incurred when the closure, reclamation and remediation work is expected to be performed.  Future closure, reclamation and environmental related expenditures are difficult to estimate in many circumstances due to the early stages of investigation, uncertainties associated with defining the nature and extent of environmental contamination, the uncertainties relating to specific reclamation and remediation methods and costs, application and changing of environmental laws, regulations and interpretation by regulatory authorities and the possible participation of other potentially responsible parties.

The Company estimated costs associated with closure, reclamation and environmental reclamation of the Mineral Ridge property, which were included in its financial statements in liabilities of discontinued operations, in accordance with generally accepted accounting principles, in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) Topic 410, Asset Retirement and Environment Obligations.

Property Evaluations and Impairment of Long-Lived Assets

The Company reviews and evaluates the carrying amounts of its mineral properties, capitalized mineral property development costs and related buildings and equipment, and other long-lived assets when events or changes in circumstances indicate that the carrying amount may not be recoverable.  Estimated future net cash flows, on an undiscounted basis, from a property or asset are calculated using estimated recoverable minerals (considering current proven and probable reserves and mineralization expected to be classified as reserves where applicable); estimated future mineral price realization (considering historical and current prices, price trends and related factors); operating, capital and reclamation costs; , and other factors beyond proven and probable reserves such as estimated market value for the property in an arms length sale.  Reduction in the carrying value of property, plant and equipment, or other long-lived assets, with a corresponding charge to earnings, are recorded to the extent that the estimated future net cash flows are less than the carrying value.

Estimates of future cash flows are subject to risks and uncertainties.  It is reasonably possible that changes in circumstances could occur which may affect the recoverability of our properties and long-lived assets.

Deposits

Payments received by the Company in advance of the closing of the sale of its interest in the Mineral Ridge Mine and the formation of a joint venture to operate the Mineral Ridge Mine were recorded as deposits, a current liability as of December 31, 2009.

Revenue Recognition

Revenue from the sale of precious metals is recognized when title and risk of ownership passes to the buyer and the collection of sales proceeds is assured.

Revenue from the occasional rental of drilling equipment is recognized when the agreed upon rental period is completed and the collection of rental proceeds is assured.

Income Taxes

The Company recognizes a liability or asset for deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled.  Deferred tax items mainly relate to net operating loss carry forwards and accrued expenses.  These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Deferred tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred tax assets may not be realized.  As of December 31, 2010 and 2009, the Company had fully reduced its net deferred tax assets by recording a 100% valuation allowance.

Stock-Based Compensation and Equity Transactions

In accordance with ASC Topic 718, Compensation – Stock Compensation, the Company measures the compensation cost of stock options and other stock-based awards issued to employees and directors pursuant to stock-based compensation plans at fair value at the grant date and recognize compensation expense over the requisite service period for awards expected to vest.

Except for transactions with employees and directors that are within the scope of ASC Topic 718, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  Additionally, in accordance with ASC Topic 505-50, Equity-Based Payments to Non-Employees, the Company has determined that the dates used to value the transaction are either: (1) the date at which a commitment for performance by the counter party to earn the equity instruments is established; or (2) the date at which the counter party’s performance is complete.

Foreign Currency Transactions

Certain of the Company’s cash accounts are deposited in a foreign bank.  Gains and losses resulting from translation of such account balances are included in operating results, as are gains and losses from foreign currency transactions.

Comprehensive Income (Loss)

Comprehensive income (loss) is the same as net income (loss) for the years ended December 31, 2010 and 2009.

Earnings Per Common Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.  The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the weighted average outstanding common stock equivalents which would arise from the exercise of stock options and warrants using the treasury stock method and the average market price per share during the period.

A reconciliation of the number of shares used in the computation of the Company’s basic and diluted earnings per common share is as follows:

	Years Ended December 31,
	2010	2009

Weighted average number of common shares outstanding - basic	236,817,778	211,632,837
Dilutive effect of:
Stock options	119,155	-
Warrants	9,755,634	-
Weighted average number of common shares
outstanding, assuming dilution	246,692,567	211,632,837

No common shares which would arise from the exercise of stock options and warrants are included in the computation of weighted average number of shares for the year ended December 31, 2009 because the effect would be anti-dilutive.  At December 31, 2010, the Company had outstanding options and to purchase a total of 47,915,000 common shares that could have a future dilutive effect on the calculation of earnings per share.

Recent Accounting Pronouncements

In December 2010, the FASB issued ASC Update No. 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations (a consensus of the FASB Emerging Issues Task Force. This update specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.  The update also expands the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  The amendments in this update are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010, or the Company’s fiscal year beginning January 1, 2011.  To the extent that the Company enters into business combinations in the future that fall under the requirements of Topic 805, it will be required to provide the disclosures required by the update.

Note 2:  Going Concern

The financial statements of the Company are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company has a history of operating losses since its inception in 1997, and has an accumulated deficit of $44,859,427 at December 31, 2010.  The Company’s only source of operating revenues for the past two years has been the occasional rental of drilling equipment.  In addition, none of the Company’s mineral property prospects currently have proven or probable reserves.  The Company will require additional capital to fund its operations and to pursue mineral property development opportunities with its existing properties and other prospects.  The Company will seek funding in the short term primarily from equity financing.  There can be no assurance that the Company will be successful in its efforts to continue to raise capital at favorable rates or at all.  If the Company is unable to raise sufficient capital to pay its obligations and the Company and its joint venture or alliance partners are unable to obtain profitable operations and positive operating cash flows from current mineral projects, the Company may be forced to scale back its mineral property acquisition and development plans or to significantly reduce or terminate operations and file for reorganization or liquidation under the bankruptcy laws.  These factors together raise doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the year ended December 31, 2010, the Company received total proceeds of from the sale of common stock and the exercise of warrants of $2,840,000, including $2,400,000 from a private placement of common stock and warrants completed in December 2010.

On May 13, 2009, the Company completed an agreement to sell 100% of its ownership interest in the Ashdown LLC to Win-Eldrich Gold, Inc. (“WEG”).  The $5.3 million purchase price due the Company in the form of a secured promissory note was initially payable over a 72 month term, and WEG assumed substantially all of the liabilities of the Ashdown LLC.  The terms of the promissory note were subsequently modified in connection with certain debt reduction agreements entered into in April 2010 and the principal balance of the promissory note due the Company is now $4,231,925.  Subsequent to December 31, 2010, the Company entered into a partially binding letter of intent with WEG with respect to the negotiation of potential settlement terms of the note receivable (see Note 28).  There can be no guarantee or assurance that WEG will be successful in its continuing efforts to raise sufficient capital to fund the operations of the Ashdown LLC, attain a sustained profitable level of operations, or pay the Company the amounts due in accordance with the terms of the promissory note or any settlement terms.

On March 10, 2010, the Company closed the Exploration, Development and Mining Joint Venture Members’ Agreement (the “Members’ Agreement”) entered into on December 31, 2009 with Scorpio Gold Corporation (“Scorpio Gold”) and its US subsidiary, Scorpio Gold (US) Corporation (“Scorpio US”).  At the closing of the Members’ Agreement, the Company sold Scorpio US an undivided 70% interest in the Mineral Ridge Mine for a purchase price of $3,750,000 cash (less those amounts previously advanced to the Company by Scorpio Gold) and 7,824,750 shares of common stock of Scorpio Gold with a market value of $5,501,582.  Immediately following the sale, the Company and Scorpio US each contributed their respective interests in the Mineral Ridge Mine to a joint venture formed to own and operate the Mineral Ridge Mine called Mineral Ridge Gold, LLC, a Nevada limited liability company (the “Mineral Ridge LLC”).  The Company currently owns a 30% membership interest in the Mineral Ridge LLC.  Scorpio US owns a 70% membership interest in and is the Manager of the Mineral Ridge LLC, and has agreed to carry all finance costs necessary to bring the Mineral Ridge Mine into production.  There can be no assurance that Scorpio US will be successful in its continuing efforts to raise sufficient capital to fund the development of the Mineral Ridge Mine and attain a successful level of operations.

On August 4, 2010, the Company sold in a market transaction all 7,824,750 shares of its investment in Scorpio Gold common stock (including 782,475 shares that had been set aside in a separate account to pay an obligation to Thomas Klein, Chief Executive Officer of the Company, for fees earned on the formation of the Mineral Ridge LLC) for net proceeds of approximately $3.8 million, realizing a loss of approximately $1.7 million.  After payment of Mr. Klein’s obligation, the Company’s share of the net proceeds was approximately $3.4 million.  Additionally, on August 11, 2010, the Company repaid the remaining obligation pursuant to that certain Debt Restructuring Secured Promissory Note with Crestview Capital Master, LLC (“Crestview”) in the principal amount of $1 million, plus interest accrued thereon.

In addition to its 30% interest in the Mineral Ridge LLC, the Company owns the Adams Mine and Duff Claim Block near Denio, Nevada and the Northern Champion molybdenum property in Ontario Canada.  Recently, the Company entered into agreements to acquire an 80% interest in the Vanderbilt Silver and Gold Project and the Coyote Fault Gold and Silver Project, both located adjacent to the Mineral Ridge property near Silver Peak, Nevada.  The Company also entered into a binding Memorandum of Understanding by which it may acquire an 80% interest in five gold and molybdenum properties in Peru, and a definitive Acquisition Agreement whereby it may acquire a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.  The Company will be required to raise significant additional capital, primarily through the issuance of its common stock, to complete the acquisition of the interests in and further the development of each of these mineral properties.  There can be no assurance that the Company will be successful in raising the required capital or that any of these mineral properties will attain a successful level of operations.

Note 3:  Discontinued Operations and Note Receivable

Ashdown Project LLC

On February 25, 2009, the Company entered into a Binding Memorandum of Understanding as well as two related binding side letter agreements (collectively, the “MOU”) with WEG, whereby the Company agreed to sell 100% of its ownership interest in the Ashdown LLC to WEG (the “Ashdown Sale”).  WEG was a co-owner of the Ashdown LLC with the Company since the inception of the Ashdown LLC in September 2006, with the Company owning a 60% membership interest and WEG owning a 40% membership interest.  The Ashdown LLC placed the Ashdown property into commercial operation in December 2006, and had sales of molybdenite concentrates of $10,398,361 for the year ended December 31, 2007 and sales of $10,537,370 during 2008 prior to suspension of operations in November 2008 due to significant declines in the market price of molybdenum.

On May 13, 2009, pursuant to the material terms of the MOU, as further revised, negotiated and mutually agreed to by the Parties, the Company entered into definitive agreements that superseded the MOU, including a Purchase and Sale of LLC Membership Interest Agreement with WEG, to effectuate the Ashdown Sale (the “Purchase Agreement”).  As consideration for the Ashdown Sale and the Parties’ mutual release of certain claims against the other pursuant to the terms of a Settlement and Release Agreement (the “Release”), WEG was to pay $5.3 million (the “Purchase Price”) to the Company, which was satisfied by the issuance of a Limited Recourse Secured Promissory Note (the “Note”), for the full amount of the Purchase Price.

In particular, WEG is to pay the Company $5.3 million and assume the majority of all obligations and liabilities held by the LLC, all as detailed and more fully set forth in the Purchase Agreement.  Pursuant to the terms and conditions of the Purchase Agreement and the Note, the Company, WEG and the Ashdown LLC have also entered into a Security Agreement, a Short Form Deed of Trust and Assignment of Rents Agreement (the “Deed of Trust”), and certain other releases and side letter agreements (together with the Purchase Agreement and the Note, collectively, the “Transaction Documents”).

The initial terms and conditions of the Note, including term, interest rate and description of security interest were as follows: the terms of the Note include the payment of the Purchase Price together with simple interest on the unpaid principal amount of the Note at rate equal to the Wall Street Journal Prime rate plus 2.0%, computed on a quarterly basis beginning April 1, 2009, for a term of 72 months, with the first payment due one year from the date of Closing.  As security for the Note, the Purchase Price shall be secured by the assets and property of the LLC as well as 100% of WEG’s ownership interest in the LLC (the “Collateral”).  The sole recourse of the Company under the Note for the collection of amounts owed and in the event of default shall be foreclosure as to the Collateral, as further detailed in the Security Agreement and Deed of Trust by and between the Parties.

As further discussed in Note 12, the Company entered into certain debt reduction agreements in April 2010 whereby it extinguished debt and royalty obligations totaling $1,068,075 through the assignment of portions of the Note, resulting in the reduction of the principal amount of the Note payable to the Company to $4,231,925.  The Note is to accrue interest at a rate of 5.25% per annum, with a maturity date of April 1, 2015, and payment terms consisting of 49 monthly payments of approximately $96,142, such payments to commence on April 1, 2011.  Subsequent to December 31, 2010, the Company entered into a partially binding letter of intent agreement with WEG with respect to the negotiation of potential settlement terms of the Note (see Note 28).

Because of the current uncertainty of collecting the Note or realizing any value from the assets and property of the LLC upon foreclosure, the Note has been reduced 100% by an allowance account and recorded at no value in the accompanying balance sheets as of December 31, 2010 and 2009, and no gain on disposition of the Company’s interest in the Ashdown LLC attributed to the $5.3 million Note was recorded in the Company’s statement of operations for the year ended December 31, 2009.  The Company did, however, record a loss on sale of interest in joint venture of $235,303 for year ended December 31, 2009 resulting from the assumption by the Company of certain liabilities in the transaction and the elimination of all investment and loan accounts related to the Ashdown LLC.  Further gain, if any, on disposition of the interest in the Ashdown LLC will be recorded as cash payments are received on the Note or, if required, upon disposition of any assets or property of the Ashdown LLC due to foreclosure on the Note.

Pursuant to the Release, the Parties agreed to terminate any and all litigation and ongoing disputes existing between the Parties effective at Closing.

Mineral Ridge Mine

The Company entered into a letter agreement dated May 19, 2009, as subsequently amended on July 17, 2009, with Scorpio Gold Corporation (as previously defined, “Scorpio Gold”) for the purpose of completing due diligence prior to entering into a possible joint venture to place our Mineral Ridge Mine into production.  Upon execution of the letter agreement, Scorpio Gold paid the Company $50,000 and commenced a 15 day due diligence period.  On June 18, 2009, Scorpio Gold notified the Company that it had completed preliminary due diligence and intended to proceed with the acquisition of the Mineral Ridge Mine and the formation of a joint venture.

Through December 31, 2009, Scorpio Gold paid the Company an additional $850,000 plus certain expenses, as part of ongoing monthly payments to be credited toward the ultimate purchase price while the parties finalized negotiations and definitive agreements.  The total payments to the Company through December 31, 2009 of $900,000 were recorded as a deposit, a current liability in the accompanying balance sheet as of December 31, 2009.

On March 10, 2010, the Company closed the Members’ Agreement entered into on December 31, 2009 with Scorpio Gold and Scorpio US.  At the closing of the Members’ Agreement, the Company sold Scorpio US an undivided 70% interest in the Mineral Ridge Mine for a purchase price of $3,750,000 cash (less those amounts previously advanced to the Company by Scorpio Gold) and 7,824,750 common shares of stock of Scorpio Gold with a market value of $5,501,582.  Immediately following the sale, the Company and Scorpio US each contributed their respective interests in the Mineral Ridge Mine to a joint venture formed to own and operate the Mineral Ridge Mine called Mineral Ridge Gold, LLC, a Nevada limited liability company (as previously defined, the “Mineral Ridge LLC”).  The Company also contributed to the Mineral Ridge LLC its interest in the reclamation bonds related to the Mineral Ridge Mine and Scorpio US contributed a net smelter royalty encumbering the Mineral Ridge Mine, which Scorpio US had acquired simultaneously with the closing of the Members’ Agreement.  The Company recorded the common shares of Scorpio Gold at their market value on March 10, 2010 of $5,501,582 and recognized a gain on sale of the 70% interest in the net assets of the Mineral Ridge Mine of $8,982,772 during the year ended December 31, 2010, comprised of the following:

Cash received, including amounts previously advanced	$3,750,000
Marketable securities received, shares of Scorpio Gold recorded at their market value	5,501,582

Total proceeds	9,251,582
Reclamation liability and accounts payable transferred	2,134,098
Book value of assets sold	(1,784,652)
Fees to related party	(618,256)

Gain on sale	$8,982,772

The fees on the transaction were paid to Thomas Klein, Chief Executive Officer of the Company.

The contribution of the Company’s 30% interest in the net assets of Mineral Ridge, which was comprised of a net liability of $149,764, was recorded as a transfer to a related party and recorded as an increase to additional paid-in capital as follows:

Reclamation liability and accounts payable transferred	$914,615
Book value of assets transferred	(764,851)

Increase in additional paid-in capital	$149,764

The Company currently owns a 30% membership interest in the Mineral Ridge LLC.  Scorpio US owns a 70% membership interest in and is the Manager of the Mineral Ridge LLC, and has agreed to carry all finance costs necessary to bring the Mineral Ridge Mine into production and, provided it does so within 30 months of the closing of the Members’ Agreement, will then have the right to increase its interest in the Mineral Ridge LLC by 10% to a total of 80%.  In the event Scorpio US qualifies to increase its ownership interest to 80%, it will also have the option to purchase the Company’s then remaining 20% interest for a period of 24 months following the commencement of commercial production.  There can be no assurance that Scorpio US will be successful in its ability to raise sufficient capital to fund the development of the Mineral Ridge Mine and attain a successful level of operations.

Scorpio Gold and the Company have arranged with regulatory authorities, insurance carriers and others to complete the transfer to the Mineral Ridge LLC of the reclamation obligation and related bonds, permits and deposits that are established to fund the obligation.  As of March 10, 2010, the date of the transfer, the reclamation obligation was estimated at $3,041,927.  Both Scorpio Gold and the Company have agreed to jointly and severally indemnify the bond and insurance provider from and against any and all liability for any loss suffered in connection with the bond issued on behalf of the Mineral Ridge LLC.  However, the Company believes the reclamation bonds and deposits transferred are currently sufficient to fund the reclamation obligation.

The Company has reported the operations of the Ashdown LLC and the Mineral Ridge Mine as discontinued operations in the accompanying financial statements for all periods presented.

The accompanying statements of operations for the years ended December 31, 2010 and 2009 include the following:
	2010			2009
	Ashdown LLC	Mineral Ridge	Total	Ashdown LLC	Mineral Ridge	Total

Revenues	$-	$-	$-	$321,115	$-	$321,115

Loss before income taxes	$-	$(81,219)	$(81,219)	$(668,186)	$(593,423)	$(1,261,609)
Provision for income taxes	-	-	-	-	-	-
Loss from discontinued operations	-	(81,219)	(81,219)	(668,186)	(593,423)	(1,261,609)
Gain on sale of Mineral Ridge assets	-	8,982,772	8,982,772	-	-	-
Loss on sale of interest in joint venture	-	-	-	(235,303)	-	(235,303)
Income (loss) from discontinued operations	-	8,901,553	8,901,553	(903,489)	(593,423)	(1,496,912)
Loss from discontinued operations attributable to noncontrolling interest	-	-	-	267,274	-	267,274
Income (loss) from discontinued operations attributable to the Company	$-	$8,901,553	$8,901,553	$(636,215)	$(593,423)	$(1,229,638)

No accounts or amounts for the Ashdown LLC are included in the financial statements of the Company subsequent to May 13, 2009, the date the Company’s sale of its interest in the Ashdown LLC was completed.  Similarly, no accounts or amounts for the Mineral Ridge Mine are included in the financial statements of the Company subsequent to March 10, 2010, the date of the sale of the Company’s interest in the Mineral Ridge Mine.  The assets and liabilities of the Mineral Ridge Mine were aggregated and disclosed as long-term assets and liabilities of discontinued operations in the balance sheet as of December 31, 2009 as follows:

Prepaid expenses and other current assets	$48,041
Inventories	19,324
Property and equipment, net	432,986
Restricted funds – reclamation obligations	1,861,146
Prepaid bond insurance premiums	190,853
Deposits	50

Assets of discontinued operations	$2,552,400
Accounts payable	$17,332
Reclamation obligation	3,019,098

Liabilities of discontinued operations	$3,036,430

Note 4:  Marketable Securities

The 7,824,750 shares of Scorpio Gold common stock received in the sale of the net assets of the Mineral Ridge Mine were originally recorded on March 10, 2010 at their market value of $5,501,582 and subsequently stated at market value, with market value based on market quotes.  The Company classified these marketable securities as securities held-for-sale in accordance with ASC Topic 320, Investments – Debt and Equity Securities.  Unrealized gains and losses resulting from changes in market value were recorded as other comprehensive income, a component of stockholders’ equity in the Company’s balance sheet.

On August 4, 2010, the Company sold in a market transaction all 7,824,750 shares of its investment in Scorpio Gold common stock (including 782,475 shares that had been set aside in a separate account to pay an obligation to Thomas Klein, Chief Executive Officer of the Company, for fees earned on the formation of the Mineral Ridge LLC) for net proceeds, after commissions and fees, of $3,832,626.  After payment of Mr. Klein’s obligation, the Company’s share of the net proceeds was approximately $3.4 million.  The Company reported a loss on sale of marketable securities of $1,681,571 in its statement of operations for the year ended December 31, 2010.
Note 5:  Investment in Mineral Ridge LLC

The Company’s 30% membership interest in the Mineral Ridge LLC is accounted for using the equity method of accounting in accordance with ASC Topic 323 – Investments – Equity Method and Joint Ventures.  The investment is recorded at cost, with the carrying value subsequently increased for the investor’s share of the investee’s net income or additional contributions to capital, and decreased for the investor’s share of the investee’s net loss or equity distributions.

Because the book value of the Company’s initial investment in the Mineral Ridge LLC, which was comprised of liabilities in excess of assets, was recorded as a transfer to a related party and recorded as an increase to additional paid-in capital, and because the Company has no obligation to contribute capital to fund the operations of the Mineral Ridge LLC, the carrying value of the investment is recorded at zero.  In accordance with ASC Topic 323, the Company has not recorded its share of the Mineral Ridge LLC net loss for the year ended December 31, 2010 because its investment has been reduced to zero and the Company has neither guaranteed obligations of nor otherwise committed to provide further financial support for the Mineral Ridge LLC.

The following presents summary financial information for the Mineral Ridge LLC as of December 31, 2010:

Current assets	$237,578
Property, plant and equipment	6,805,912
Mineral property	18,801,090
Restricted funds – reclamation bonds	2,337,668
Deferred financing costs	762,131
Total assets	28,944,379
Current liabilities	(687,864)
Asset retirement obligation	(3,023,556)
Members’ Equity	$25,232,959

The Mineral Ridge LLC recorded certain assets, including property, plant and equipment and mineral properties, at estimated fair value upon formation of the Mineral Ridge LLC.  Scorpio USA has contributed all capital to fund operations and development, and for the reasons discussed above, the Company has recorded its investment in the Mineral Ridge LLC as of December 31, 2010 at zero, based on historical cost.  As a result, the Company’s 30% share of the members’ equity balance presented in the above summary financial information as of December 31, 2010 differs from the Company’s book value of its investment in the Mineral Ridge LLC.

On October 21, 2010, Scorpio Gold closed a debt financing transaction for up to an aggregate principal amount of $12 million (the "Scorpio Financing"), with the use of proceeds from the Scorpio Financing being designated to finance the Mineral Ridge project.  The lender in the Scorpio Financing, Waterton Global Value, L.P. ("Lender"), required, among other things, certain agreements evidencing, guaranteeing and securing the Scorpio Financing, including a pledge of all of the assets and properties held by the Mineral Ridge LLC.

Accordingly, under the terms of the Mineral Ridge LLC’s operating agreement, the consent of the Company was required in order to permit such an encumbrance in the Lender’s favor.  In consideration for the Company’s consent to the encumbrance and to mitigate the Company’s risk of forfeiture upon a default by Scorpio Gold, the Lender, Scorpio Gold and the Mineral Ridge LLC agreed that the Mineral Ridge LLC would grant the Company a perpetual 20% net profits royalty interest in and to the production of minerals from the Mineral Ridge properties.  Such royalty interest was recorded in the land records in Esmeralda County prior to the recording of a deed of trust in favor of the Lender securing its interest in the Mineral Ridge properties.  Under the terms of the royalty deed in favor of the Company, no royalties will begin to accrue unless and until such time as title to any of the Mineral Ridge properties is transferred to the Lender pursuant to a foreclosure based on an uncured default by Scorpio Gold.

Further, the Company, Scorpio Gold, the Mineral Ridge LLC and the Lender entered into a Right of First Refusal Agreement, whereby the Lender agreed that upon a default by Scorpio Gold, it will provide the Company notice of its intent to initiate an enforcement action to realize on its security interest prior to commencing any such action.  The Lender will then grant the Company a right of first refusal with respect to the purchase of the Mineral Ridge property, whereby the Company will have the option of acquiring the property for a purchase price equal to the greater of: (a) $8 million; and (b) the aggregate amounts payable by Scorpio Gold to the Lender under the Scorpio Financing and any other indebtedness owed by Scorpio Gold to the Lender.  The Company must notify the Lender of its intent to accept the Lender’s offer within 10 business days of receipt of the offer ("Acceptance Period") and must consummate the purchase within 45 days of title to the Mineral Ridge properties transferring to the Lender (the "Closing Deadline").

In the event the Company chooses not to accept the Lender’s offer or if the Company is unable to consummate a purchase before the Closing Deadline, the Company agreed that the Lender will have the right to acquire the Company’s 20% net profits royalty interest for a purchase price of $5 million, such purchase to be consummated within 45 days of the earlier expiration of the Acceptance Period or the Closing Deadline.  If the Lender chooses not to purchase the Company’s net profits royalty interest, it will have the right to otherwise sell, transfer or dispose of the Mineral Ridge properties, subject to the Company’s royalty interest, to any third party.

Note 6:  Mineral Properties

Northern Champion Property

The Northern Champion Property is approximately 880 acres in Griffith and Broughham Townships in the Province of Ontario, Canada (“Northern Champion Property”).  In February 2007, the Company completed the purchase from four individuals (collectively, the “Vendors”) of five registered claims totaling 22 units on the Northern Champion Property together with a NI 43-101 Technical Report and Feasibility Study describing a molybdenite deposit within the area of the claims.

The purchase agreement provides that the Vendors will retain a 3.3% Net Smelter Return (“NSR”) on the sales of minerals taken from the Northern Champion Property.   Additionally, the Company will have the right of first refusal to purchase 1.65% of said Net Smelter Return from the Vendors for $1,650,000.

All costs incurred by the Company in connection with the Northern Champion Property, including acquisition costs, have been expensed to exploration and development costs.  With available funding, the Company plans to take bulk samples for metallurgical and market testing, and to actively explore and delineate molybdenum mineralization on the property.

Duff Claims Block

The Company owns the Duff claims block comprised of 211 mineral claims located along the western flank of the Pine Forest Range, 20 miles south of Denio, Humboldt County, Nevada.  The claims block, which was acquired in 2007, abuts the Ashdown Mine to the north and extends south to the border of the Blue Lake Wilderness Study Area.  Metals historically mined in the general region include gold, molybdenum, copper, tungsten and antimony.

The major mine feature of the Duff claims is the Adams Mine, which at one time produced silica.   However, there are historical reports that substantial gold was also extracted from the quartz rock.  Gold has also been mined in the Vicksburg, Ashdown and Cherry Creek canyons to the north, and Leonard Canyon to the south of the Duff claims.

With available funding, the Company plans to commence a surface mapping and sampling program covering sections of the 4,400 acres of claims within the Duff claims block.

The Duff claims block has no historical cost basis to the Company for accounting purposes; therefore, no amounts related to this mineral property are included in the accompanying financial statements.

Mhakari Properties

On April 19, 2010, we entered into a letter of intent with Mhakari Gold (Nevada) Inc. (“Mhakari”) dated April 16, 2010 (the “First LOI”), concerning that certain property known as the “Mhakari Nevada Properties excluding Vanderbilt Mine,” located in the State of Nevada (the “Property”).

Pursuant to the terms of the First LOI, the parties agreed to immediately proceed to negotiate a definitive option agreement (the “Definitive Option Agreement”) whereby we were granted an option to acquire an undivided 80% interest in the Property.

Simultaneous with the First LOI, on April 19, 2010, we entered into a further letter of intent with Mhakari, dated April 16, 2010 (the “Second LOI”) concerning that certain property, known as the “Mhakari Vanderbilt Properties,” located in the State of Nevada (the “Vanderbilt Property”).

Pursuant to the terms of the Second LOI, the parties agreed to immediately proceed to negotiate a definitive purchase agreement (the “Definitive Purchase Agreement”) whereby we would purchase an undivided 80% interest in the Vanderbilt Property.

We made two payments of $25,000 each to Mhakari related to the letters of intent.

On July 6, 2010, we entered into a definitive Option Agreement (the “Option Agreement”) as well as a definitive Asset Purchase Agreement (“Purchase Agreement”) with Mhakari, as contemplated by the two LOI’s discussed above.

Pursuant to the terms of the Option Agreement, we were granted an exclusive option to acquire an undivided 80% interest in the Property.  To exercise its option, the Company must fulfill certain conditions and make certain payments to Mhakari as follows: (i) upon signing of the Option Agreement, $75,000 cash payment in three monthly installments of $25,000 as well as the issuance of 5,000,000 shares of the Company’s common stock and warrants to purchase a further 5,000,000 shares of Company common stock at a strike price of $0.05 per share exercisable for a period of five years; (ii) within six months of the signing of the Option Agreement, an additional $50,000 cash payment to Mhakari; (iii) within 12 months of signing the Option Agreement, an additional $50,000 cash payment to Mhakari; (iv) within 12 months of signing the Option Agreement, the Company shall be required to expend no less than $150,000 in exploration and development expenditures on the Property; and (v) within 48 months of signing the Option Agreement, the Company shall be required to expend no less than an additional $1,000,000 in exploration and development expenditures on the Property (collectively, items (i) – (v) above referred to as the “Option Purchase Price”).

Further, the Option Agreement provides that upon the satisfaction of terms (i)-(iv) of the Option Purchase Price set forth above, the parties shall enter in to a joint venture agreement with respect to the Property in which the Company will receive a 51% interest.  Under the terms of such joint venture agreement, the Company will assume day-to-day operational control of the Property.  Upon satisfying term (v) of the Option Purchase Price above, the Company’s interest in the Property shall automatically be increased from 51% to 80%, with Mhakari retaining a 20% participating interest and both parties subject to dilution for failure to contribute its respective share of required capital to the joint venture.

In the event the Company fails to satisfy all of the components of the Option Purchase Price within the specified timeframes (except as specifically set forth above with respect to the Company’s ability to earn a 51% joint venture interest), the Option Agreement shall be deemed to have been terminated with all payments and securities issuances forfeited to Mhakari and no interest in the Property transferring to the Company.  Further, the Company affirmatively covenanted to Mhakari that it will obtain an “area of interest waiver” from Scorpio Gold Corporation (“Scorpio”) related to the Company’s current joint venture with Scorpio with respect to the Mineral Ridge property, and to maintain the joint venture with Scorpio in good standing.  The parties each made certain customary representations and warranties to the other with respect to a transaction of this nature.

Simultaneous with the Option Agreement, on July 6, 2010, the Company also entered into a definitive Asset Purchase Agreement with Mhakari (the “Purchase Agreement”) concerning the Vanderbilt Properties.  Pursuant to the terms of the Purchase Agreement, the Company has contracted to purchase an undivided 80% interest in the Vanderbilt Property.

In particular, the terms of the Purchase Agreement provide for a purchase price payable by the Company to Mhakari as follows: (i) no later than June 15, 2010, the Company was to make a payment of $25,000 as directed to that certain optionor of the Vanderbilt Property to satisfy the payment required under Mhakari’s current exclusive option agreement with said optionor (such payment having already been satisfied);  (ii) upon the signing of the Purchase Agreement, the issuance of 2,000,000 shares of the Company’s common stock as well as warrants to purchase a further 2,000,000 shares of the Company’s common stock with a strike price of $0.05 per share exercisable for a period of five years; (iii) on or before July 15, 2010, make a further payment of $26,000 to that certain optionor as required to satisfy Mhakari’s payment obligation under that certain option agreement for the Vanderbilt Property; (iv) within 48 months of signing the Purchase Agreement, the Company shall be required to expend no less than $350,000 in exploration and development expenditures on the Vanderbilt Property; and (v) complete each of items (i) – (iv) above, provided that, should the Company elect not to increase its interest in the Mhakari Claims Excluding Vanderbilt Properties (referred to above as the “Property”) under the Option Agreement from 51% to 80%, any balance owing in respect of exploration and development expenditures shall be applied to the Vanderbilt Property such that the Company has incurred a minimum of $1,500,000 in exploration and development expenditures in total between the Vanderbilt Property and the Property within 48 months of signing the Purchase Agreement (collectively, items (i) – (v) above referred to as the “Purchase Price”).

Further, the Purchase Agreement provides that in the event the Company fails to make the necessary payments comprising items (i) (which has been satisfied) and (iii) of the Purchase Price, Mhakari will be entitled to a penalty payment of $5,000 for every week such payment is not received.  Upon satisfaction of the Purchase Price, the parties shall enter into a joint venture agreement with respect to the Vanderbilt Property in which the Company will receive an undivided 80% ownership interest in, and will assume day-to-day operational control of, the Vanderbilt Property, with Mhakari retaining a 20% participating interest and both parties subject to dilution for failure to contribute its respective share of required capital to the joint venture.  In the event the Company fails to satisfy all of the components of the Purchase Price within the specified timeframes, the Purchase Agreement shall be deemed to have been terminated with all payments and securities issuances forfeited to Mhakari and no interest in the Vanderbilt Property transferring to the Company. The parties each made certain customary representations and warranties to the other with respect to a transaction of this nature.

Pursuant to the terms of the Option Agreement and Purchase Agreement, on July 9, 2010, the Company issued Mhakari an aggregate of 7,000,000 shares of the Company’s common stock, valued at $280,000 based on the market value of the shares.  Further, the Company issued Mhakari two separate warrants (the “Warrants”) to purchase a further 5,000,000 and 2,000,000 shares, respectively, of the Company’s common stock, at a strike price of $0.05 per share.  The Company estimated the value of the Warrants at $236,390 using the Black-Scholes option pricing model.  The value of the shares and warrants issued was expensed and included in exploration and development expenses in the accompanying statement of operations for the year ended December 31, 2010.  The Warrants are exercisable for a 5-year term, and in the event that the 200-day volume weighted average price per share of the Company’s common stock equals or exceeds $0.15, the Company may, upon prior written notice to Mhakari (the “Forced Conversion Notice”), but shall not have the obligation to, force Mhakari to exercise the Warrants in full within ninety days of receipt of the Forced Conversion Notice (the “Forced Conversion Period”).  If Mhakari fails to exercise the Warrants prior to the end of the Forced Conversion Period, the Warrants shall expire.  If the Company elects not to exercise its forced conversion rights, the Warrants shall expire according to their respective terms.

The Company paid $26,000 and $25,000 to Mhakari in July and August 2010, respectively, as required by the Purchase Agreement.

Note 7:  Property and Equipment

Property and equipment consist of the following at December 31:

	2010	2009

Computer equipment	$72,037	$82,370
Drilling equipment	346,205	379,220
Support equipment	39,932	39,933
Office furniture and equipment	17,873	23,484
Mining and milling equipment	-	20,431
	476,047	545,438
Less accumulated depreciation and amortization	(277,936)	(260,432)

	$198,111	$285,006

For the years ended December 31, 2010 and 2009, the Company recorded depreciation and amortization expense of $74,321 and $78,438, respectively.

The Company had drilling equipment under capital lease with a cost of $66,395 and accumulated amortization of $36,517 and $23,238 at December 31, 2010 and 2009, respectively.

Note 8:  Accrued Liabilities

Accrued liabilities consisted of the following as of December 31:

	2010	2009

Accrued payroll and related	$268,045	$289,240
Costs of mining operations	33,346	-
Exploration and development expenses	26,834	-
Officers deferred compensation	1,212	636,358
Other	96,426	79,835

	$425,863	$1,005,433

Substantially all of the officers deferred compensation was extinguished during the year ended December 31, 2010 through debt settlement and separation agreements (see Notes 13 and 15).

Note 9:  Severance Obligations

At a meeting of the Board of Directors on February 18, 2005, the directors unanimously approved a separation agreement for Michael Fitzsimonds, a former Chief Executive Officer of the Company.  The terms of separation were that Mr. Fitzsimonds would be paid his full salary for one year, including medical benefits, followed by 180 hours of vacation.  The Company then would pay him $394,000 in 59 equal monthly payments.  He would be allowed to use a company vehicle for one year at which time he exercised his option to purchase it.  The current portion of the severance obligation to Mr. Fitzsimonds of $165,201 as of December 31, 2009 is included in current liabilities in the accompanying balance sheet as of December 31, 2009.

On December 23, 2009, the Company entered into a Settlement Agreement and Mutual Release Agreement with Mr. Fitzsimonds (the “Fitzsimonds Settlement Agreement”), pursuant to which the Company and Mr. Fitzsimonds agreed to settle the severance obligations and $100,000 promissory note due Mr. Fitzsimonds and cancel all outstanding stock options held by Mr. Fitzsimonds.  The Company paid Mr. Fitzsimonds $25,000 upon execution of the Fitzsimonds Settlement Agreement and agreed to pay Mr. Fitzsimonds $65,201 within two business days of the closing of the Mineral Ridge LLC, which payments were made in March 2010.  In addition, the Company issued Mr. Fitzsimonds 1,000,000 shares of its common stock on December 30, 2009 in payment of the $100,000 promissory note and 1,538,462 shares of its common stock on March 18, 2010 in payment of other obligations.  Upon final payment of all amounts due, Mr. Fitzsimonds agreed to release and discharge the Company from all current or future claims.

Note 10:  Production Purchase Obligation

On June 13, 2007, the Company entered into a Production Payment Purchase Agreement and Assignment (the “Purchase Agreement”) by and between the Company and Crestview Capital Master, LLC (“Crestview”).  Pursuant to the terms of the Purchase Agreement, Crestview acquired from the Company a production payment equal to $1,974,456.  The production payment was payable in an amount equal to a 5% Net Smelter (Refinery) Returns (“NSR”) paid solely from the Company’s share of production distributed to the Company pursuant to the Ashdown Project LLC Operating Agreement.  On January 30, 2009, the Company entered into a Bridge Loan and Debt Restructuring Agreement with Crestview, whereby the production payment obligation was restructured as secured promissory note of $1,000,000.  See Note 14 for a discussion of this promissory note and a second promissory note payable to Crestview of $1,000,000.

Prior to its restructure in January 2009, the production payment obligation was convertible in whole or in part into shares of the Company’s common stock at the option of Crestview using a defined formula, but in no case less than $0.36 per share nor more than $0.46 per share.

Note 11:  Ashdown Milling Production Payment Purchase Agreement

On September 26, 2005, the Company entered into a Production Payment Purchase Agreement with Ashdown Milling Co LLC (“Ashdown Milling”).  Under the terms of the agreement, Ashdown Milling agreed to purchase a production payment to be paid from the Company’s share of production from the Ashdown mine for a minimum of $800,000.  In addition, Ashdown Milling received one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock at $0.20 per share for each dollar paid to the Company.  In addition, the Production Payment Purchase Agreement provided that, upon the request of the Company for additional funds, Ashdown Milling had the right, but not the obligation, to increase its investment in the production payment up to an additional $700,000 for a maximum purchase price of $1,500,000.  The amount of the production payment to be paid to Ashdown Milling is equal to a 12% net smelter returns royalty on the minerals produced from the mine until an amount equal to 240% of the total purchase price has been paid.  Robert P. Martin, an officer and director of the Company, and Kenneth S. Ripley, a former Chief Executive Officer of the Company, are co-managers and two of the five members of Ashdown Milling.  The Company’s Board approved the transaction.

On February 6, 2008 the Company bought out the membership interests of two members of Ashdown Milling, Charles D. Murphy and Acco Investment Inc., in exchange for 1,866,667 shares of the Company’s common stock and $139,092 cash paid to each of them.  As a result, their membership interests in Ashdown Milling were extinguished, and the Company’s remaining production payment to be paid to Ashdown Milling was reduced from a 12% net smelter returns royalty on the minerals produced to 7.2%.

As a consequence to the sale of its interest in the Ashdown LLC, the members of Ashdown Milling no longer had a net smelter returns royalty on Ashdown LLC production.  The Company intended to pay the remaining royalty obligation as sales proceeds are received from WEG.

As discussed in Note 12, in April 2010, the Company bought out the membership interests of two additional members of Ashdown Milling, Kenneth Ripley and David Pearl, in exchange for an assignment of an aggregate $978,005 of the $5.3 million promissory note due the Company from the sale of its membership interest in the Ashdown LLC.

As further discussed in Note 13, a debt settlement agreement was reached with Robert P. Martin, pursuant to which $489,002 was paid to Mr. Martin.

As a result of these April 2010 transactions with Messrs. Ripley, Pearl and Martin, the Company will no longer have any obligations to Ashdown Milling pursuant to the Production Payment Purchase Agreement.

Note 12:  Debt Reduction Agreements

On April 15, 2010, in furtherance of its debt reduction efforts, the Company entered into a series of agreements with Kenneth Ripley (“Ripley”) and David Pearl (“Pearl”), members of Ashdown Milling, WEG, the Ashdown LLC and Earl Harrison (“Harrison”), whereby WEG agreed to modify that certain Limited Recourse Secured Promissory Note in the principal amount of $5,300,000 made in favor of the Company, dated May 13, 2009 (the “Initial Note”), and reissue and replace the Initial Note with one Series A Note, two Series B Notes and one Series C Note, with the Company maintaining the Series A Note and WEG consenting to the Company’s assignment of the Series B Notes to Ripley and Pearl and the Series C Note to Harrison, in settlement of outstanding sums owed by the Company to each party, all as further described below (the overall transaction referred to herein as the “Debt Reduction”):

As an initial matter, in furtherance of the Debt Reduction, the Company and WEG entered into a Promissory Note Modification Agreement, dated April 15, 2010, whereby the parties agreed to replace the Initial Note issued under that certain Purchase and Sale of Membership Interest Agreement, dated May 11, 2009 (the “Ashdown Project Purchase Agreement”) with four separate notes as follows: (a) one Series A Limited Recourse Secured Promissory Note in the principal amount of $4,231,925 (the “Series A Note”), (b) two Series B Limited Recourse Secured Promissory Notes, each in the principal amount of $489,002 (the “Series B Notes”), and (c) one Series C Limited Recourse Secured Promissory Note in the principal amount of $90,070 (the “Series C Note”) (the Series A Note, the Series B Notes and the Series C Note, collectively, the “Replacement Notes”).  As discussed below, payments to the Company on the Series A Note will commence on April 1, 2011 rather than on May 13, 2010 as initially contemplated, in order to permit the commencement of payments on the Series B Notes and Series C Note, in furtherance of the Debt Reduction.

The Series A Note bears interest at a rate of 5.25% per annum, with interest accruing from April 1, 2011, and monthly payments to commence as of even date therewith and continue in equal monthly installments for 49 months until the Series A Note’s maturity date of April 1, 2015, unless sooner accelerated upon an event of default.  The Series B Notes are non-interest bearing and shall each be repaid in equal monthly installments over a twenty-four (24) month period, with the first monthly installment to commence on May 1, 2010.  The Series C Note bears interest at a rate of 5.25% per annum and shall be repaid in equal monthly installments over a 24 month period, with the first monthly installment to commence on May 1, 2010.  Accordingly, the Series B Notes and Series C Note are scheduled to commence payments one (1) year prior to the commencement of payments under the Series A Note.  However, an event of default under any of the Series B Notes or Series C Note, constitutes an event of default under the Series A Note, thereby triggering the acceleration of all Replacement Notes.

Further, the Replacement Notes are collectively secured by certain Ashdown Project and WEG collateral as set forth in that certain Security Agreement and Mortgage and Deed of Trust (“Security Agreement”) entered into by and between the Company, WEG and the Ashdown Project simultaneous with and pursuant to the Ashdown Project Purchase Agreement, such Security Agreement amended as of April 15, 2010 by that certain First Amendment to Security Agreement (the “Amendment”), to facilitate the issuance of the Replacement Notes and to affirm that the Security Agreement, as amended, remains in full force and effect, securing WEG’s obligations under the Replacement Notes.

Also in connection with the Debt Reduction, on April 15, 2010, the Company entered into a Membership Interest Purchase Agreement (the “Ashdown Milling Purchase Agreement”) with Ripley and Pearl (collectively, the “Sellers”), whereby the Company agreed to purchase the Sellers’ collective 40% membership interest in Ashdown Milling (the “Membership Interests”) for an aggregate purchase price of $978,005 (the “Purchase Price”), payable in the form of an assignment of the Company’s rights to those certain Series B Notes made by WEG, as described above.  The Company entered into the Ashdown Milling Purchase Agreement to acquire the Membership Interests, in furtherance of its obligation under the Ashdown Project Purchase Agreement to use its best efforts to reduce or eliminate the net smelter royalty obligations owed to Ashdown Milling.  In consideration of the Purchase Price, the Sellers agreed to assign the Company all of their respective right, title and interest in and to the Membership Interests and to provide the Company with a general release of any and all claims, obligations, debts, liabilities, agreements, warranties, representations, damages, losses, costs and expenses, among other things, that Sellers may have had against the Company.  The Company provided Sellers with a similar general release of liabilities.

To facilitate the Company’s payment of the Purchase Price as described in the Ashdown Milling Purchase Agreement, the Company and each of Ripley and Pearl entered into an Assignment of Loan Documents dated April 15, 2010 (the “Assignments”), whereby the Company assigned its right to the Series B Notes to each of Ripley and Pearl, which Assignments were duly consented to by WEG.  Pursuant to the Assignments, Ripley and Pearl each agreed to release the Company from any liability with respect to, and agreed to indemnify and hold the Company harmless from and against, any claims arising out of or relating to, the Series B Notes.

Robert P. Martin, an officer and director of the Company, and Mr. Ripley, a former Chief Executive Officer of the Company, are co-managers and members of Ashdown Milling.  Because of the related party nature of the transfer of the Series B Notes and the resulting extinguishment of the royalty obligation, the transaction has been recorded at the book value of the financial assets transferred of zero, with no gain or loss recognized.

Finally, in connection with the Debt Reduction, on April 21, 2010, the Company entered into a Settlement Agreement with Earl Harrison (“Harrison”) dated April 9, 2010 (the “Harrison Settlement Agreement”), whereby the Company agreed to pay Harrison the aggregate sum of $180,140 (the “Harrison Settlement Amount”).  The parties agreed that of the Harrison Settlement Amount, $90,070 was to be paid in cash simultaneous with the Company’s execution of the Harrison Settlement Agreement, and the remaining $90,070 was to be paid in the form of an assignment of the Company’s right to that certain Series C Note made by WEG, as described above.  In consideration of the Company's payment of the Harrison Settlement Amount, Harrison agreed to a full release of any and all debts, claims, obligations, losses, costs and expenses he may have had against the Company related to that certain default judgment dated February 2, 2009 from the Second District Court of the State of Nevada in Washoe County entered in favor of Harrison and the Execution Order dated May 1, 2009 issued in connection therewith.

To facilitate the assignment of the Series C Note, the Company and Harrison entered into an Assignment of Loan Documents dated April 15, 2010 (the “Harrison Assignment”), which Harrison Assignment was duly consented to by WEG.  Pursuant to the Harrison Assignment, Harrison agreed to release the Company from any liability with respect to, and agreed to indemnify and hold the Company harmless from and against, any claims arising out of or relating to, the Series C Note.

Mr. Harrison is a former manager of the Ashdown Mine.  Because of the related party nature of the transaction, the transfer of the Series C Notes has been recorded at the book value of the financial assets transferred of zero, and the resulting gain on extinguishment of the loan obligation to Mr. Harrison of $90,070 has been recorded as an increase to additional paid-in capital.

Note 13:  Martin Debt Settlement Agreement

On April 16, 2010, the Company entered into a Debt Settlement and Release Agreement with Robert P. Martin, the Company’s current President, Secretary and Chairman of the Company’s Board of Directors (the “Debt Settlement Agreement”), as part of the Company’s ongoing efforts to consolidate and eliminate certain outstanding debt obligations.

Pursuant to the terms of the Debt Settlement Agreement, Mr. Martin agreed to accept the total sum of $716,689 (the “Martin Settlement Amount”) in exchange for the settlement of all outstanding amounts owed by the Company to Mr. Martin, such amounts totaling $985,259 (the “Outstanding Debt”), as well as a release of all claims against the Company by Mr. Martin relating to, or arising out of, the Outstanding Debt.  By agreeing to accept the Martin Settlement Amount, Mr. Martin is forgiving $268,570 owed to him by the Company.

The Outstanding Debt consists of: (i) loan obligations of the Company in the form of three promissory notes issued to Mr. Martin totaling $215,940 (such amount includes accrued interest on the three notes in the amount of $55,415) (“Loan Obligations”); (ii) unpaid salary totaling $268,570 (“Unpaid Salary Obligation”) and accrued unpaid expenses totaling $11,747 (“Accrued Expense Obligation”) owed by the Company to Mr. Martin under the Employment Agreement between the Company and Mr. Martin dated March 8, 2006, as supplemented by that certain Addendum to Employment Agreement dated January 31, 2007; and (iii) financial obligations totaling $489,002 owed by the Company to Mr. Martin in connection with the Company’s investment in the mill owned by the Ashdown Milling Company, LLC, in Mr. Martin’s capacity as a member thereof (the “Ashdown Milling Obligations”).

Under the terms of the Debt Settlement Agreement, the Company agreed to pay Mr. Martin the Accrued Expense Obligation in cash as soon as reasonably practicable, with the remainder of the Martin Settlement Amount to be issued in the form of a secured promissory note (the “Secured Promissory Note”).  Of the principal amount owed on the Secured Promissory Note, (1) $215,940 accrues interest at a rate of 6.5% per annum, with a maturity date of September 12, 2010; and (2) $489,002 paid by the Company to Mr. Martin in September 2010 after the Company had satisfied its current financial obligations to Ripley and Pearl, the remaining members of the Ashdown Milling Company, LLC (as previously defined, “Ashdown Milling”), said payment structured as a sale of Mr. Martin’s membership interest in Ashdown Milling.

The Company has recorded royalties expense of $489,002 in the statement of operations for the year ended December 31, 2010 for the non-interest bearing note payable to Mr. Martin of $489,002.  The total gain on extinguishment of amounts due Mr. Martin of $270,581 has been recorded as an increase to additional paid-in capital due to the related party nature of the transaction.

The Secured Promissory Note was intended to be secured by a pledge of 1,020,000 share of Scorpio Gold common stock, valued at CN $0.50 per share (“Scorpio Gold Shares”).  Prior to perfecting the security interest in the Scorpio Gold Shares as contemplated by the Debt Settlement Agreement, the Company’s Board of Directors, with Mr. Martin abstaining from the vote, approved the sale of all 7,824,750 shares of its investment in Scorpio Gold common stock, including the Scorpio Gold Shares that were intended to secure the Secured Promissory Note, with an undertaking to pay off the Secured Promissory Note in full from the proceeds of the sale of Scorpio Gold common stock.  The sale occurred in a market transaction on August 4, 2010 and the Company paid off the Secured Promissory Note in September 2010.

Note 14:  Debt

The Company’s debt consists of the following at December 31:

	2010	2009
Note payable to GE Capital, payable at $1,080 per month through January 2012, including interest at 5.40%, secured by equipment	$14,625	$26,450
Note payable to Daimler Chrysler, payable at $806 per month, through February 2012, including interest at 13.75%, secured by vehicle	10,366	18,027
Capital lease payable to Heartland Wisconsin Corp., payable at $1,148 per month through May 2013, secured by equipment	29,365	39,544
Note payable to West Coast Environmental & Engineering, unsecured, non-interest bearing, payable in monthly installments of $4,612 through March 2011	13,838	-
Note payable to Komatsu Equipment Company, with principal payments of $58,486 on June 30, 2008, $58,486 on June 30, 2009, and $58,485 on June 30, 2010, with interest at 8%, unsecured	175,457	175,457
Short-term note payable to Retrievers, LLC, with interest at 12%, secured by the assets of the Company	-	145,468
Note payable to Crestview Capital Master, LLC, with interest at the prime rate plus 2%, repaid in March 2010	-	1,000,000
Note payable to Crestview Capital Master, LLC resulting from the restructure of a production payment obligation (Note 10), with interest at the prime rate plus 2%, repaid in August 2010	-	1,000,000
Other	6,816	15,366
Accrued interest payable	49,128	176,643

Total	299,595	2,596,955
Less current portion	277,777	2,535,782

Long-term portion	$21,818	$61,173

On January 30, 2009, the Company entered into a Bridge Loan and Debt Restructuring Agreement (the “Agreement”) with Crestview Capital Master, LLC (the “Lender”), whereby the Company and the Lender entered into a bridge loan and a restructuring of the original debt in the amount of $1,974,456 owed by the Company to the Lender pursuant to the Production Payment Purchase Agreement and Assignment, dated June 12, 2007 (the “Original Debt”) (see Note 10).

Pursuant to the Agreement, the Company borrowed from the Lender the principal amount of $1,000,000 (the “Principal Amount”) in exchange for the Company issuing the Lender a Bridge Loan Secured Promissory Note (the “Bridge Note”) for the Principal Amount plus interest to accrue on a quarterly basis at a rate of the Wall Street Journal Prime Rate plus 2%.  On October 26, 2009, the Company and the Lender agreed to restructure the Bridge Note to extend the maturity date from November 6, 2009 to February 6, 2010.  Pursuant to a side letter agreement between the Company and the Lender dated January 13, 2010, the Lender agreed to extend the Maturity Date for successive one week periods for an extension fee of $10,000 per weekly period, prorated for any portion thereof, but in no event beyond April 6, 2010.  On March 10, 2010, the Bridge Note was repaid in full.

Additionally, pursuant to the Agreement, the Company and Lender restructured the Original Debt, which was previously recorded as a production payment obligation, a current liability in the Company’s balance sheet.  In consideration of the reduction of the Original Debt from $1,974,456 to $1,000,000, the Company executed a Secured Promissory Note in the principal amount of $1,000,000 (the “Debt Restructuring Note”) together with interest at a rate equal to the Wall Street Journal Prime Rate plus 2%, with a maturity date of August 31, 2010, as well as issue certain warrants to purchase Company common stock as further described below.  As a result, the Company recorded a gain on extinguishment of debt of $974,456 in its statement of operations for the year ended December 31, 2009.  Upon formation of the joint venture in relation to the Mineral Ridge Mine, the Company issued an irrevocable assignment to the Lender of 50% of all distributions to be made to it by the joint venture as prepayment for the amount outstanding on the Debt Restructuring Note.

On July 16, 2010, the Company and Crestview entered into an agreement to extend the maturity date of the $1 million Debt Restructuring Note from August 6, 2010 to August 31, 2010 in exchange for an extension fee of $10,000, which extension fee was waived by Crestview upon payoff.

The Company paid the Lender $50,000 as part of the consideration for amending each of the Bridge Loan and debt restructuring agreements set forth above.

As of the Closing, and as additional consideration for the restructuring of the Original Debt, the Company issued to the Lender warrants to purchase 23,000,000 shares of the Company’s common stock, at an exercise price of $0.03 per share, for a purchase period of 24 months (the “Debt Restructuring Warrants”). The Debt Restructuring Warrants and the Bridge Warrants (collectively referred to herein as the “Warrants”) are subject to certain registration rights, which the Lender, at present, has agreed to waive in lieu of utilizing Rule 144, as necessary, to remove any restrictive legends on its securities.  The provisions of the Debt Restructuring Warrants were modified pursuant to an Amended and Restated Restructuring Warrant dated October 29, 2009 to provide that in the event there is an issuance of shares or common stock, convertible debt or equity, or warrants or options, at a price per share or convertible or exercisable at a price per share below the Warrant Price (as defined), then the Warrant Price shall be reduced to the price per share of the common stock so issued or issuable, and the number of Warrant Shares (as defined) shall be adjusted to the extent required to enable the Holder to acquire additional shares of common stock representing the same percentage of the shares issued and/or issuable as a result of the transaction as the number of Warrant Shares exercisable immediately prior to the transactions represents of the number of shares of common stock issued and outstanding immediately prior to the transaction.

On August 11, 2010, the Company repaid the $1 million Debt Restructuring Note together with the related accrued interest payable and Crestview cancelled the Restructuring Note and released its security interest in the Company’s membership interest in Mineral Ridge LLC.  Further, the Company’s assignment to Crestview of 50% of its right to any proceeds from distributions made by the Mineral Ridge LLC, to be applied as a mandatory prepayment on the Restructuring Note, is no longer in effect.  The Company continues to retain its current 30% membership interest in the LLC.

Note 15:  Amounts Due to Related Parties and Employee Separation Agreement

At December 31, 2010, amounts due to related parties included in current liabilities consisted of a note payable of $215,940 and related accrued interest payable of $10,166 to Robert P. Martin, President of the Company, resulting from the Debt Settlement and Release Agreement discussed in Note 13.  The note bears interest at 6.5% and was due December 12, 2010.

On January 25, 2010, the Company entered into an Employment Separation and Severance Agreement dated as of January 19, 2010 (the “Caldwell Separation Agreement”) with David A. Caldwell, the Company’s then Chief Executive Officer (“CEO”), interim Chief Financial Officer (“CFO”) and a member of the Company’s board of directors (“Board”).  Pursuant to the terms of the Caldwell Separation Agreement, Mr. Caldwell resigned from his positions as CEO, CFO and as a member of the Board effective as of February 1, 2010 (the “Termination Date”).  The Caldwell Separation Agreement terminated that certain Employment Agreement between the Company and Mr. Caldwell dated February 27, 2006, as amended by that certain Addendum to Employment Agreement dated January 31, 2007, pursuant to which the Company employed Mr. Caldwell as its CEO since January 31, 2007 (collectively, the “Caldwell Employment Agreement”).

Under the terms of the Caldwell Separation Agreement, in settlement of all outstanding amounts owed to Mr. Caldwell, including, but not limited to, those amounts due in accrued and unpaid salary, expenses, director’s fees and repayment of certain loans made to the Company, as well as all amounts owed as severance pursuant to the terms of the Caldwell Employment Agreement, the Company shall: (i) make cash payments of an aggregate of $25,000, half of which was paid upon the agreement of the principal terms of the Caldwell Separation Agreement and the other half paid upon the signing of the Caldwell Separation Agreement; (ii) a subsequent cash payment of $20,379 upon the earlier to occur of the Company’s closing of a transaction involving the Company’s Mineral Ridge mining property or a financing by a third party involving an infusion of working capital to the Company of at least $250,000 (the “Subsequent Payment”); and (iii) issue to Mr. Caldwell an unsecured promissory note (the “Note”), in the principal amount of $366,623, such Note to accrue interest at a rate of 2.0% per annum, with a maturity date twenty-four (24) months from the date of the Separation Agreement.  The long-term liability, amounts due related parties, with a balance of $373,635 at December 31, 2010 is comprised of the Note principal balance of $366,623 plus accrued interest payable of $7,012.   Further, pursuant to certain events and conditions as set forth in the Caldwell Separation Agreement, Mr. Caldwell can be issued shares of Company common stock in lieu of cash payments for the Note and the Subsequent Payment.  Subsequent to December 31, 2010, the Company entered into an agreement to extinguish these obligations to Mr. Caldwell (see Note 28).

The Caldwell Separation Agreement further provides that Mr. Caldwell will form a new company, Phoenix Development Group, LLC, a Nevada limited liability company (“PDG”), to operate as a mine exploration and evaluation enterprise. It is contemplated that Mr. Caldwell will serve as CEO and Exploration Geologist of PDG and that the Company will own a 25% ownership in PDG in exchange for ongoing monthly cash payments of $7,500 (“PDG Payments”), such payments to commence 30 days after the formation of PDG and continue on a monthly basis for a period of 24 months, to be further detailed in a contribution agreement by and between PDG and the Company at a later time.  Further, pursuant to the Caldwell Separation Agreement, the Company will have a right of first refusal to negotiate with PDG for the purchase of any mining, mineral or exploration property rights identified and acquired by PDG.  In addition, as set forth in the Caldwell Separation Agreement, PDG can be issued shares of Company common stock in lieu of the PDG Payments.  During the year ended December 31, 2010, the Company made PDG Payments totaling of $75,000.

Amounts due to related parties at December 31, 2010, included in current liabilities, consisted of the following obligations:

	Principal	Interest	Total
Note payable to the former manager of the Ashdown mine for the purchase of a mill, equipment rental and other, with interest at 12%, repaid in 2010	$166,407	$11,830	$178,237
Notes payable to David A. Caldwell, a former Chief Executive Officer of the Company, and Julie K. Caldwell, payable on demand, with interest at 18%, repaid in 2010	40,866	4,513	45,379
Notes payable to Robert P. Martin, former President of the Company, and the Robert P. Martin Revocable Living Trust, payable on demand, with interest at 18%, restructured as part of Debt Settlement and Release Agreement in 2010 (Note 13)	160,524	48,033	208,557
	$367,797	$64,376	$432,173

Note 16:  Gain on Extinguishment of Debt

The Company reached agreement with certain vendors during the year ended December 31, 2010 pursuant to which a net gain on extinguishment of debt of $162,423 was realized.

As discussed in Notes 10 and 14, during the year ended December 31, 2009, the Company restructured a production payment obligation of $1,974,456 to a short-term note payable of $1,000,000, resulting in a gain on extinguishment of debt of $974,456.  Other extinguishment of debt transactions in 2009 resulted in additional gain totaling $58,123.

Note 17:  Stockholders’ Equity

The Company authorized 50,000,000 shares of no par value, non-voting convertible preferred stock.  In 1997, the Company’s Board of Directors (the “Board”) authorized the designation of a class of preferred stock convertible into ten shares of common stock for each share of preferred stock at a conversion rate of $0.10 per common share for a period of ten (10) years from June 12, 1997.  The Company did not determine any dividend rights, dividend rates, liquidation preferences, redemption provisions, and other rights, preferences, privileges and restrictions.  At the date of this action and as of December 31, 2010 and 2009, there were no shares of preferred stock outstanding.

In November 2010, the shareholders of the Company approved an amendment to the Company’s articles of incorporation to increase the number of authorized shares of $0.001 par value common stock from 400,000,000 to 800,000,000 shares.

During the year ended December 31, 2010, the Company issued a total of 48,808,690 shares of its common stock for the following consideration:  30,333,333 shares for cash of $2,650,000; 3,333,333 shares for cash exercise of warrants of $200,000; 3,276,757 shares for accounts payable of $51,346; 939,687 shares for accrued expenses of $58,260; 1,538,462 shares for severance obligation of $100,000; 2,387,118 shares for services of $173,676; and 7,000,000 shares issued for exploration properties of $280,000 (included in exploration and development expenses).  The prices per share recorded in non-cash equity transactions approximated the quoted market price of the Company’s common stock on the date the shares were issued.  In those instances where the market price of the Company’s common stock on the date the shares are issued to repay debt or other obligations differs from the market price originally used to determine the number of shares to be issued, a gain or loss on extinguishment of debt is recorded.  Depending on the delay in issuing these shares, the gain or loss may be material.  For the year ended December 31, 2010, no gain or loss on extinguishment of debt repaid through the issuance of the Company’s common stock was recorded.

December 2010, the Company closed a private placement of 24,000,000 units at $0.10 per unit, with each unit comprised of one share of the Company’s common stock and one warrant to purchase a share of the Company’s common stock, for which the Company received aggregate gross proceeds of $2,400,000.  The warrants are exercisable for a period of two years at an exercise price of $0.15 per share.

In connection with the issuance of common stock for cash in February 2010, the Company issued a warrant to an investor for the purchase of 3,333,333 shares of common stock at an exercise price of $0.06 per share, exercisable for a period of one year.  In November 2010, the investor exercised all of the warrants, with proceeds to the Company of $200,000.

During the year ended December 31, 2009, the Company issued a total of 17,669,753 shares of its common stock, including 3,528,500 shares to officers and directors, for the following consideration:  12,501,253 shares issued for cash of $249,400; 100,000 shares issued for cash of $3,000 upon the exercise of stock options; 4,068,500 shares issued for accounts payable of $40,319 and common stock subscription receivable of $1,187; and 1,000,000 shares issued for debt of $50,000.  The Company also wrote off a stock subscription receivable of $120,000 against additional paid-in capital.

On July 28, 2009, the Company entered into a Stock Purchase Agreement (the “Agreement”) with Alliance International (the “Investor”).  Pursuant to the terms of the Agreement, the Company issued 2,500,000 shares of the Company’s common stock (the “Shares”), with a purchase price of $0.01995 per Share, to the Investor for a total purchase price of $49,875.  Additionally, the Company granted the Investor the following options (the “Options”):  (i) the option to purchase an additional 5,015,690 shares of the Company’s common stock, at $0.01995 per share, for a total purchase price of $100,063 (the “First Option Shares”), with such option expiring August 18, 2009; and (ii) the option to purchase an additional 5,015,690 shares of the Company’s common stock, at $0.01995 per share, for a total purchase price of $100,062 (the “Second Option Shares”), with such option expiring August 31, 2009.  All options expired without being exercised.

The prices per share recorded in non-cash equity transactions approximated the quoted market price of the Company’s common stock on the date the shares were issued.  In those instances where the market price of the Company’s common stock on the date the shares are issued to repay debt or other obligations differs from the market price originally used to determine the number of shares to be issued, a gain or loss on extinguishment of debt is recorded.  Depending on the delay in issuing these shares, the gain or loss may be material.  For the year ended December 31, 2010, no gain or loss on extinguishment of debt repaid through the issuance of the Company’s common stock was recorded.  For the year ended December 31, 2009, a gain of $50,000 on extinguishment of debt repaid through the issuance of the Company’s common stock was recorded.

In September 2010, the Board of Directors of the Company approved a stock buyback plan whereby the Company would repurchase an aggregate of up to 20% of its outstanding common stock.  The repurchases are to be made from time to time on the open market at prevailing market prices or in negotiated transactions off the market.  The repurchase program is expected to continue over a twelve month period unless extended or shortened by the Board of Directors.

During the fourth quarter, the Company repurchased a total of 309,500 treasury shares at market prices at a total cost, including commissions and fees, of $49,510.  The shares were not retired as of December 31, 2010 and are shown as treasury stock, at cost, in the accompanying balance sheet.  The ultimate disposition of the shares repurchased has not been determined.

Note 18:  Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation.  Under the fair value recognition provisions of this standard, stock-based compensation cost is measured at the grant date based on the value of the award granted, using the Black-Scholes option pricing model, and recognized over the period in which the award vests.  The stock-based compensation expense included in general and administrative expenses for the years ended December 31, 2010 and 2009 was $21,439 and $62,387, respectively.  There was no stock compensation expense capitalized during the years ended December 31, 2010 and 2009.

During the year ended December 31, 2010, options to purchase a total of 200,000 shares of the Company’s common stock were issued to directors with exercise prices ranging from $0.04 to $0.045 per share.  The Company estimated the weighted average grant-date fair value of these options at $0.04 per share using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	138.35%
Risk-free interest rate	1.91%
Expected life of options	5 years

The following table summarizes the stock option activity during the year ended December 31, 2010:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value

Outstanding at December 31, 2009	6,137,273	$0.21
Granted	200,000	$0.04
Exercised	-	$-
Expired or cancelled	(1,922,273)	$0.15

Outstanding at December 31, 2010	4,415,000	$0.22

Options vested and exercisable at December 31, 2010	4,415,000	$0.22	1.47	$ 86,500

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $0.21 per share as of December 31, 2010 which would have been received by the holders of in-the-money options had the option holders exercised their options as of that date.

As of December 31, 2010, there was no future compensation cost related to non-vested stock-based awards not yet recognized in the statements of operations.

Note 19:  Stock Warrants

A summary of the status of the Company’s stock warrants as of December 31, 2010 and changes during the nine months then ended is presented below:

		Weighted
		Average
	Shares	Exercise Price

Outstanding, December 31, 2009	26,248,926	$0.04

Granted	34,333,333	$0.12
Exercised	(3,333,333)	$0.06
Canceled / Expired	(13,748,926)	$0.06

Outstanding, December 31, 2010	43,500,000	$0.10

The following summarizes the exercise price per share and expiration date of the Company's outstanding warrants to purchase common stock at December 31, 2010:

Expiration Date	Price	Number

2011	$0.03	11,000,000
2011	$0.01	1,500,000
2012	$0.15	24,000,000
2015	$0.05	7,000,000

		43,500,000

In connection with the issuance of common stock for cash in December 2010, the Company issued warrants to purchase 24,000,000 shares of common stock at an exercise price of $0.15 per share, exercisable for a period of two years.

See Note 6 for a discussion of warrants to purchase a total of 7,000,000 common shares issued in July 2010 for exploration mineral properties.

In connection with the purchase of shares of the Company’s common stock in February 2010, the Company issued warrants to an investor to purchase 3,333,333 common shares of the Company at an exercise price of $0.06 per share.  In November 2010, the investor exercised all of the warrants, with proceeds to the Company of $200,000.

On September 24, 2010, the Company entered into a letter agreement (“Agreement”) with Crestview Capital Master, LLC (“Crestview”) whereby the Company had an option to repurchase 20,000,000 warrants of the 23,000,000 warrants currently held by Crestview with an exercise price of $0.03 per share (the “Warrants”), issued as of February 6, 2009 in connection with that certain Bridge Loan and Debt Restructuring Agreement, dated January 30, 2009 (the “Restructuring Agreement”).  See Note 14.

Pursuant to the Agreement, the Company had the option (“Option”) to purchase 20,000,000 of the Warrants for a period of 45 days from the date of the Agreement (the “Option Period”) for a purchase price of no less than $0.0285 per share.  In consideration for the Option, the Company made a payment to Crestview of $10,000.

In accordance with the terms of the Agreement, the Company paid Crestview a deposit of $50,000 in October 2010 because the closing price of the Company’s common stock reached or exceeded $0.06 per share, as quoted by the OTC Bulletin Board, during the Option Period.  The deposit is non-refundable and will be applied to the ultimate exercise of the Option and repurchase of certain of the Warrants, but will be retained by Crestview despite any election by the Company not to exercise the Option.

On December 2, 2010, the Agreement was amended to reduce the Option to 15,000,000 Warrants and to extend the Option Period to December 15, 2010.  On December 15, 2010, the Company exercised its option to purchase 15,000,000 Warrants at $0.285 per Warrant and paid Crestview $375,000 (total exercise price of $427,500 less deposit of $50,000).

Additionally, on December 15, 2010, the Company assigned an option to purchase 3,000,000 Warrants to Richmond Partners Master Limited (“Richmond”) in exchange for a payment by Richmond to the Company of $0.125 per Warrant, or $375,000.  The Company retired the remaining 12,000,000 Warrants.  The expiration date of the 8,000,000 Warrants held by Crestview and the 3,000,000 Warrants held by Richmond was extended to December 15, 2011, and the Warrants otherwise remain in full force and effect according to their terms.  The Company also recorded additional interest expense and an increase to additional paid-in capital of $69,235 as a result of the extension of the expiration date of the Warrants.

The net cost to the Company of purchasing and retiring 12,000,000 Warrants, net of the $375,000 payment received from Richmond, was $62,500, which amount has been recorded as a reduction of additional paid-in capital in the financial statements.

Note 20:  Ra Resources Acquisition Agreement

On October 6, 2010, the Company entered into a definitive Acquisition Agreement (“Acquisition Agreement”) between the Company, Ra Resources Ltd., a corporation incorporated under the laws of the Province of Ontario (“Ra”) and 2259299 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario and a wholly-owned subsidiary of the Company formed for the purpose of effecting the transactions contemplated by the Acquisition Agreement (“Newco”).  Pursuant to the terms of the Acquisition Agreement, the Company will acquire 100% of the outstanding securities of Ra (the “Acquisition”) by way of a “three-cornered amalgamation” in accordance with the Ontario Business Corporations Act (“OBCA”), in consideration for the issuance to the shareholders of Ra of such number of shares of Company common stock (the “GPXM Shares”) as determined by an exchange ratio of 3.5 GPXM Shares for every 1 share of Ra common stock outstanding.  As of the date of the Acquisition Agreement, there were 5,925,000 shares of Ra common stock issued and outstanding.  In no event will the number of GPXM Shares issued in consideration for the Acquisition exceed 45,722,880.  Currently, Ra owns a 100% interest in four gold and base metal exploration properties within the Shining Tree mining district of northeastern Ontario.

Upon the Closing (as defined below) of the Acquisition Agreement, the Acquisition shall occur via the amalgamation, or merger, of Ra and Newco, which shall form one new corporation under the provisions of the OBCA, referred to as “Amalco.”  All of the properties, assets, rights, privileges and franchises of each of Ra and Newco will continue to be the properties, assets, rights, privileges and franchises of Amalco, and Amalco will similarly succeed to any liabilities thereof.  Amalco will then be a wholly-owned subsidiary of the Company.  Among other conditions, the closing of the Acquisition was conditioned upon the receipt of approval of the shareholders of Ra in accordance with the OCBA, which approval was received on December 16, 2010, as well as any necessary corporate approvals of both parties, certification of the accuracy of representations and warranties of the parties, any necessary regulatory approvals and certain other customary closing conditions (the “Closing”).  The Closing was to occur no later than November 30, 2010 (the “Outside Date”).  The Acquisition Agreement may be terminated prior to the Closing upon the mutual written consent of the parties, based on a misrepresentation, breach or non-performance by the breaching party of any representation, warranty or covenant that could reasonably be expected to have a material adverse effect on the terminating party, by either party for the other’s failure to satisfy the necessary conditions to Closing, or if the Closing has not occurred by the Outside Date.  As of December 31, 2010, Canadian regulatory approval for the Acquisition had not been received and the Acquisition had not been reflected in the Company’s financial statements.  Although the parties anticipate regulatory approval will be received, there can be no assurance that the Closing will occur.
Upon closing of the Acquisition agreement, the Company will own a 100% interest in four gold and base metal exploration properties in the Shining Tree Mining District in Ontario, Canada.  Through December 31, 2010, the Company had incurred expenses related to the Acquisition totaling $164,928, which expenses were included in exploration and development expenses in the statement of operations for the year ended December 31, 2010.

Note 21:  Salwell International Binding MOU; Peru Properties

On October 4, 2010, the Company entered into a binding Memorandum of Understanding (“MOU”) with Salwell International (“Salwell”), whereby the parties agreed to enter into definitive agreements within the next 5 business days for the purpose of forming a strategic alliance (“Alliance”) in order to develop certain defined properties as well as to identify, acquire and develop additional mining opportunities in the future within Central and South America.  In particular, the parties agreed upon certain terms and conditions by which the Company may potentially acquire an 80% profits interest in 5 mining properties in Peru, including the Porvenir molybdenum stockpile, the Porvenir molybdenum exploration property (collectively, the "Porvenir Properties”), the Alicia gold exploration area near and abutting Porvenir and two large gold exploration plays in the Pataz District, Group of the Eight and the Tornitos (collectively, the “Gold Properties”) (the Porvenir Properties and Gold Properties are collectively referred to herein as the “Peru Properties”).  The Peru Properties total approximately 6,200 hectares of prospective exploration ground, or approximately 25 square miles.

As of December 31, 2010, the parties had not completed definitive agreements and have mutually agreed to extend the date to enter into the definitive agreements.

Through December 31, 2010, in anticipation of completing definitive agreements, the Company had incurred expenses related to the Peru Properties totaling $952,334, which expenses were included in exploration and development expenses in the statement of operations for the year ended December 31, 2010.  Included in the expenditures was $400,000, agreed by the parties to be allocated as follows:  (a) $100,000 as a non-refundable purchase of a 45-day option related to the Porvenir Properties; and (b) $300,000 as a non-refundable deposit to be applied to the acquisition cost of the Gold Properties.  Definitive agreements are expected to include, among other terms, that in exchange for an 80% profits interest in the Porvenir Properties, the Company will make payments to Salwell (in addition to the $100,000 previously expended), of $50,000 per month for 12 months commencing on the first of the month following the signing of the definitive agreement, and $25,000 a month for an additional six months, plus the issuance to Salwell of such number of shares of Company common stock equal to $500,000 priced at the 10-day trailing average volume weighted average price beginning from the closing price on the date of the MOU.  It is contemplated that upon completion of the Company’s payment obligations in consideration for its 80% profits interest, Salwell shall retain a 20% profits interest in the Porvenir Property.  The parties agreed to enter into definitive agreements with respect to the Porvenir Property within 30 days of the date of the MOU.  The Company is in discussions to extend the date to enter into the definitive agreement.

Further, with respect to the Gold Properties, in addition to the $300,000 previously expended to be applied to the acquisition of an 80% profits interest in the Gold Properties, the definitive agreement is intended to require an additional investment by the Company of $500,000 in exploration and development expenditures related to such properties within a 12 to 18 month period.
The parties contemplate that in furtherance of the Alliance, the Company will be responsible for financing, management, distribution of profits, formation and maintenance of operating reserves, and accounting on all such properties acquired, while Salwell will be responsible for identifying and delivering viable opportunities within Central and South America to the Company, facilitating operations as reasonably requested and handling any necessary permitting or documentation related to potential property acquisitions.  It is also anticipated that the Company will govern the operations of projects under the Alliance and will have the right to encumber any properties in order to finance their development, along with the right to withdraw from a particular project, with such right then reverting to Salwell.  The parties contemplate that definitive agreements will provide for the ability of the Company to purchase Salwell’s retained 20% interest in a property obtained pursuant to the Alliance for cash and/or shares of the Company’s common stock, for Salwell’s pro-rata share of a net profits value as determined by a qualified feasibility study.  Although the parties anticipate entering into definitive agreements in the near future, there can be no assurance that the Alliance will succeed or that the proposed property acquisitions will be consummated.

On October 28, 2010, the Company announced that the Alliance had secured a milling facility in southern Peru to process the molybdenite currently stockpiled at the Porvenir property.  The contract for the milling facility allows for operational control over the facility for the next two years and can be extended as additional development warrants.  In anticipation of completing definitive agreements, through December 31, 2010, the Company had incurred milling costs totaling $33,345, which costs were included in costs of mining operations in the statement of operations for the year ended December 31, 2010.

Note 22:  Income Taxes

The benefit (provision) for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to (loss) income before income taxes for the following reasons:

	Years Ended December 31,
	2010	2009

Income tax (provision) benefit at statutory rate	$(870,951)	$951,574
Adjustments to net operating loss carry forward	(324,176)	1,280
Stock or warrants issued for services and expenses	(348,561)	(152,593)
Other	50,182	68,947
Change in valuation allowance	1,493,506	(869,208)

	$-	$-

Deferred tax assets (liabilities) are comprised of the following at December 31:

	2010	2009
Deferred tax assets:
Net operating loss carry forwards	$9,932,709	$10,906,860

Accrued expenses	93,081	391,615
Mineral properties	760,550	170,947
Depreciation	(25,329)	64,008
Stock-based compensation	144,831	137,542
Allowance for doubtful accounts	29,580	29,580
Investment in LLC	298,117	-
Reclamation obligation	-	1,026,493
	11,233,539	12,727,045
Less valuation allowance	(11,233,539)	(12,727,045)

Net deferred taxes	$-	$-

At December 31, 2010, the Company has a net operating loss carry forward available to offset future taxable income of approximately $29,214,000, which will begin to expire in 2011.  If substantial changes in the Company’s ownership should occur, there would also be an annual limitation of the amount of the net operating loss carry forward which could be utilized.

FASB ASC Topic 718-740, Income Taxes, requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-non threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  The Company performed a review of its material tax positions in accordance with recognition and measurement standards established by ASC Topic 718-740.  The Company has no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company classifies interest and penalties arising from the underpayment of income taxes in the statements of operations under general and administrative expenses.  As of December 31, 2010 and 2009, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction, but in no state or local jurisdictions since all operations are currently conducted in the State of Nevada, which does not have a corporate income tax.  The Company recently commenced operations in Peru and also has immaterial operations in Canada.  All U.S. federal net operating loss carry forwards through the year ended December 31, 2010 are subject to examination.

Note 23: Consulting and Employment Agreements

Thomas Klein

On October 4, 2010, the Company entered into a Consulting Agreement (the “Klein Consulting Agreement”) with Thomas Klein, whereby Mr. Klein is to provide services to the Company in his role as Chief Executive Officer (“CEO”) of the Company.  Mr. Klein was appointed as the Company’s CEO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CEO, the Company has agreed to pay Mr. Klein $165,000 per year as well as provide a $96,250 payment upon signing the Consulting Agreement.  Mr. Klein’s compensation will be reviewed annually by the Company’s Compensation Committee, or by the full Board of Directors serving in such capacity.  The Consulting Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Consulting Agreement, and allows for Mr. Klein to participate in certain Company incentive and benefit plans.

Further, on October 4, 2010, as approved by the Company’s Board of Directors, the Company and Mr. Klein agreed to an amendment of Mr. Klein’s compensation arrangement then in effect, whereby the Company issued 887,118 shares of its common stock in payment of $55,001 in deferred salary owed to Mr. Klein.  The shares were issued at a price equal to $0.062 per share, the closing market price of a share of the Company’s common stock on October 1, 2010.

Pursuant to the prior consulting agreement, Mr. Klein received 1,500,000 warrants to purchase Company common stock for his services in acquiring financing for the Company and the retirement of the Company’s existing debt.  The warrants were fully vested, had an exercise price of $0.0079 per share, and were exercisable through February 6, 2011.  The warrants were exercised by Mr. Klein subsequent to December 31, 2010 (see Note 28).

Robert P. Martin

The Company entered into an Employment Agreement with Robert P. Martin, former President of the Company and current Chairman of the Board of Directors, on March 8, 2006, and into an Addendum to the Employment Agreement on January 31, 2007.  Pursuant to these agreements, Mr. Martin currently receives at an annual salary of $135,000.  Portions of Mr. Martin’s salary were deferred during 2010 and 2009.  The deferred salary payable at December 31, 2009 was included in accrued liabilities in the accompanying balance sheets (see Note 8).

On October 4, 2010, as approved by the Company’s Board of Directors, the Company and Robert Martin, agreed to an amendment of Mr. Martin’s current compensation arrangement currently in effect, as set forth in that certain Employment Agreement between Mr. Martin and the Company dated March 8, 2006, as amended and supplemented by that certain Supplemental Compensation Agreement dated May 18, 2009 and that certain Debt Settlement Agreement dated April 2, 2010 (collectively, the “Martin Compensation Arrangement”).  In consideration of $48,750 in deferred salary owed to Mr. Martin pursuant to the Martin Compensation Arrangement, the Company issued 786,290 shares of the Company’s common stock to Mr. Martin at a price equal to $0.062 per share, the closing market price of a share of the Company’s common stock on October 1, 2010.

J. Roland Vetter

On July 1, 2010, the Company entered into a Consulting Agreement (the “Vetter Agreement”) with J. Roland Vetter, whereby Mr. Vetter is to provide services to the Company in his role as Chief Financial Officer (“CFO”) of the Company.  Mr. Vetter was appointed as the Company’s CFO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CFO, the Company agreed to pay Mr. Vetter $2,500 per month as well as provide a $10,000 payment upon signing the Vetter Agreement, such compensation to be reviewed annually by the Company’s Compensation Committee.  The Vetter Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Vetter Agreement, and allows for Mr. Vetter to participate in certain Company incentive and benefit plans.

Uptick Capital, LLC

On July, 1, 2010, the Company entered into a Consulting Agreement (the “Uptick Consulting Agreement”) with Uptick Capital, LLC (“Uptick”), whereby Uptick is to provide consulting services to the Company with regards to the capital structure of the Company, financing options, types of financial instruments to be offered and the identification of possible investors.

The term of the Uptick Agreement commenced on July 1, 2010 for an initial three month period, and will automatically renew for unlimited consecutive additional six month periods unless either party provides written notice of non-renewal to the other party at least 45 days prior to the expiration of the initial three month term or any renewal period thereafter.

As compensation for providing such consulting services, the Company has agreed to issue Uptick 250,000 shares of the Company’s common stock per month during the term of the Uptick Agreement.  Through December 31, 2010, the Company issued Uptick a total of 1,500,000 shares of its common stock.

Note 24:  Debt Settlement and Release Agreement

On August 19, 2010, the Company entered into a Debt Settlement and Release Agreement (the “Aveson Agreement”) with Kent Aveson, then a member of the Company’s Board of Directors.  Pursuant to the terms of the Aveson Agreement, Mr. Aveson has agreed to release the Company from any and all obligations, claims and liabilities related to that certain debt owed to him pursuant to his employment agreement with the Ashdown LLC, which debt the Company agreed to assume upon the completion of the sale of its interest in the Ashdown LLC., in consideration for the payment by the Company of the total sum of $33,881.  The Company agreed to pay Mr. Aveson the obligation as follows: (i) a cash payment of $11,201 upon entering into the Aveson Agreement; and (ii) monthly payments in the amount of $1,890 commencing on September 1, 2010 and ending on August 1, 2011.

Note 25:  Commitments and Contingencies

Operating Leases

The Company leases its office facilities under a non-cancelable operating lease that expires July 31, 2011. The monthly rent is based on an escalating scale based on an average increase of $0.03 per square foot on each anniversary date.  In addition, the Company leases office equipment and drilling equipment.

The following is a schedule, by years, of the future minimum lease payments under operating leases, as of December 31, 2010.

2011	$255,056
2012	175,828
2013	14,525

Total	$445,409

Rental expense for all operating leases was $291,626 and $288,028 for the years ended December 31, 2010 and 2009, respectively.

Legal Matters

Tetra Financial Group, LLC – On January 29, 2009, Tetra Financial Group, LLC (“Tetra”) filed a complaint in the Third District Court of Utah in Salt Lake County against the Ashdown Project, LLC, the Company, Win-Eldrich Mines Limited and certain principals of each company, claiming the breach of a lease agreement for the lease of two ten-ton hauler trucks.  In February 2010, a settlement agreement was reached with Tetra requiring payments to be made by the Ashdown Project, LLC and resulting in no material financial impact to the Company.  Further, pursuant to a partially binding LOI entered into with WEG regarding the potential settlement of the outstanding note the Company holds by WEG (see Note 28), the Company anticipates that WEG will assume full responsibility for any liabilities resulting from the dispute with Tetra, however, there can be no assurance that the promissory note will be settled under these terms.

DMC-Dynatec Mining Services Corporation - On February 13, 2009, DMC Mining Services Corporation filed a complaint against the Company and the Ashdown Project, LLC in the U.S. District Court, District of Nevada (Reno), claiming approximately $108,448 due for mechanic’s labor based on a service contract.  A default judgment as to both the Company and the Ashdown LLC was entered on July 26, 2009, which obligation was expressly assumed by WEG in connection with the closing of the sale of the Company’s interest in the Ashdown LLC on May 13, 2009.  As of the date of this Report, it is the understanding of the Company that WEG has negotiated a settlement with DMC Mining with respect to such obligation and that the Company will be indemnified and held harmless for any liability or obligation to DMC Mining in connection with the sale of the Company’s interest in the Ashdown LLC.

Donald Prahl – On November 5, 2010, the Company received a demand for arbitration from its former Chief Operating Officer, Donald Prahl, in connection with his Employment Separation and Severance Agreement, dated July 28, 2009.  The demand seeks arbitration with respect to alleged severance payments amounting to issuance of 4,341,164 shares of the Company’s common stock and an amount equivalent to one year of his prior base salary of $125,000 as severance pay.  The Company is seeking to resolve this matter amicably and although it is uncertain of the outcome, the Company does not anticipate a material impact to its results of operation or financial condition as a result of the demand for arbitration.

Note 26:  Related Party Transactions

As more fully discussed in Note 11, on September 26, 2005, the Company entered into a Production Payment Purchase Agreement with Ashdown Milling.  Robert Martin, President of the Company, and Kenneth Ripley, a former Chief Executive Officer of the Company, were members, managers, and lead investors in Ashdown Milling.  A total of $1,500,000 was advanced to the Company pursuant to this agreement, of which $904,567 was recorded as a production payment obligation – related parties.  The Company repaid the $904,567 obligation in 2007 and 2008.  Including the $904,567 obligation, the total amount of the production payment to be paid to Ashdown Milling was equal to a 12% net smelter returns royalty on the minerals produced from the mine until an amount equal to 240% of the total purchase price has been paid.  The Company subsequently bought out the member interests of two members of Ashdown Milling, thereby extinguishing its production payment obligation.  Amounts paid to Ashdown Milling members in excess of the original obligation recorded of $904,567 have been reported as royalties expense.  Royalties expense to related parties for the years ended December 31, 2010 and 2009 totaled $489,002 and $70,090, respectively.

As more fully discussed in Note 15, certain officers and former officers of the Company have advanced funds to the Company in the form of interest-bearing promissory notes or restructured other obligations resulting in interest-bearing promissory notes payable.  In addition, the Company had a note payable to a former employee and the former manager of the Ashdown mine resulting from the acquisition of the mill at the Ashdown mine and for rental payments and other amounts owed.  These obligations, including accrued interest payable, totaled $599,741 ($373,635 included in long-term liabilities) at December 31, 2010 and $432,173 at December 31, 2009.

As discussed in Note 3, the Company incurred fees to Thomas Klein, Chief Executive Officer of the Company, of $618,256 in connection with the formation of the Mineral Ridge LLC.

As discussed in Note 23, the Company has entered into certain consulting and employment agreements with its officers and directors and has issued shares of its common stock in payment of certain compensation obligations to these individuals.

As discussed in Note 8, the Company had deferred compensation payable to officers or former officers totaling $ 1,212 and $636,358 at December 31, 2010 and 2009, respectively.

Note 27:  Supplemental Statement of Cash Flows Information

During the years ended December 31, 2010 and 2009, the Company made no cash payments for income taxes.

During the years ended December 3, 2010 and 2009, the Company made cash payments for interest of $241,222 and $57,852, respectively.

During the year ended December 31, 2010, the Company had the following non-cash financing and investing activities:

•	Decreased accounts payable by $51,346, increased common stock by $3,277 and increased additional paid-in capital by $48,069.

•	Decreased severance obligations by $100,000, increased common stock by $1,539 and increased additional paid-in capital by $98,461.

•	Increased amounts due related parties and decreased accrued liabilities by $366,623.

•	Decreased accounts payable and increased debt by $55,351.

•	Increased additional paid-in capital and decreased amounts due related parties by $92,081.

•	Increased additional paid-in capital and decreased accrued liabilities by $268,570.

•	Decreased accrued expenses by $58,260, increased common stock by $940 and increased additional paid-in capital by $57,320.

During 2009, the Company had the following non-cash financing and investing activities:

•	Decreased production payment obligation and increased long-term debt by $1,000,000.

•	Decreased accounts payable and increased property and equipment by $147.

•	Decreased current portion of long-term debt and increased amounts due to related parties by $4,300.

•	Decreased accounts payable and increased debt by $22,050.

•	Decreased accounts payable by $40,319, increased common stock by $4,069, increased additional paid-in capital by $35,063 and decreased common stock subscribed by $1,187.

•	Decreased amounts due related parties by $50,000, increased common stock by $1,000 and increased additional paid-in capital by $49,000.

•	Decreased additional paid-in capital and common stock subscriptions receivable by $120,000.

Note 28:  Subsequent Events

Notice of Conversion and Note Settlement Agreement

On February 10, 2011, the Company entered into a Notice of Conversion and Note Settlement Agreement dated as of February 9, 2011 (the “Note Settlement”) with David A. Caldwell, one of the Company’s former officers and directors, with respect to that certain unsecured promissory note (the “Note”) issued to Mr. Caldwell pursuant to an Employment Separation and Severance Agreement dated January 19, 2010 (the “Separation Agreement”) (see Note 15).

As set forth in the Note Settlement, Mr. Caldwell elected to exercise his right to convert 50% of the outstanding balance, resulting in an issuance of 3,126,691 shares of Company common stock (the “Conversion Shares”).  Additionally, Mr. Caldwell and the Company agreed that in settlement of the remaining balance and any further obligations under the Note, in lieu of cash or further conversion into Company common stock at the Note’s maturity date, the Company agreed to transfer certain of the Company’s interests in private securities with no current book value to the Company.

The Company agreed to transfer all of its right, title and interest in: (i) 1,523,292 shares of Black Rock Metals Inc., a privately held Canadian federally registered company (“Black Rock”), currently held in the Company’s name (the “Black Rock Shares”), at a current agreed book value of $0.10 per share based on the most recent sale of an aggregate of 5,300,000 shares by 11 individual shareholders, for an aggregate deemed consideration of $152,329; and (ii) a 1% net smelter return (“NSR”) royalty in favor of the Company on certain mineral properties and leasehold interests in Alaska, pursuant to that certain Royalty Agreement entered into between the Company and Great American Minerals Exploration, Inc., a Nevada company (“GAME”) dated April 26, 1999 at a deemed value of $34,898.  In exchange for the Black Rock Shares and the GAME NSR, the Company will no longer have any obligations to Mr. Caldwell under the Note.  All other terms and conditions of the Separation Agreement remain in full force and effect.

Klein Warrant and Option Exercises

On January 28, 2011, Thomas Klein, CEO of the Company, exercised warrants to purchase 1,500,000 shares of the Company’s common stock at $0.0079 per share for total consideration to the Company of $11,850.  On that same date, Mr. Klein exercised options to purchase 100,000 shares of the Company’s common stock at $0.02 per share for total consideration to the Company of $2,000.

Option Agreement

On March 1, 2011, the Company entered into an option agreement with four individuals to acquire a 100% undivided interest in 61 unpatented mining claim units in North Williams Township in the Province of Ontario, Canada.  In order to maintain in force the working right and option granted to it, the Company must make the following payments to the optionors: down payment on signing the option agreement – cash payment of $20,000 and 100,000 shares of the Company’s common stock; 12 months from signing – cash payment of $40,000 and 100,000 shares of the Company’s common stock; 24 months from signing – cash payment of $80,000 and 100,000 shares of the Company’s common stock; and 36 months from signing – cash payment of $160,000 and 100,000 shares of the Company’s common stock.

Potential Promissory Note Settlement Agreement

On March 4, 2011, the Company entered into a partially binding letter of intent agreement (“LOI”) with WEG with respect to the negotiation of potential settlement terms of that certain outstanding Series A Limited Recourse Secured Promissory Note (the “Note”) made by WEG in favor of the Company in the principal amount of $4,231,925.19 issued to the Company in connection with the sale of its membership interest in the Ashdown LLC to WEG (see Note 3).

Pursuant to the LOI, an understanding and basic outline of terms has been reached between the parties with respect to the potential settlement of the Note whereby the Company would forgive the Note in full, in exchange for: (i) $500,000 in cash; (ii) issuance to the Company of 3,000,000 shares of WEG’s parent company’s (Win-Eldrich Mines Limited, “WEX”) common stock; (iii) assumption in full by WEG of certain obligations, for which the Company is contingently responsible for 50%; (iv) a perpetual 2% net smelter return royalty on the Ashdown property, of which 1% may be purchased for a purchase price of $1,000,000; and (v) the right of the Company to appoint one individual to the board of directors of WEX..

The parties anticipate entering into a definitive agreement by March 31, 2011 and closing such agreement within six months thereafter.  The closing of such definitive agreement and approval of the Note Settlement Terms will be subject to any necessary regulatory approvals, including TSXV approval, as well as any necessary corporate approvals of the parties.

Further, under the binding portions of the LOI, WEG agrees that unless and until the closing of a definitive agreement occurs, the monthly payments under the Note will commence according to the Note’s original terms on April 1, 2011, such monthly payments to be applied to the cash portion of the Note Settlement Terms upon closing, or applied to the principal and interest on the Note in the event the closing does not occur on or before the outside closing date six months from the date of a definitive agreement, with the Note remaining in full force and effect.

Membership Interest Purchase Agreement

The Company entered into a Membership Interest Purchase Agreement effective March 7, 2011 with Pinnacle Minerals Corporation (“Pinnacle”) and Salwell International, LLC (previously defined as “Salwell”) pursuant to which the Company will acquire Pinnacle’s 32.5% membership interest in Molyco, LLC (“Molyco”).  Molyco owns or controls approximately 30,000 tons of the Molybdenum stockpile comprising a portion of the Porvenir property in Peru (see Note 21).

The Company shall pay Pinnacle $750,000 for the membership interest as follows: (i) a non-refundable deposit of $75,000 no later than two business days after the effective date of the agreement; (ii) a payment of $175,000 no later than two business days after the closing of the agreement (as defined); and the issuance of a promissory note in the principal amount of $500,000, with payments to be made in twelve equal monthly installments on the first of each month commencing on May 1, 2011.

Stock Options and Warrants

On March 15, 2011, the Board of Directors approved the grant of a stock option for 100,000 shares to a new director, exercisable immediately for a period of five years with an exercise price of $0.17 per share.  On that date, the Board of Directors also approved the grant of a warrant for 2,000,000 shares to a consultant, exercisable immediately for a period of one year with an exercise price of $0.06 per share.

GOLDEN PHOENIX MINERALS, INC.
Condensed Balance Sheets

	March 31, 2011
	(Unaudited)	December 31, 2010
ASSETS

Current assets:
Cash and cash equivalents	$210,791	$1,520,318
Prepaid expenses and other current assets	167,922	208,211
Total current assets	378,713	1,728,529

Property and equipment, net	181,840	198,111

Other assets:
Deposits	50,000	50,000
Note receivable	-	-
Total other assets	50,000	50,000

	$610,553	$1,976,640

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$231,799	$216,522
Accrued liabilities	457,790	425,863
Current portion of long-term debt	264,094	277,777
Amounts due to related parties	229,749	226,106
Total current liabilities	1,183,432	1,146,268

Long-term liabilities:
Long-term debt	15,084	21,818
Amounts due to related parties	-	373,635
Total long-term liabilities	15,084	395,453

Total liabilities	1,198,516	1,541,721

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, no par value, 50,000,000 shares authorized, none issued	-	-
Common stock; $0.001 par value, 800,000,000 shares authorized, 277,065,591 and 271,988,900 shares issued and outstanding, respectively	277,066	271,989
Additional paid-in capital	45,963,076	45,071,867
Treasury stock, 445,361 and 309,500 shares at cost, respectively	(70,922)	(49,510)
Accumulated deficit	(46,757,183)	(44,859,427)
Total stockholders’ equity (deficit)	(587,963)	434,919

	$610,553	$1,976,640

See accompanying notes to condensed financial statements

GOLDEN PHOENIX MINERALS, INC.
Condensed Statements of Operations
(Unaudited)
	Three Months Ended March 31,
	2011	2010

Revenues	$-	$-

Operating costs and expenses:
Cost of mining operations	31,641	-
Exploration and evaluation expenses	736,846	50,709
General and administrative expenses	1,105,853	399,959
Depreciation and amortization expense	19,097	18,058

Total operating costs and expenses	1,893,437	468,726

Loss from operations	(1,893,437)	(468,726)

Other income (expense):
Interest and other income	328	-
Interest expense	(9,323)	(78,239)
Foreign currency gain	4,676	53,896
Gain on extinguishment of debt	-	36,901
Loss on disposal of property and equipment	-	(6,322)

Total other income (expense)	(4,319)	6,236

Loss from continuing operations before income taxes	(1,897,756)	(462,490)
Provision for income taxes	-	-

Loss from continuing operations	(1,897,756)	(462,490)

Income (loss) from discontinued operations:
Gain on sale of Mineral Ridge net assets	-	8,986,279
Loss from discontinued operations	-	(74,615)

Income from discontinued operations	-	8,911,664

Net income (loss)	$(1,897,756)	$8,449,174

Other comprehensive income (loss):
Loss from continuing operations	$(1,897,756)	$(462,490)
Income from discontinued operations	-	8,911,664
Net income (loss)	(1,897,756)	8,449,174
Unrealized gain on marketable securities	-	611,207

Other comprehensive income (loss)	$(1,897,756)	$9,060,381

Income (loss) per common share, basic and diluted:
Continuing operations	$(0.01)	$(0.00)
Discontinued operations	-	0.04

Total	$(0.01)	$0.04

Weighted average number of shares outstanding:
Basic	274,447,871	225,606,149
Diluted	274,447,871	236,596,149
\
See accompanying notes to condensed financial statements

GOLDEN PHOENIX MINERALS, INC.
Condensed Statements of Cash Flows
(Unaudited)
	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(1,897,756)	$8,449,174
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from discontinued operations	-	(8,911,664)
Depreciation and amortization expense	19,097	18,058
Stock-based compensation	15,067	14,058
Issuance of common stock for services	51,250	-
Issuance of common stock for exploration expenses	18,500	-
Issuance of warrants for services	423,165	-
Loss on disposal of property and equipment	-	6,322
Gain on extinguishment of debt	-	(36,901)
Foreign currency gain	-	(53,896)
Changes in operating assets and liabilities:
Increase in receivables	-	(3,863)
(Increase) decrease in prepaid expenses and other current assets	40,289	(3,627)
Decrease in deposits	-	14,525
Increase (decrease) in accounts payable	29,127	(129,307)
Increase in accrued and other liabilities	39,898	49,969

Net cash used in operating activities	(1,261,363)	(587,152)

Cash flows from investing activities:
Purchase of property and equipment	(2,826)	-

Net cash used in investing activities	(2,826)	-

Cash flows from financing activities:
Purchase of treasury stock	(21,412)	-
Payments of notes payable and long-term debt	(23,926)	(1,289,173)
Net proceeds from the sale of common stock	-	240,000
Payments of severance obligations	-	(65,201)
Payments of amounts due to related parties	-	(40,866)

Net cash used in financing activities	(45,338)	(1,155,240)

Cash flows from discontinued operations:
Net cash used in operating activities	-	(58,966)
Net cash provided by investing activities	-	2,615,000

Net cash provided by discontinued operations	-	2,556,034

Net increase (decrease) in cash	(1,309,527)	813,642
Cash and cash equivalents, beginning of period	1,520,318	94,785

Cash and cash equivalents, end of period	$210,791	$908,427

See accompanying notes to condensed financial statements

GOLDEN PHOENIX MINERALS, INC.
Notes to Condensed Financial Statements
March 31, 2011
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS AND BASIS OF FINANCIAL STATEMENT PRESENTATION

Golden Phoenix Minerals, Inc. (the “Company” or “Golden Phoenix”) is a mineral exploration, development and production company specializing in acquiring and consolidating mineral properties with potential production and future growth through exploration discoveries.  The Company’s current growth strategy is focused on the expansion of its operations through the development of mineral properties into royalty mining projects.

The Company intends to embark upon an acquisition plan targeting advanced stage mineral projects with near-term production throughout North, Central and South America.  During this period, the Company anticipates analyzing several prospective properties, with a view towards optioning a select group of properties on acceptable terms and conditions.  From the optioned properties, the Company hopes to identify those projects that can be advanced toward commercial production.

The Company was formed in Minnesota on June 2, 1997.  On May 30, 2008, the Company reincorporated in Nevada.

As further discussed in Note 3, on March 10, 2010, the Company closed an agreement dated December 31, 2009 for the purpose of selling a 70% interest in its Mineral Ridge mining property and related assets (“Mineral Ridge Mine”) and contributing the remaining 30% interest into a joint venture to place the Mineral Ridge Mine into production.  As a result, the Mineral Ridge Mine is classified as discontinued operations for all periods presented in the accompanying condensed financial statements.

The interim financial information of the Company as of March 31, 2011 and for the three months ended March 31, 2011 and 2010 is unaudited, and the balance sheet as of December 31, 2010 is derived from audited financial statements.  The accompanying condensed financial statements have been prepared in accordance with U. S. generally accepted accounting principles for interim financial statements.  Accordingly, they omit or condense notes and certain other information normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles.  The accounting policies followed for quarterly financial reporting conform with the accounting policies disclosed in Note 1 to the Notes to Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.  In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made.  All such adjustments are of a normal recurring nature.  The results of operations for the three months ended March 31, 2011 are not necessarily indicative of the results that can be expected for the fiscal year ending December 31, 2011.  The unaudited condensed financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

Certain amounts in the condensed financial statements for the three months March 31, 2010 have been reclassified to conform to the current period presentation.

NOTE 2 - GOING CONCERN
The financial statements of the Company are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company has a history of operating losses since its inception in 1997, and has an accumulated deficit of $46,757,183 at March 31, 2011.  The Company’s only source of operating revenues for the past two years has been the occasional rental of drilling equipment.  Currently none of the Company’s mineral property prospects have proven or probable reserves.  The Company will require additional capital to fund its operations and to pursue mineral property development opportunities with its existing properties and other prospects.  The Company will seek funding in the short term primarily from equity financing.  There can be no assurance that the Company will be successful in its efforts to continue to raise capital at favorable rates or at all.  If the Company is unable to raise sufficient capital to pay its obligations and the Company and its joint venture or alliance partners are unable to obtain profitable operations and positive operating cash flows from current mineral projects, the Company may be forced to scale back its mineral property acquisition and development plans or to significantly reduce or terminate operations and file for reorganization or liquidation under the bankruptcy laws.  These factors together raise doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In addition to its 30% interest in the Mineral Ridge LLC, the Company owns the Adams Mine and Duff Claim Block near Denio, Nevada, the Northern Champion molybdenum property in Ontario Canada and subsequent to the quarter ended March 31, 2011, closed its acquisition of Ra Resources, Inc., which owns a 100% interest in four gold and base metal properties in the Shining Tree District in Ontario, Canada.  In 2010, the Company entered into agreements to acquire an 80% interest in the Vanderbilt Silver and Gold Project and the Coyote Fault Gold and Silver Project, both located adjacent to the Mineral Ridge property near Silver Peak, Nevada.  The Company also entered into a binding Memorandum of Understanding by which it may acquire an 80% interest in five gold and molybdenum properties in Peru.  The Company will be required to raise significant additional capital, primarily through the issuance of its common stock, to complete the acquisition of the interests in and further the exploration and evaluation of each of these mineral properties.  There can be no assurance that the Company will be successful in raising the required capital or that any of these mineral properties will ultimately attain a successful level of operations.

NOTE 3 - INVESTMENT IN MINERAL RIDGE LLC AND DISCONTINUED OPERATIONS

On March 10, 2010, the Company closed the Exploration, Development and Mining Joint Venture Members’ Agreement (the “Members’ Agreement”) entered into on December 31, 2009 with Scorpio Gold Corporation (“Scorpio Gold”) and its US subsidiary, Scorpio Gold (US) Corporation (“Scorpio US”).  At the closing of the Members’ Agreement, the Company sold Scorpio US an undivided 70% interest in the Mineral Ridge Mine for a purchase price of $3,750,000 cash and 7,824,750 shares of common stock of Scorpio Gold with a market value of $5,501,582.  Immediately following the sale, the Company and Scorpio US each contributed their respective interests in the Mineral Ridge Mine to a joint venture formed to own and operate the Mineral Ridge Mine called Mineral Ridge Gold, LLC, a Nevada limited liability company (the “Mineral Ridge LLC”).  The Company also contributed to the Mineral Ridge LLC its interest in the reclamation bonds related to the Mineral Ridge Mine and Scorpio US contributed a net smelter royalty encumbering the Mineral Ridge Mine, which Scorpio US had acquired simultaneously with the closing of the Members’ Agreement.  The Company recorded the common shares of Scorpio Gold at their market value on March 10, 2010 of $5,501,582 and recognized a gain on sale of the 70% interest in the net assets of the Mineral Ridge Mine of $8,986,279 during the three months ended March 31, 2010, comprised of the following:

Cash received	$3,750,000
Marketable securities received, shares of Scorpio Gold recorded at their market value	5,501,582

Total proceeds	9,251,582
Reclamation liability and accounts payable transferred	2,129,349
Book value of assets sold	(1,784,652)
Fees to related party	(610,000)

Gain on sale	$8,986,279

The fees on the transaction were paid to Thomas Klein, Chief Executive Officer of the Company.

The contribution of the Company’s 30% interest in the net assets of Mineral Ridge, which was comprised of a net liability of $147,727, was recorded as a transfer to a related party and recorded as an increase to additional paid-in capital as follows:

Reclamation liability and accounts payable transferred	$912,578
Book value of assets transferred	(764,851)

Increase in additional paid-in capital	$147,997

The Company currently owns a 30% membership interest in the Mineral Ridge LLC.  Scorpio US owns a 70% membership interest in and is the Manager of the Mineral Ridge LLC, and has agreed to carry all finance costs necessary to bring the Mineral Ridge Mine into production and, provided it does so within 30 months of the closing of the Members’ Agreement, will then have the right to increase its interest in the Mineral Ridge LLC by 10% to a total of 80%.  In the event Scorpio US qualifies to increase its ownership interest to 80%, it will also have the option to purchase the Company’s then remaining 20% interest for a period of 24 months following the commencement of commercial production.  There can be no assurance that Scorpio US will be successful in its ability to raise sufficient capital to fund the development of the Mineral Ridge Mine and attain a successful level of operations.

Scorpio Gold and the Company have arranged with regulatory authorities, insurance carriers and others to complete the transfer to the Mineral Ridge LLC of the reclamation obligation and related bonds, permits and deposits that are established to fund the obligation.  As of March 31, 2011, the reclamation obligation was estimated by Scorpio Gold at $3,083,516.  Both Scorpio Gold and the Company have agreed to jointly and severally indemnify the bond and insurance provider from and against any and all liability for any loss suffered in connection with the bond issued on behalf of the Mineral Ridge LLC.  However, the Company believes the reclamation bonds and deposits transferred are currently sufficient to fund the reclamation obligation.

The Company has reported the operations of the Mineral Ridge Mine as discontinued operations in the accompanying condensed financial statements for all periods prior to and including the March 10, 2010 date of sale.  No accounts or amounts for the Mineral Ridge Mine are included in the condensed financial statements of the Company subsequent to March 10, 2010.

The accompanying condensed statement of operations for the three months ended March 31, 2010 includes the following:

Revenues	$-

Loss before income taxes	(74,615)
Provision for income taxes	-

Loss from discontinued operations	(74,615)
Gain on sale of Mineral Ridge assets	8,986,279

Income from discontinued operations	$8,911,664

The Company’s 30% membership interest in the Mineral Ridge LLC is accounted for using the equity method of accounting in accordance with ASC Topic 323 – Investments – Equity Method and Joint Ventures.  The investment is recorded at cost, with the carrying value subsequently increased for the investor’s share of the investee’s net income or additional contributions to capital, and decreased for the investor’s share of the investee’s net loss or equity distributions.

Because the book value of the Company’s initial investment in the Mineral Ridge LLC, which was comprised of liabilities in excess of assets, was recorded as a transfer to a related party and recorded as an increase to additional paid-in capital, and because the Company has no obligation to contribute capital to fund the operations of the Mineral Ridge LLC, the carrying value of the investment is recorded at zero.  In accordance with ASC Topic 323, the Company has not recorded its share of the Mineral Ridge LLC net loss for the periods subsequent to March 10, 2010, the date of formation of the Mineral Ridge LLC, because its investment has been reduced to zero and the Company has neither guaranteed obligations of nor otherwise committed to provide further financial support for the Mineral Ridge LLC.

The following presents summary unaudited financial information for the Mineral Ridge LLC as of March 31, 2011:

Current assets	$778,064
Property, plant and equipment	7,963,109
Mineral property	18,801,092
Restricted funds – reclamation obligations	5,744,910
Deferred financing costs	616,000
Total assets	33,903,175
Current liabilities	(928,099)
Asset retirement obligation	(3,083,516)
Members’ Equity	$29,891,560

The Mineral Ridge LLC recorded certain assets, including property, plant and equipment and mineral properties, at estimated fair value upon formation of the Mineral Ridge LLC.  Scorpio US has contributed all capital to fund operations and development, and for the reasons discussed above, the Company has recorded its investment in the Mineral Ridge LLC as of March 31, 2011 and December 31, 2010 at zero, based on historical cost.  As a result, the Company’s 30% share of the members’ equity balance presented in the above summary financial information as of March 31, 2011 differs from the Company’s book value of its investment in the Mineral Ridge LLC.

On October 21, 2010, Scorpio Gold closed a debt financing transaction for up to an aggregate principal amount of $12 million (the "Scorpio Financing"), with the use of proceeds from the Scorpio Financing being designated to finance the Mineral Ridge project.  The lender in the Scorpio Financing, Waterton Global Value, L.P. ("Lender"), required, among other things, certain agreements evidencing, guaranteeing and securing the Scorpio Financing, including a pledge of all of the assets and properties held by the Mineral Ridge LLC.

Accordingly, under the terms of the Mineral Ridge LLC’s operating agreement, the consent of the Company was required in order to permit such an encumbrance in the Lender’s favor.  In consideration for the Company’s consent to the encumbrance and to mitigate the Company’s risk of forfeiture upon a default by Scorpio Gold, the Lender, Scorpio Gold and the Mineral Ridge LLC agreed that the Mineral Ridge LLC would grant the Company a perpetual 20% net profits royalty interest in and to the production of minerals from the Mineral Ridge properties.  Such royalty interest was recorded in the land records in Esmeralda County prior to the recording of a deed of trust in favor of the Lender securing its interest in the Mineral Ridge properties.  Under the terms of the royalty deed in favor of the Company, no royalties will begin to accrue unless and until such time as title to any of the Mineral Ridge properties is transferred to the Lender pursuant to a foreclosure based on an uncured default by Scorpio Gold.

Further, the Company, Scorpio Gold, the Mineral Ridge LLC and the Lender entered into a Right of First Refusal Agreement, whereby the Lender agreed that upon a default by Scorpio Gold, it will provide the Company notice of its intent to initiate an enforcement action to realize on its security interest prior to commencing any such action.  The Lender will then grant the Company a right of first refusal with respect to the purchase of the Mineral Ridge property, whereby the Company will have the option of acquiring the property for a purchase price equal to the greater of: (a) $8 million; and (b) the aggregate amounts payable by Scorpio Gold to the Lender under the Scorpio Financing and any other indebtedness owed by Scorpio Gold to the Lender.  The Company must notify the Lender of its intent to accept the Lender’s offer within 10 business days of receipt of the offer ("Acceptance Period") and must consummate the purchase within 45 days of title to the Mineral Ridge properties transferring to the Lender (the "Closing Deadline").

In the event the Company chooses not to accept the Lender’s offer or if the Company is unable to consummate a purchase before the Closing Deadline, the Company agreed that the Lender will have the right to acquire the Company’s 20% net profits royalty interest for a purchase price of $5 million, such purchase to be consummated within 45 days of the earlier expiration of the Acceptance Period or the Closing Deadline.  If the Lender chooses not to purchase the Company’s net profits royalty interest, it will have the right to otherwise sell, transfer or dispose of the Mineral Ridge properties, subject to the Company’s royalty interest, to any third party.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at:

	March 31, 2011	December 31, 2010

Computer equipment	$74,864	$72,037
Drilling equipment	346,205	346,205
Support equipment	39,932	39,932
Office furniture and equipment	17,872	17,873
	478,873	476,047
Less accumulated depreciation and amortization	(297,033)	(277,936)

	$181,840	$198,111

NOTE 5 – NOTE RECEIVABLE

On May 13, 2009, the Company completed an agreement to sell 100% of its ownership interest in the Ashdown Project LLC (“Ashdown LLC”) to Win-Eldrich Gold, Inc. (“WEG”).  The $5.3 million purchase price due the Company in the form of a secured promissory note (the “Note”) was initially payable over a 72 month term, and WEG assumed substantially all of the liabilities of the Ashdown LLC.  The terms of the Note were subsequently modified in connection with certain debt reduction agreements entered into in April 2010 and the principal balance of the Note due the Company as of March 31, 2011 was $4,231,925.  The Note accrues interest at a rate of 5.25% per annum, has a maturity date of April 1, 2015, and is payable in 49 monthly payments of approximately $96,142 beginning April 1, 2011.

The Note is secured by the assets and property of the Ashdown LLC as well as 100% of WEG’s ownership interest in the Ashdown LLC (the “Collateral”).  The sole recourse of the Company under the Note for the collection of amounts owed and in the event of default shall be foreclosure as to the Collateral, as further detailed in the Security Agreement and Deed of Trust by and between the Parties.

Because of the current uncertainty of collecting the Note or realizing any value from the assets and property of the LLC upon foreclosure, the Note has been reduced 100% by an allowance account and recorded at no value in the accompanying balance sheets as of March 31, 2011 and December 31, 2010.  The Company did not recognize any gain on disposition of the Company’s interest in the Ashdown LLC attributed to the $5.3 million Note.  Any future gain on disposition of the interest in the Ashdown LLC will be recorded as cash payments are received on the Note or, if required, upon disposition of any assets or property of the Ashdown LLC due to foreclosure on the Note.

On March 4, 2011, the Company entered into a partially binding letter of intent agreement (“LOI”) with WEG with respect to the negotiation of potential settlement terms of Note.  Pursuant to the LOI, an understanding and basic outline of terms has been reached between the parties with respect to the potential settlement of the Note whereby the Company would forgive the Note in full, in exchange for: (i) $500,000 in cash; (ii) issuance to the Company of 3,000,000 shares of WEG’s parent company’s (Win-Eldrich Mines Limited, “WEX”) common stock; (iii) assumption in full by WEG of certain obligations, for which the Company is contingently responsible for 50%; (iv) a perpetual 2% net smelter return royalty on the Ashdown property, of which 1% may be purchased for a purchase price of $1,000,000; and (v) the right of the Company to appoint one individual to the board of directors of WEX.

The parties have not entered into a definitive agreement and the closing of such definitive agreement and approval of the Note Settlement Terms will be subject to any necessary regulatory approvals, including TSXV approval, as well as any necessary corporate approvals of the parties.

Further, under the binding portions of the LOI, WEG agrees that unless and until the closing of a definitive agreement occurs, the monthly payments under the Note will commence according to the Note’s original terms on April 1, 2011, such monthly payments to be applied to the cash portion of the Note Settlement Terms upon closing, or applied to the principal and interest on the Note in the event the closing does not occur on or before the outside closing date six months from the date of a definitive agreement, with the Note remaining in full force and effect.

Subsequent to March 31, 2011, the Company received the April and May monthly payments in accordance with the present terms of the Note.

NOTE 6 – DEBT

The Company’s debt consists of the following at:
	March 31, 2011	December 31, 2010
Note payable to GE Capital, payable at $1,080 per month through January 2012, including interest at 5.40%, secured by equipment	$11,569	$14,625
Note payable to Daimler Chrysler, payable at $806 per month through February 2012, including interest at 13.75%, secured by vehicle	8,278	10,366
Capital lease payable to Heartland Wisconsin Corp., payable at $1,148 per month through May 2013, secured by equipment	26,653	29,365
Note payable to Komatsu Equipment Company, with principal payments of $58,486 on June 30, 2008, $58,486 on June 30, 2009, and $58,485 on June 30, 2010, with interest at 8%, unsecured	175,457	175,457
Note payable to West Coast Environmental & Engineering, unsecured, non-interest bearing, payable in monthly installments of $4,612 through March 2011	-	13,838
Other	4,584	6,816
Accrued interest payable	52,637	49,128

Total	279,178	299,595
Less current portion	264,094	277,777

Long-term portion	$15,084	$21,818

NOTE 7 – AMOUNTS DUE RELATED PARTIES AND SETTLEMENT AGREEMENT

Amounts due to related parties of $229,749 included in current liabilities at March 31, 2011 consisted of a note payable of $215,940 and related accrued interest payable of $13,809 to Robert P. Martin, Chairman of the Board of Directors of the Company, resulting from a Debt Settlement and Release Agreement entered into in April 2010.  The note bears interest at 6.5% and was due December 12, 2010.  At December 31, 2010, amounts due related parties of $226,106 included in current liabilities consisted of the note payable to Mr. Martin of $215,940 and related accrued interest payable of $10,166.

Amounts due related parties of $373,635 included in long-term liabilities at December 31, 2010 consisted of a note payable of $366,623 (the “Caldwell Note”) and related accrued interest payable of $7,012 to David A. Caldwell, a former officer and director of the Company, resulting from an Employment Separation and Severance Agreement entered into in January 2010.  On February 10, 2011, the Company entered into a Notice of Conversion and Note Settlement Agreement dated as of February 9, 2011 (the “Note Settlement”) with Mr. Caldwell with respect to the Caldwell Note.

As set forth in the Note Settlement, Mr. Caldwell elected to exercise his right to convert 50% of the outstanding balance of the Caldwell Note and accrued interest payable into shares of the Company’s common stock, resulting in an issuance of 3,126,691 shares of the Company common stock (the “Conversion Shares”) valued at $187,227.  Additionally, Mr. Caldwell and the Company agreed that in settlement of the remaining balance and any further obligations under the Caldwell Note, in lieu of cash or further conversion into Company common stock at the Caldwell Note’s maturity date, the Company would transfer certain of the Company’s interests in private securities with no current book value to the Company.

The Company agreed to transfer all of its right, title and interest in: (i) 1,523,292 shares of Black Rock Metals Inc., a privately held Canadian federally registered company (“Black Rock”), currently held in the Company’s name (the “Black Rock Shares”), at a current agreed book value of $0.10 per share based on the most recent sale of an aggregate of 5,300,000 shares by 11 individual shareholders, for an aggregate deemed consideration of $152,329; and (ii) a 1% net smelter return (“NSR”) royalty in favor of the Company on certain mineral properties and leasehold interests in Alaska, pursuant to that certain Royalty Agreement entered into between the Company and Great American Minerals Exploration, Inc., a Nevada company (“GAME”) dated April 26, 1999 at a deemed value of $34,898.  In exchange for the Black Rock Shares and the GAME NSR, the Company will no longer have any obligations to Mr. Caldwell under the Caldwell Note.  All other terms and conditions of the Separation Agreement remain in full force and effect.  The total deemed consideration of $187,227 for these asset transfers to Mr. Caldwell to extinguish the balance of the Caldwell Note and related accrued interest payable has been recorded as an increase to additional paid-in capital due to the related party nature of the transaction.

NOTE 8 – STOCKHOLDERS’ EQUITY

The Company authorized 50,000,000 shares of no par value, non-voting convertible preferred stock.  In 1997, the Company’s Board of Directors (the “Board”) authorized the designation of a class of preferred stock convertible into ten shares of common stock for each share of preferred stock at a conversion rate of $0.10 per common share for a period of ten (10) years from June 12, 1997.  The Company did not determine any dividend rights, dividend rates, liquidation preferences, redemption provisions, and other rights, preferences, privileges and restrictions.  As of March 31, 2011 and December 31, 2010, there were no shares of preferred stock outstanding.

During the three months ended March 31, 2011, the Company issued a total of 5,076,691 shares of its common stock, including: 1,600,000 shares upon exercise of options and warrants for accounts payable of $13,850; 3,126,691 shares for amounts due to related parties of $187,227 (Note 7); 100,000 shares for exploration and evaluation expenses of $18,500 and 250,000 shares for services of $51,250.  The prices per share recorded in non-cash equity transactions approximated the quoted market price of the Company’s common stock on the date the shares were issued.  In those instances where the market price of the Company’s common stock on the date the shares are issued to repay debt or other obligations differs from the market price originally used to determine the number of shares to be issued, a gain or loss on extinguishment of debt is recorded.  Depending on the delay in issuing these shares, the gain or loss may be material.  For the three months ended March 31, 2011, no gain or loss on extinguishment of debt repaid through the issuance of the Company’s common stock was recorded.

On September 28, 2010, the Company announced that its Board of Directors approved a Stock Repurchase Program, permitting the Company to repurchase up to an aggregate of 20% of its outstanding common stock over the next 12 months.  The repurchases will be made from time to time in the open market at prevailing market prices or in negotiated transactions off the market.  The Stock Repurchase Program may be extended beyond 12 months or shortened by the Board of Directors.  During the three months ended March 31, 2011, the Company repurchased 135,861 shares of its common stock at a cost of $21,412.

NOTE 9 – STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation – Stock Compensation.  Under the fair value recognition provisions of this standard, stock-based compensation cost is measured at the grant date based on the value of the award granted, using the Black-Scholes option pricing model, and recognized over the period in which the award vests.  The stock-based compensation expense included in general and administrative expenses for the three months ended March 31, 2011 and 2010 was $15,067 and $14,058, respectively.  There was no stock compensation expense capitalized during the three months ended March 31, 2011 and 2010.

During the three months ended March 31, 2011, options to purchase 100,000 shares of the Company’s common stock were issued to a director with an exercise price of $0.17 per share.  The Company estimated the weighted average grant-date fair value of these options at $0.15 per share using the Black-Scholes option pricing model with the following assumptions:

Expected dividend yield	0.00%
Expected stock price volatility	133.59%
Risk-free interest rate	1.87%
Expected life of option	5 years

The following table summarizes the stock option activity during the three months ended March 31, 2011:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Aggregate Intrinsic Value

Outstanding at December 31, 2010	4,415,000	$0.22
Granted	100,000	$0.17
Exercised	(100,000)	$0.02
Expired or cancelled	(1,450,000)	$0.24

Outstanding, vested and exercisable at March 31, 2011	2,965,000	$0.22	1.96	$28,200

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $0.18 as of March 31, 2011 which would have been received by the holders of in-the-money options had the option holders exercised their options as of that date.

As of March 31, 2011, there was no future compensation cost related to non-vested stock-based awards not yet recognized in the condensed statements of operations.

NOTE 10 - STOCK WARRANTS

On March 21, 2011, the Company issued a consultant warrants to purchase a total of 2,000,000 shares of the Company’s common stock at an exercise price of $0.06 per share.  The warrants vested 100% upon grant and are exercisable for a period of one year from the date of grant.

During the three months ended March 31, 2011, the Company issued other warrants to purchase a total of 3,000,000 shares of the Company’s common stock to two consultants, with exercise prices ranging from $0.12 to $0.125 per share (see Note 14).

General and administrative expenses for the three months ended March 31, 2011 includes $423,165 consulting expense related to the vested portion of the estimated grant date fair value of these three warrants.  As of March 31, 2011, future consulting expense related to the non-vested portion of the estimated grant date fair value of the warrants was $250,043.

A summary of the status of the Company’s stock warrants as of March 31, 2011 and changes during the three months then ended is presented below:

		Weighted
		Average
	Shares	Exercise Price

Outstanding, December 31, 2010	43,500,000	$0.10

Granted	5,000,000	$0.10
Canceled / Expired	-	$-
Exercised	(1,500,000)	$0.01

Outstanding, March 31, 2011	47,000,000	$0.10

Warrants vested and exercisable at March 31, 2011	45,250,000	$0.10

The following summarizes the exercise price per share and expiration date of the Company's outstanding warrants  to purchase common stock at March 31, 2011:

Expiration Date	Price	Number

2011	$0.03	11,000,000
2012	$0.15	26,000,000
2013	$0.12	1,000,000
2014	$0.125	2,000,000
2015	$0.05	7,000,000

		47,000,000

  NOTE 11 – EARNINGS (LOSS) PER SHARE

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.  The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the weighted average common stock equivalents which would arise from the exercise of stock options, warrants and rights outstanding using the treasury stock method and the average market price per share during the period.

A reconciliation of the number of shares used in the computation of the Company’s basic and diluted earnings per common share is as follows:

	Three Months Ended March 31,
	2011	2010
Weighted average number of common shares
outstanding	274,447,871	225,606,149
Dilutive effect of:
Stock options	-	74,194
Warrants	-	10,915,806
Weighted average number of common shares
outstanding, assuming dilution	274,447,871	236,596,149

No stock options and warrants are included in the computation of diluted weighted average number of shares for the three months ended March 31, 2011 because the effect would be anti-dilutive.  At March 31, 2011, the Company had outstanding options and warrants to purchase a total of 49,965,000 common shares of the Company that could have a future dilutive effect on the calculation of earnings per share.

NOTE 12 – RA RESOURCES ACQUISITION

On October 6, 2010, the Company entered into a definitive Acquisition Agreement (“Acquisition Agreement”) between the Company, Ra Resources Ltd., a corporation incorporated under the laws of the Province of Ontario (“Ra”) and 2259299 Ontario Inc., a corporation incorporated under the laws of the Province of Ontario and a wholly-owned subsidiary of the Company formed for the purpose of effecting the transactions contemplated by the Acquisition Agreement (“Newco”).  Pursuant to the terms of the Acquisition Agreement, the Company will acquire 100% of the outstanding securities of Ra (the “Acquisition”) by way of a “three-cornered amalgamation” in accordance with the Ontario Business Corporations Act (“OBCA”), in consideration for the issuance to the shareholders of Ra of such number of shares of Company common stock (the “GPXM Shares”) as determined by an exchange ratio of 3.5 GPXM Shares for every 1 share of Ra common stock outstanding.  Currently, Ra owns a 100% interest in four gold and base metal exploration properties within the Shining Tree mining district of northeastern Ontario.  The shareholders of Ra approved the Acquisition on December 16, 2010.  Subsequent to March 31, 2011, the Company closed the Acquisition Agreement and acquired 100% of the outstanding securities of Ra (Note 18) and Ra became a wholly-owned subsidiary of the Company.

During the three months ended March 31, 2011, the Company incurred expenses related to the Acquisition totaling $7,093, which expenses were included in exploration and evaluation expenses in the statement of operations for the three months ended March 31, 2011.

NOTE 13 – MINERAL PROPERTIES

As of March 31, 2011, the Company held interests in or was actively pursuing the following mineral property opportunities:

Northern Champion Property

The Northern Champion Property is approximately 880 acres in Griffith and Broughham Townships in the Province of Ontario, Canada (“Northern Champion Property”).  In February 2007, the Company completed the purchase from four individuals (collectively, the “Vendors”) of five registered claims totaling 22 units on the Northern Champion Property together with a NI 43-101 Technical Report and Feasibility Study describing a molybdenite deposit within the area of the claims.

The purchase agreement provides that the Vendors will retain a 3.3% Net Smelter Return (“NSR”) on the sales of minerals taken from the Northern Champion Property.   Additionally, the Company will have the right of first refusal to purchase 1.65% of said Net Smelter Return from the Vendors for $1,650,000.

All costs incurred by the Company in connection with the Northern Champion Property, including acquisition costs, have been expensed to exploration and evaluation expenses.  With available funding, the Company plans to take bulk samples for metallurgical and market testing, and to actively explore and delineate molybdenum mineralization on the property.

Duff Claims Block

The Company owns the Duff claims block comprised of 211 mineral claims located along the western flank of the Pine Forest Range, 20 miles south of Denio, Humboldt County, Nevada.  The claims block, which was acquired in 2007, abuts the Ashdown Mine to the north and extends south to the border of the Blue Lake Wilderness Study Area.  Metals historically mined in the general region include gold, molybdenum copper, tungsten and antimony.

The major mine feature of the Duff claims is the Adams Mine, which at one time produced silica.   However, there are historical reports that substantial gold was also extracted from the quartz rock.  Gold has also been mined in the Vicksburg, Ashdown and Cherry Creek canyons to the north, and Leonard Canyon to the south of the Duff claims.

With available funding, the Company plans to commence a surface mapping and sampling program covering sections of the 4,400 acres of claims within the Duff claims block.

The Duff claims block has no historical cost basis to the Company for accounting purposes; therefore, no amounts related to this mineral property are included in the accompanying financial statements.

Mhakari Properties

In July of 2010, the Company entered into two separate agreements with Mhakari Gold (Nevada), Inc. (“Mhakari”), an Asset Purchase Agreement and an Option Agreement, which provide the Company the ability to acquire an 80% interest in each of the historic Vanderbilt silver/gold mine and Coyote Fault gold and silver project, both in Esmeralda County, Nevada.  The Company entered into an Asset Purchase Agreement to acquire an 80% interest in the Vanderbilt property in consideration for the issuance of 2,000,000 shares of the Company’s common stock as well as warrants to purchase a further 2,000,000 shares of the Company’s common stock with an exercise price of $0.05 per share, exercisable for a period of five years, with a forced conversion at the option of the Company in the event the 200-day volume weighted average price of the Company’s common stock equals $0.15 per share.  The Company obtained its option to acquire an 80% interest in Coyote Fault in consideration for the issuance of 5,000,000 shares of the Company’s common stock as well as warrants to purchase a further 5,000,000 shares of the Company’s common stock with an exercise price of $0.05 per share, exercisable for a period of five years with the same forced conversion feature.  In addition, to earn its 80% interest in each property, the

Company is required to expend no less than $150,000 in exploration and development expenditures in the first 12 months on the Coyote Fault property, $350,000 in exploration and development expenditures on the Vanderbilt Property over a 48 month period, and a combined minimum of $1,500,000 on both the Coyote Fault and Vanderbilt Properties.  Further, upon satisfaction of certain of the above-referenced milestones (namely, issuances of shares, warrants, and initial expenditure obligations), the Company will receive a 51% interest in the properties in the form of a joint venture with Mhakari, such 51% interest to automatically increase to 80% upon satisfaction of the overall exploration and development expenditure obligation.  Although the Company anticipates completing its obligations necessary to finalize the acquisition of an 80% interest in both properties, there can be no assurance that funds will be available or that the Company will consummate the purchase or the option and earn its full 80% interest in each property.

A total expenditure of $50,000 related to the Mhakari Properties was incurred during the three months ended March 31, 2011, which expenses were included in exploration and evaluation expenses in the statement of operations for the three months ended March 31, 2011.

Salwell International Binding MOU; Peru Properties

On October 4, 2010, the Company entered into a binding Memorandum of Understanding (“MOU”) with Salwell International (“Salwell”), whereby the parties agreed to enter into definitive agreements within 5 business days for the purpose of forming a strategic alliance (“Alliance”) in order to develop certain defined properties as well as to identify, acquire and develop additional mining opportunities in the future within Central and South America.  In particular, the parties agreed upon certain terms and conditions by which the Company may potentially acquire an 80% interest in 5 mining properties in Peru, including the Porvenir molybdenum stockpile, the Porvenir molybdenum exploration property (collectively, the “Porvenir Properties”), the Alicia gold exploration area near and abutting Porvenir and two large gold exploration plays in the Pataz District, Group of the Eight and the Tornitos (collectively, the “Gold Properties”) (the Porvenir Properties and Gold Properties are collectively referred to herein as the “Peru Properties”).  The Peru Properties total approximately 6,200 hectares of prospective exploration ground, or approximately 25 square miles.

As of March 31, 2011, the parties had not completed definitive agreements and have mutually agreed to extend the date to enter into the definitive agreements.

During the three months ended March 31, 2011, in anticipation of completing definitive agreements, the Company incurred expenses related to the Peru Properties totaling $488,287, which expenses were included in exploration and evaluation expenses in the statement of operations for the three months ended March 31, 2011.  Definitive agreements are expected to include, among other terms, that in exchange for an 80% interest in the Porvenir Properties, the Company will make payments to Salwell of an aggregate of $750,000 in cash, via monthly payments of $50,000 for 12 months commencing on the first of the month following the signing of the MOU, and $25,000 a month for an additional six months, which amount had been satisfied by as of March 31, 2011, plus the issuance to Salwell of such number of shares of Company common stock equal to $500,000 priced at the 10-day trailing average volume weighted average price beginning from the closing price on the date of the MOU.  It is contemplated that upon completion of the Company’s payment obligations in consideration for its 80% interest, Salwell shall retain a 20% interest in the Porvenir Property.

Further, with respect to the Gold Properties, in addition to the amounts previously expended to be applied to the acquisition of an 80% interest in the Gold Properties, the definitive agreement is intended to require an additional investment by the Company of $500,000 in exploration and development expenditures related to such properties within a 12 to 18 month period.

The parties contemplate that in furtherance of the Alliance, the Company will be responsible for financing, management, distribution of profits, formation and maintenance of operating reserves, and accounting on all such properties acquired, while Salwell will be responsible for identifying and delivering viable opportunities within Central and South America to the Company, facilitating operations as reasonably requested and handling any necessary permitting or documentation related to potential property acquisitions.  It is also anticipated that the Company will govern the operations of projects under the Alliance and will have the right to encumber any properties in order to finance their development, along with the right to withdraw from a particular project, with such right then reverting to Salwell.  The parties contemplate that definitive agreements will provide for the ability of the Company to purchase Salwell’s retained 20% interest in a property obtained pursuant to the Alliance for cash and/or shares of the Company’s common stock, for Salwell’s pro-rata share of a net asset value as determined by a qualified feasibility study.  Although the parties anticipate entering into definitive agreements in the near future, there can be no assurance that the Alliance will succeed or that the proposed property acquisitions will be consummated.

On October 28, 2010, the Company announced that the Alliance had secured a milling facility in southern Peru to process the molybdenite currently stockpiled at the Porvenir property.  The contract for the milling facility allows for operational control over the facility for the next two years and can be extended as additional development warrants.  In anticipation of completing definitive agreements, during the three months ended March 31, 2011, the Company incurred milling costs totaling $31,641, which costs were included in costs of mining operations in the statement of operations for the three months ended March 31, 2011.

Option Agreement

On March 1, 2011, the Company entered into an option agreement with four individuals to acquire a 100% undivided interest in 61 unpatented mining claim units in North Williams Township in the Province of Ontario, Canada.  In order to maintain in force the working right and option granted to it, the Company must make the following payments to the optionors: down payment on signing the option agreement – cash payment of $20,000 and 100,000 shares of the Company’s common stock (which payment was made in March 2011 with a total value of $18,500 assigned to the common shares issued); 12 months from signing – cash payment of $40,000 and 100,000 shares of the Company’s common stock; 24 months from signing – cash payment of $80,000 and 100,000 shares of the Company’s common stock; and 36 months from signing – cash payment of $160,000 and 100,000 shares of the Company’s common stock.

A total expenditure of $39,054 related to the North Williams Township mining claims was incurred during the three months ended March 31, 2011, which expenses were included in exploration and evaluation expenses in the statement of operations for the three months ended March 31, 2011.

Membership Interest Purchase Agreement

The Company entered into a Membership Interest Purchase Agreement effective March 7, 2011 with Pinnacle Minerals Corporation (“Pinnacle”) and Salwell International, LLC (previously defined as “Salwell”) pursuant to which the Company will acquire Pinnacle’s 32.5% membership interest in Molyco, LLC (“Molyco”).  Molyco owns or controls approximately 30,000 tons of the Molybdenum stockpile comprising a portion of the Porvenir property in Peru.

The Company is to pay Pinnacle $750,000 for the membership interest as follows: (i) a non-refundable deposit of $75,000 no later than two business days after the effective date of the agreement; (ii) a payment of $175,000 no later than two business days after the closing of the agreement (as defined); and the issuance of a promissory note in the principal amount of $500,000, with payments to be made in twelve equal monthly installments on the first of each month commencing on May 1, 2011.

During the three months ended March 31, 2011, the Company paid Pinnacle a total of $125,000, which amount was included in exploration and evaluation expenses in the statement of operations for the three months ended March 31, 2011.

NOTE 14 – CONSULTING AND EMPLOYMENT AGREEMENTS

Thomas Klein

On October 4, 2010, the Company entered into a Consulting Agreement (the “Klein Consulting Agreement”) with Thomas Klein, whereby Mr. Klein is to provide services to the Company in his role as Chief Executive Officer (“CEO”) of the Company.  Mr. Klein was appointed as the Company’s CEO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CEO, the Company has agreed to pay Mr. Klein $165,000 per year as well as provide a $96,250 payment upon signing the Consulting Agreement.  Mr. Klein’s compensation will be reviewed annually by the Company’s Compensation Committee, or by the full Board of Directors serving in such capacity.  The Consulting Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Consulting Agreement, and allows for Mr. Klein to participate in certain Company incentive and benefit plans.

Pursuant to a prior consulting agreement, Mr. Klein received 1,500,000 warrants to purchase Company common stock for his services in acquiring financing for the Company and the retirement of the Company’s existing debt.  The warrants were exercised by Mr. Klein during the three months ended March 31, 2011 (see Note 10).

Robert P. Martin

We entered into an Employment Agreement with Robert P. Martin, former President of the Company and current Chairman of the Board of Directors, on March 8, 2006, and into an Addendum to the Employment Agreement on January 31, 2007.  Pursuant to these agreements, during the quarter ended March 31, 2011, Mr. Martin received salary based on an annual salary of $155,000.

J. Roland Vetter

On July 1, 2010, the Company entered into a Consulting Agreement (the “Vetter Agreement”) with J. Roland Vetter, whereby Mr. Vetter is to provide services to the Company in his role as Chief Financial Officer (“CFO”) of the Company.  Mr. Vetter was appointed as the Company’s CFO effective as of February 1, 2010.

As compensation for providing such consulting services in his capacity as CFO, the Company agreed to pay Mr. Vetter $2,500 per month as well as provide a $10,000 payment upon signing the Vetter Agreement, such compensation to be reviewed annually by the Company’s Compensation Committee.  The Vetter Agreement has a 2-year term with automatic 1-year renewal periods unless earlier terminated upon notice or for cause as provided in the Vetter Agreement, and allows for Mr. Vetter to participate in certain Company incentive and benefit plans.

Uptick Capital, LLC

On July, 1, 2010, the Company entered into a Consulting Agreement (the “Uptick Consulting Agreement”) with Uptick Capital, LLC (“Uptick”), whereby Uptick was to provide consulting services to the Company with regards to the capital structure of the Company, financing options, types of financial instruments to be offered and the identification of possible investors.

The term of the Uptick Consulting Agreement commenced on July 1, 2010 and was terminated and replaced by a new Consulting Agreement (the “2011 Uptick Consulting Agreement”), whereby Uptick would continue to provide similar services.  The 2011 Uptick Consulting Agreement has an initial term of twelve months and may be extended for subsequent terms of twelve months upon mutual written agreement of the parties.

During the three months ended March 31, 2011, the Company issued Uptick 250,000 shares of the Company’s common stock as compensation pursuant to the Uptick Consulting Agreement.

In consideration for services rendered under the 2011 Uptick Consulting Agreement, the Company will pay Uptick a monthly cash fee of $7,500.  In addition, the Company issued Uptick a three-year warrant to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $0.125 per share.  The warrants vest 50% on grant, 25% after six months and 25% after twelve months.  The Company is also obligated to issue to Uptick a second three-year warrant to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to a 20% discount to the 20-day trailing average of the Company’s stock price as of the renewal date of the 2011 Uptick Consulting Agreement.  These warrants will vest 50% on grant, 25% after three months and 25% after six months.

San Diego Torrey Hills Capital, Inc.

On January 27, 2011, the Company entered into a Consulting Agreement (the “San Diego Torrey Hills Consulting Agreement”) with San Diego Torrey Hills Capital, Inc. (“San Diego Torrey Hills”), whereby San Diego Torrey Hills is to provide defined investor relations and other financial services.  The San Diego Torrey Hills Consulting Agreement has an initial term of six months and will be automatically extended for a subsequent term of twelve months, unless notified in writing by either party within the initial six month term.  After the initial six month term, either party may terminate the agreement upon thirty (30) days prior written notice.

In consideration for services rendered under the San Diego Torrey Hills Consulting Agreement, the Company will pay San Diego Torrey Hills a monthly cash fee of $6,000.  In addition, the Company issued San Diego Torrey Hills a three-year warrant to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $0.12 per share.  The warrants vest 25% on grant, 25% after three months and 50% after twelve months.  The Company is also obligated to issue to San Diego Torrey Hills a second three-year warrant to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to a 20% discount to the 20-day trailing average of the Company’s stock price as of the renewal date of the San Diego Torrey Hills Consulting Agreement.  These warrants will vest 25% on grant, 25% after three months and 50% after six months.

Jeffrey Dahl Consulting Agreement

On March 23, 2011, the Company entered into a Consulting Agreement (the “Dahl Consulting Agreement”) with Jeffrey Dahl (“Dahl”), whereby Dahl is to develop, coordinate, manage and execute a comprehensive corporate finance and business transaction campaign for the Company.  The Dahl Consulting Agreement has an initial term of twelve months and may be extended for subsequent terms of twelve months upon mutual written agreement of the parties.

In consideration for services rendered under the Dahl Consulting Agreement, the Company will issue Dahl two-year warrants to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.125 each month of the agreement, beginning April 2011.  The Company will also pay Dahl a defined transaction fee payable in cash for any Company property or project business transaction, previously agreed upon by the Company in writing resulting from Dahl’s provision of services.

NOTE 15 – LEGAL MATTERS

Tetra Financial Group, LLC – No material changes have occurred during the quarter ended March 31, 2011.  Further description of this legal dispute is provided in the Company’s Form 10-K for the year ended December 31, 2010.

DMC-Dynatec Mining Services Corporation - No material changes have occurred during the quarter ended March 31, 2011.  Further description of this legal dispute is provided in the Company’s Form 10-K for the year ended December 31, 2010.

Donald Prahl – No material changes have occurred during the quarter ended March 31, 2011.  Further description of this legal dispute is provided in the Company’s Form 10-K for the year ended December 31, 2010.

NOTE 16 – SUPPLEMENTAL STATEMENT OF CASH FLOWS INFORMATION

During the three months ended March 31, 2011 and 2010, the Company made no cash payments for income taxes.

During the three months ended March 31, 2011 and 2010, the Company made cash payments for interest of $1,351 and $141,836, respectively.

During the three months ended March 31, 2011, the Company had the following non-cash financing and investing activities:

•	Increased additional paid-in capital and decreased amounts due related parties by $187,227.

•	Increased common stock by $3,127, increased additional paid-in capital by $184,100 and decreased amounts due related parties by $187,227.

•	Increased common stock by $1,600, increased additional paid-in capital by $12,250 and decreased accounts payable by $13,850.

During the three months ended March 31, 2010, the Company had the following non-cash financing and investing activities:

•	Increased receivables and decreased property and equipment by $18,880.

•	Increased marketable securities and other comprehensive income by $611,207.

•	Decreased accounts payable by $51,346 increased common stock by $3,277 and increased additional paid-in capital by $48,069.

•	Decreased severance obligations by $100,000, increased common stock by $1,539 and increased additional paid-in capital by $98,461.

•	Increased amounts due related parties and decreased accrued liabilities by $366,623.
•	Decreased accounts payable and increased debt by $55,351.

NOTE 17 – RECENT ACCOUNTING PRONOUNCEMENTS

There were no new accounting pronouncements issued during the three months ended March 31, 2011 and through the date of the filing of this report that the Company believes are applicable to or would have a material impact on the financial statements of the Company.
NOTE 18 – SUBSEQUENT EVENTS

Ra Resources Acquisition

On April 14, 2011, the Company closed the definitive Acquisition Agreement dated October 6, 2010 with Ra Resources Ltd (Note 12) whereby the Company acquired 100% of the outstanding securities of Ra Resources Ltd by way of a “three-cornered amalgamation” in accordance with the Ontario Business Corporations Act.

Promissory Note Payments

The Company received the monthly payment of $96,142 in each of April and May 2011 in accordance with the current terms of the promissory note due from WEG (Note 5).